                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

    PRELIMINARY PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            THE WESTWOOD GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)

                                      N/A
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[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transactions applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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                     (THE WESTWOOD GROUP, INC. LETTERHEAD)

                                     , 2003

Dear Stockholder:

     You are invited to attend a special meeting of stockholders of The Westwood Group, Inc., a Delaware corporation, to be held on October 16, 2003, at 10:00 a.m. local time, at 190 V.F.W. Parkway, Revere, Massachusetts. The approximate date on which the accompanying proxy statement and form of proxy card are first
being sent or given to the stockholders is           , 2003.

     At this meeting you will be asked to consider and vote upon a proposal to amend the Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of the proposed amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

     If effected, the reverse stock split will enable the Westwood Group to change from public company status, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, as administered by the Securities and Exchange Commission, to private company status. As a private company, the Westwood Group will not be subject to these reporting requirements.

     IF YOU ARE A BENEFICIAL OWNER OF FEWER THAN 500 SHARES OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES, AND YOU WANT TO HAVE YOUR SHARES EXCHANGED FOR CASH IN THE REVERSE STOCK SPLIT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE DATE OF THE SPECIAL MEETING.

     The proposed amendment to the Certificate of Incorporation is attached as Exhibit A to the accompanying proxy statement. The reverse stock split will become effective upon the filing of the Amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware subsequent to stockholder approval.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to promptly initiate a tender offer for up to an aggregate of 21,000 pre-reverse stock split shares of its Common Stock and up to an aggregate of 3,500 pre-reverse stock split shares of its Class B Common Stock. The purpose of the tender offer is to provide holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split-share in exchange for a purchase price equal to $2,000 per share, which reflects the product of (i) 500 times (ii) the $4.00 per share cash payment payable in connection with the reverse stock split.

     Schroeder & Co., an independent financial advisor engaged by the Westwood Group in connection with the proposed reverse stock split, has rendered an opinion that the $4.00 cash payment to be made to unaffiliated stockholders who are being redeemed pursuant to the reverse stock split and to those unaffiliated stockholders who tender one share in connection with the subsequent tender offer is fair from a financial point of view. You are urged to read the opinion of Schroeder & Co., which is attached to the accompanying proxy statement as Exhibit B. You are also urged to read carefully the accompanying proxy statement in its entirety, including the section entitled "Special Factors" for important information concerning the proposed reverse stock split.

     THE BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED REVERSE STOCK SPLIT AND HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED REVERSE STOCK SPLIT, TAKEN AS A WHOLE, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE WESTWOOD GROUP AND ITS STOCKHOLDERS.

     Attendance in person or by proxy of holders of a majority of shares of capital stock of the Westwood Group issued and outstanding and entitled to vote will constitute a quorum. In order to approve the reverse stock split, the following stockholder votes in favor of the amendment are necessary: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Common Stock, voting as a separate class, and (iii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul M. DiMare, a former director of the Westwood Group. Holders of Common Stock will be entitled to one vote for each share of Common Stock. Holders of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock. The officers and directors of the Westwood Group own approximately 85% of the issued and outstanding shares entitled to vote. The officers and directors of the Westwood Group own approximately 5.6% of the outstanding shares of Common Stock and approximately 88% of the outstanding shares of Class B Common Stock entitled to vote at the special meeting. Each of the officers and directors has indicated that he will vote his shares in favor of the proposed reverse stock split.

     Provided that the reverse stock split is approved, a letter of transmittal will be mailed to all holders of Common Stock or Class B Common Stock of the Westwood Group for use in surrendering their stock certificates. Please do not send in your stock certificates until you receive your letter of transmittal.

                                          Sincerely,

                                          [Richard P. Dalton Signature]
                                          RICHARD P. DALTON
                                          President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            THE WESTWOOD GROUP, INC.
                               190 V.F.W. PARKWAY
                          REVERE, MASSACHUSETTS 02151

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 16, 2003

     A special meeting of the stockholders of THE WESTWOOD GROUP, INC., will be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151, on October 16, 2003, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to amend the Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of the proposed amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

          2. To transact such other business pertaining or related to the foregoing as may properly come before the special meeting.

     The reverse stock split will become effective upon the filing of an amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware subsequent to stockholder approval. Each share of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Common Stock. Each share of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Class B Common Stock. The Westwood Group will make a cash payment of $4.00 per share to the record holders prior to the reverse stock split of fewer than 500 shares of either Common Stock or Class B Common Stock. Certificates for any resulting fractional shares of Common Stock or Class B Common Stock will be issued following the reverse stock split to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     Information relating to the above matters is set forth in the attached proxy statement. You are entitled to vote at the special meeting, or any adjournments of the meeting if you owned shares of Common Stock or Class B
Common Stock at the close of business on           , 2003. A list of the
stockholders entitled to vote will be available for your review at the meeting and, for the ten days before the meeting during normal business hours, at The Westwood Group, Inc., 190 V.F.W. Parkway, Revere, Massachusetts 02151.

                                          By Order of the Board of Directors,

                                          [Richard P. Dalton Signature]
                                          RICHARD P. DALTON
                                          President

Revere, Massachusetts
          , 2003

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                               TABLE OF CONTENTS

Summary Term Sheet..........................................    1
Information Regarding the Special Meeting of Stockholders...    6
  Voting; Record Date.......................................    6
  Amendment of Certificate of Incorporation to Effect the
     Reverse Stock Split....................................    6
  Quorum and Vote Required..................................    7
  Appraisal Rights..........................................    7
  Proxies...................................................    7
  Exchange of Certificates for Cash Payment or Shares.......    8
  Contingent Payment........................................    9
Special Factors.............................................   10
  Reasons for and Purpose of the Reverse Stock Split........   10
  Alternatives Considered...................................   15
  Background of the Proposed Reverse Stock Split............   15
  Fairness Opinion of Schroeder & Co........................   25
  The Effects of the Reverse Stock Split....................   30
  Potential Detriments of the Reverse Stock Split to
     Stockholders; Accretion in Ownership and Control of
     Certain Stockholders...................................   31
  Effect of the Proposed Reverse Stock Split on Option
     Holders................................................   32
  Financial Effect of the Reverse Stock Split...............   32
  Pro Forma Financial Information...........................   32
  Recommendation of the Board of Directors; Fairness of the
     Reverse Stock Split....................................   37
  Fairness of the Reverse Stock Split to Unaffiliated
     Stockholders Being Redeemed in Connection with the
     Reverse Stock Split....................................   37
  Fairness of the Reverse Stock Split to Unaffiliated
     Stockholders Retaining Their Interest in the Westwood
     Group..................................................   40
  Procedural Fairness to All Unaffiliated stockholder.......   42
  Conduct of the Westwood Group's Business after the Reverse
     Stock Split............................................   42
  Certain Federal Income Tax Consequences...................   44
  Financing of the Reverse Stock Split......................   45
  Costs of the Reverse Stock Split..........................   45
  The Company...............................................   47
  Selected Historical and Pro Forma Financial Data..........   48
  Price Range of Common Stock; Dividends; Trading Volume....   49
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   49
  Other Information Concerning the Company and Affiliates...   51
  Independent Certified Public Accountants..................   52
  Other Matters.............................................   52
  Proposals of Stockholders.................................   52
  Incorporation of Certain Documents by Reference...........   53
  Available Information.....................................   53
Exhibit A Certificate of Amendment to the Certificate of
  Incorporation of The Westwood Group, Inc. ................  A-1
Exhibit B Opinion of Schroeder & Co., dated July 29, 2003...  B-1
Exhibit C Annual Report on Form 10-K for the Fiscal Year
  Ended December 31, 2002...................................  C-1
Exhibit D Quarterly Report on Form 10-Q for the Quarter
  Ended June 30, 2003.......................................  D-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the proposed amendment to the Certificate of Incorporation, the proposed reverse stock split and the other transactions contemplated in connection with the reverse stock split.

     The proxy statement contains a more detailed description of the terms of the proposed amendment to the Certificate of Incorporation and the reverse stock split. We encourage you to read the entire proxy statement and the documents that we have attached as exhibits carefully before voting.

     - Our Board of Directors has authorized a 500-for-1 reverse stock split of our Common Stock, par value $.01 per share, and 500-for-1 reverse stock split of our Class B Common Stock, par value $.01 per share. The Board recommends that all stockholders approve the proposal by voting for an amendment to our Certificate of Incorporation. See also the information under the captions "Reasons for and Purpose of the Reverse Stock Split" and "Recommendation of the Board of Directors; Fairness of Reverse Stock Split Proposal" in this proxy statement.

     - Assuming the reverse stock split becomes effective, you will receive one new share of Common Stock for each 500 shares of Common Stock that you may own at that time and one new share of Class B Common Stock for each 500 shares of Class B Common Stock that you may own at that time. You may receive fractional shares as a result of the reverse stock split if you own greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the reverse stock split becoming effective. See also the information under the caption "Exchange of Certificates for Cash Payment or Shares" in this proxy statement.

     - For those of you who are record holders at the effective time of the reverse stock split and who hold less than either 500 shares of Common Stock or Class B Common Stock, you will receive a cash payment of $4.00 per share for those shares which would otherwise be converted into a fraction of a share of the new stock. See also the information under the caption statement "Exchange of Certificates for Cash Payment or Shares" in this proxy statement.

     - In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors. See also the information under the caption "Contingent Payment" in this proxy statement.

     - If the proposed reverse stock split is consummated, the Westwood Group intends promptly to initiate a tender offer for shares of its Common Stock and shares of its Class B Common Stock in order to provide remaining stockholders (other than officers and directors of the Westwood Group) who do not receive a cash payment in connection with the reverse stock split an opportunity to tender one post-reverse stock split share in exchange for a cash payment equal to $2,000. See also the information under the caption "Conduct of the Westwood Group's Business After the Reverse Stock Split" in this proxy statement.

     - In order to authorize the amendment to the Certificate of Incorporation and approve the reverse stock split, the following stockholder votes are required: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Common Stock voting as a separate class, and
       (iii) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of

       Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul
       M. DiMare, a former director of the Westwood Group. See also the information under the caption "Quorum and Vote Required" in this proxy statement. The reverse stock split will not become effective until the amendment of the Certificate of Incorporation is filed with the Delaware Secretary of State's office following its approval at the special meeting of stockholders.

     - Stockholders may either vote in person at the special meeting or by using the attached proxy card. If voting by proxy, a stockholder should specify his or her choice with regard to the proposed reverse stock split on the enclosed proxy card. All properly executed proxies delivered to the Westwood Group in time will be voted at the special meeting. A stockholder may revoke his or her proxy at any time before it is voted at the special meeting by giving written notice to the President of the Westwood Group, executing and delivering to the President of the Westwood Group a proxy card bearing a later date, or voting in person at the special meeting. Any executed, but unmarked, proxies will be voted for the reverse stock split. See also the information under the caption "Proxies" in this proxy statement.

     - The Westwood Group, Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin are the filing persons of a Rule 13e-3 Transaction Statement on
       Schedule 13E-3, in accordance with the Securities Exchange Act of 1934, as amended. Each of Messrs. Sarkis and Dalton is a stockholder and a director of the Westwood Group. Mr. Cassin is an option holder and a director of the Westwood Group. In addition, Mr. Sarkis is Chairman, and Mr. Dalton is President of the Westwood Group. Each filing person has determined that the proposed reverse stock split is substantively and procedurally fair to and in the best interest of the Westwood Group's unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and recommends that each stockholder vote in favor of the reverse stock split. See also the information under "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal" in this proxy statement.

     - Our Board of Directors and executive officers currently own approximately 5.6% of our outstanding Common Stock and approximately 88% of our outstanding Class B Common Stock. Each share of Class B Common Stock entitles its owner to ten votes on each matter submitted to the stockholders. See also the information under the caption "Quorum and Vote Required" in this proxy statement. Our Board of Directors and executive officers will own approximately 6.1% of the Common Stock and 88% of the Class B Common Stock after the reverse stock split. After the reverse stock split, the Directors and executive officers will hold approximately 85% of the voting power of the Westwood Group. See also the information under the caption "Conduct of the Westwood Group's Business After the Reverse Stock Split" and the caption "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement.

     - The Board of Directors retained the services of Schroeder & Co. to provide an opinion as to the fairness from a financial point of view of the consideration to be paid to the unaffiliated stockholders of the Westwood Group's Common Stock or Class B Common Stock being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who tender one share in connection with the subsequent tender offer. Schroeder & Co.'s opinion does not address fairness with respect to the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split. See also the information under the caption "Fairness Opinion of Schroeder & Co." in this proxy statement.

     - The Westwood Group has the financial resources available under its current credit facility with Boston Federal Savings Bank and the balance from working capital to complete the proposed reverse stock split and the subsequent tender offer. See the information under the caption "Financing the Reverse Stock Split" in this proxy statement.

     - The highest trading price for a share of the Westwood Group's Common Stock in 2002 prior to the first public filings made in October, 2002 in connection with the Westwood Group's previously proposed reverse stock split going private transaction was $1.25 per share, which occurred on September 12, 2002. The highest trading price for a share of The Westwood Group's Common Stock from October, 2002 to August, 2003 was $8.00 per share, which occurred in January, 2003. The most recent trading price for a share of The Westwood Group's Common Stock prior to the filing of this proxy statement was $4.85 per share on August 1, 2003. See the information under the caption "Reasons for and Purpose of the Reverse Stock Split" in this proxy statement.

     - The reverse stock split is not expected to effect our current business plan or operations. See also the information under the caption "Conduct of the Westwood Group's Business after the Reverse Stock Split" in this proxy statement.

     - If the reverse stock split is approved, we will be eligible to cease filing periodic reports with the Securities and Exchange Commission and we intend to cease public registration of our Common Stock. See also the information under the captions "Reasons for and Purpose of the Reverse Stock Split" and "Recommendation of the Board of Directors; Fairness of Reverse Stock Split Proposal" in this proxy statement.

     - For those record holders that receive a cash payment in the reverse stock split and cease to hold, either directly or indirectly, any shares, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock or Class B Common Stock. For those record holders that receive Common Stock, Class B Common Stock or both incident to the reverse stock split, but no cash, you will not recognize any gain or loss for federal income tax purposes. If the contingent cash payment is made, each redeemed stockholder of the Westwood Group receiving the contingent cash payment would generally recognize gain or loss as a result of receiving the payment and part of the payment may be characterized as interest income. See also the information under the caption "Certain Federal Income Tax Consequences" in this proxy statement. You are urged to consult with your own tax advisor regarding the tax consequences of the reverse stock split in light of your own particular circumstances.

     - There are no appraisal rights for any stockholder who dissents from approval of the reverse stock split under either the Westwood Group's Certificate of Incorporation or under Delaware General Corporation law. See also the information under the caption "Appraisal Rights" in this proxy statement.

                            THE WESTWOOD GROUP, INC.

                                PROXY STATEMENT

                                          , 2003

     This proxy statement is furnished to the stockholders of THE WESTWOOD GROUP, INC., in connection with the solicitation of proxies by the Board of Directors of the Westwood Group to be voted at the special meeting of stockholders and at any adjournments of the meeting. The special meeting will be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151 on October 16, 2003, at 10:00 a.m. local time.

     The approximate date on which this proxy statement and form of proxy card
are first being sent or given to stockholders is           , 2003.

     At this meeting you will be asked to consider and vote upon a proposal to amend The Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of the proposed amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

     If effected, the reverse stock split will enable the Westwood Group to change from public company status, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, as administered by the Securities and Exchange Commission, to private company status. As a private company, the Westwood Group will not be subject to these reporting requirements.

     The net effect of the reverse stock split on the record holders of Common Stock and Class B Common Stock will be as follows:

RECORD HOLDER AS OF EFFECTIVE DATE                 NET EFFECT AFTER REVERSE STOCK SPLIT
----------------------------------                 ------------------------------------
Record holders holding 500 or more shares of   Shares of Common Stock or Class B Common
Common Stock or Class B Common Stock           Stock will be converted on a 500 for 1 basis,
immediately prior to the reverse stock split   including fractional shares. With respect to
                                               stockholders of record of a number of shares
                                               greater than 500 shares immediately prior to
                                               the reverse stock split, you will receive
                                               fractional shares.
Record holders holding fewer than 500 shares   Shares of Common Stock or Class B Common
of Common Stock or Class B Common Stock        Stock will be cashed out at a price of $4.00
immediately prior to the reverse stock split   per share. Holders of these shares will not
                                               have any continuing equity interest in the
                                               Westwood Group, but will have a right to a
                                               contingent payment if the Massachusetts state
                                               legislature enacts legislation that expands
                                               legalized gaming in Massachusetts and
                                               authorizes the installation of slot machines
                                               at the Wonderland racetrack within one
                                               calendar year from the date of this meeting.

     IF YOU ARE A BENEFICIAL OWNER OF FEWER THAN 500 SHARES OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES, AND YOU WANT TO HAVE YOUR SHARES EXCHANGED FOR CASH IN THE REVERSE STOCK SPLIT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE DATE OF THE SPECIAL MEETING.

     The proposed amendment to the Certificate of Incorporation is attached as Exhibit A to this proxy statement. The reverse stock split will become effective, assuming stockholder approval, upon the filing of the proposed amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer for up to an aggregate of 21,000 pre-reverse-split shares of its Common Stock and up to an aggregate of 3,500 pre-reverse-split shares of its Class B Common Stock in order to provide remaining record holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split share in exchange for a per share purchase price equal to $2,000, which reflects the product of (i) 500 times (ii) the $4.00 per share cash payment payable in connection with the reverse stock split.

     Our Board of Directors and each of Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, individually as filing persons, have determined that the adoption of the proposed reverse stock split is fair to and in the best interest of the Westwood Group's unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and recommends that you approve the reverse stock split. In arriving at its recommendation with respect to the reverse stock split, the Board of Directors considered a number of factors described in the proxy statement, including, among other things, the fairness opinion of Schroeder & Co., the Board of Directors' independent financial advisor. The full text of Schroeder & Co.'s opinion, which describes, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. Stockholders are urged to read Schroeder & Co.'s opinion in its entirety.

RESERVATION OF RIGHTS

     Although the Board of Directors requests stockholder approval of the proposed reverse stock split, the Board reserves the right to decide, in its discretion, to withdraw the proposed reverse stock split from the agenda of the special stockholders' meeting prior to any stockholder vote thereon or to abandon the proposed reverse stock split even if the proposal is approved. Although the Board of Directors and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, presently believes that the proposed reverse stock split is in the best interests of the Westwood Group, its unaffiliated stockholders being redeemed pursuant to the reverse stock split and its unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and thus has recommended a vote for the proposed amendment to the Certificate of Incorporation, the Board nonetheless believes that it is prudent to recognize that, between the date of this proxy statement and the date of the special stockholders' meeting, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the reverse stock split at that time. If the Board decides to withdraw the proposed reverse stock split, the Board will notify the stockholders of such decision promptly by mail.

FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date of this proxy statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially than those made in, contemplated by, or underlying the forward-looking statements. For these reasons, do not place undo reliance on any forward-looking statements included in this proxy statement.

           INFORMATION REGARDING THE SPECIAL MEETING OF STOCKHOLDERS

VOTING; RECORD DATE

     The securities that can be voted at the special meeting consist of shares of Common Stock of the Westwood Group, $.01 par value, and shares of Class B Common Stock of the Westwood Group, $.01 par value. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. Each share of Class B Common Stock entitles its owner to ten votes on each matter submitted to the stockholders. The stockholder votes required to authorize the reverse stock split are: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Common Stock voting as a separate class, and (iii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul M. DiMare, a former director of the Westwood Group. The record date for determining the holders of Common Stock and Class B Common Stock who are entitled to receive notice of and to vote at the special meeting is
               , 2003. On the record date, 351,210 shares of Common Stock and 912,015 shares of Class B Common Stock were outstanding and eligible to be voted at the special meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

     Our Board of Directors has unanimously determined that it is advisable to amend the Westwood Group's Certificate of Incorporation to effect a 500-for-1 reverse stock split of the Common Stock and a 500-for-1 reverse stock split of the Class B Common Stock, and to provide for the cash payment of $4.00 per share to the record holders of less than 500 shares of either Common Stock or Class B Common Stock. The Board has proposed the amendment and the reverse stock split to the stockholders for approval at the special meeting. The Certificate of Incorporation provides that if the Westwood Group combines its outstanding shares of Common Stock or Class B Common Stock, as it is doing in the reverse stock split, the outstanding shares of each of the Common Stock and Class B Common Stock will be proportionally combined in the same manner and on the same basis.

QUORUM AND VOTE REQUIRED

     A majority of the outstanding shares of capital stock of the Westwood Group will constitute a quorum for the special meeting. For the purposes of determining whether a quorum is present, the shares of Class B Common Stock are counted the same as the Common Stock despite the fact that the Class B Common Stock has ten votes per share. In counting the shares to determine whether a quorum exists at the special meeting, the number of all shares voting "for," "against," or "withheld" and abstentions (including instructions to withhold authority to vote) will be used. Proxies marked as abstentions or broker non-votes will be treated as shares present for purposes of determining whether a quorum is present.

     While only the affirmative approval of a majority of the votes entitled to be cast at the meeting by holders of the issued and outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, is required to approve the proposed reverse stock split pursuant to the Westwood Group's Certificate of Amendment and Delaware law, the Board of Directors is also requiring: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock held by unaffiliated stockholders, voting as a separate class, and (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul M. DiMare, a former director of the Westwood Group. It is anticipated that approximately 19,600 voting shares of Common Stock owned or controlled on the record date by directors and executive officers of the Westwood Group, constituting approximately 5.6% of the outstanding Common Stock, will be voted in favor of the proposal. It is anticipated that approximately 804,616 voting shares of Class B Common Stock, owned or controlled on the record date by directors and executive officers of the Westwood Group, constituting approximately 88% of the outstanding Class B Common Stock will be voted in favor of the proposal. The directors and executive officers of the Westwood Group represent approximately 85% of the voting power of the Westwood Group.

APPRAISAL RIGHTS

     No appraisal rights are available under either the Delaware General Corporation Law or the Westwood Group's Certificate of Incorporation to any stockholder who dissents from approving the reverse stock split.

PROXIES

     Stockholders should specify their choice with regard to the proposal on the enclosed proxy card. All properly executed proxies delivered by stockholders to the Westwood Group in time to be voted at the special meeting and not revoked will be voted at the special meeting in accordance with directions given. IN THE ABSENCE OF INSTRUCTION, THE SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" THE PROPOSAL LISTED ON THE PROXY CARD AND DESCRIBED IN THIS PROXY STATEMENT. Proxies voted as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such abstentions and broker non-votes have no effect on the vote, but they have the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the Certificate of Incorporation by reducing the total number of shares entitled to vote thereon. For any other matters that properly come before the special meeting, the persons named as proxies will vote upon these matters according to their judgment. Those persons named as proxies will not use discretionary voting authority to postpone or adjourn the special meeting to solicit additional proxies.

     Any stockholder delivering a proxy has the power to revoke it any time before it is voted by giving written notice to the President of the Westwood Group at 190 V.F.W. Parkway, Revere, Massachusetts 02151, by executing and delivering to the President a proxy card bearing a later date or by voting in person at the special meeting. The presence of a stockholder at the special meeting will not automatically revoke that stockholder's proxy.

     In addition to soliciting proxies through the mail, the Westwood Group may solicit proxies through its directors, officers and employees in person and/or by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy material to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Westwood Group.

EXCHANGE OF CERTIFICATES FOR CASH PAYMENT OR SHARES

     Assuming the approval of the stockholders of the proposed reverse stock split, the Westwood Group will file an amendment to its Certificate of Incorporation, in the form of Exhibit A attached to this proxy statement, with the Office of the Secretary of State of the State of Delaware. The reverse stock split will become effective on the date of the filing of the amendment to its Certificate of Incorporation, which is anticipated to be the same date on which the special meeting is held. EquiServe Trust Company, N.A. has been appointed exchange agent to carry out the exchange of certificates for new Common Stock and new Class B Common Stock and/or cash.

     As soon as practicable after the effective date of the reverse stock split, the stockholders will be notified and asked to surrender their certificates representing shares of Common Stock or Class B Common Stock to the exchange agent. Those record holders beneficially owning 500 shares or more of Common Stock or Class B Common Stock will receive in exchange certificates representing shares of new Common Stock or Class B Common Stock on the basis of one share of new Common Stock for each 500 shares of Common Stock held prior to the reverse stock split and one share of new Class B Common Stock for each 500 shares of Class B Common Stock held prior to the reverse stock split, and in cases where a record holder does not beneficially own a number of shares evenly divisible by 500, the record holder will receive fractional shares of new Common Stock and/or new Class B Common Stock following the reverse stock split. Record holders owning fewer than 500 shares on the effective date of the reverse stock split will receive in exchange a cash payment in the amount of $4.00 per share.

     If the reverse stock split is effected, any stockholder beneficially owning fewer than 500 shares of the currently outstanding Common Stock or Class B Common Stock will cease to have any rights with respect to the Common Stock or Class B Common Stock of the Westwood Group, except to be paid in cash, as described in this proxy statement. No interest will be paid or accrued on the cash payable to record holders after the reverse stock split is effected.

     If and when the reverse stock split is effected, each certificate representing shares of Common Stock and Class B Common Stock that was outstanding prior to the reverse stock split and that was held by a stockholder of record of 500 or more shares immediately prior to the reverse stock split, until surrendered and exchanged for a new certificate, will be deemed for all corporate purposes to evidence ownership of such number of shares as is set forth on the face of the certificate divided by 500. Each fractional share of new Common Stock and new Class B Common Stock will be entitled to a corresponding vote on matters submitted to a vote of stockholders after the reverse stock split is effected.

     No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash, all expenses of which will be borne by the Westwood Group.

     Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his or her nominee to determine how the reverse stock split will affect them. If you are a beneficial owner of fewer than 500 shares of Common Stock, and you want to have your shares exchanged for cash, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the effective date of the reverse stock split, which is anticipated to be the same date on which the special meeting is held. A stockholder holding less than 500 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares redeemed in connection with the reverse stock split.

     If you are a beneficial owner of more than 500 shares of Common Stock, and you anticipate participating in the proposed post-reverse stock split tender offer, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record for purposes of the tender offer.

     In the event that any certificate representing shares of Common Stock or Class Common B Stock is not presented for cash upon request by the Westwood Group, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the payment has been properly presented for exchange.

CONTINGENT PAYMENT

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of the stockholders' meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

     The valuation will be determined by taking into account such factors (among others) as the gaming tax rate, any licensing fees and the number of slot machines that may be authorized to be placed at the company's Wonderland racetrack facility, each as determined by such legislation and the related regulations, as well as the capital improvement costs that the Westwood Group would likely need to incur and the term of such license and/or legislation. The amount to be received by a redeemed stockholder will be calculated based upon this valuation and such person's ownership percentage of the issued and outstanding capital stock of the Westwood Group immediately prior to the stockholders' meeting. The payment schedule for this contingent cash payment will be determined at the time of the completion of the Board's valuation analysis, taking into account the Westwood Group's ability to make such payment out of then available funds and when it could reasonably expect to receive additional revenue as a result of the passage of this legislation.

     Once the Board's analysis has been completed and a good faith estimate of the valuation of the Westwood Group is determined, the Westwood Group will notify each redeemed stockholder of the amount of the contingent cash payment due to be paid to such person as well as when he or she could expect to receive such payment. This notice will be accompanied by a written summary of the analysis used by the Board of Directors to determine the amount of the contingent cash payment. At the time that payment of this contingent cash payment is to be made, the Westwood Group will forward a check for the appropriate amount to the last known address of each redeemed stockholder.

     There can be no assurance that legislation to expand gaming will be passed in Massachusetts within the one year period immediately following the stockholders' meeting, or if enacted, that such legislation will authorize the installation of slot machines at the Wonderland racetrack or will be on terms that will result in an increased valuation of the Westwood Group, and, consequently, there is no assurance that this contingent cash payment will ever be paid to any redeemed stockholder. In addition, if a contingent cash payment is determined to be made, the Westwood Group is unable at this time to determine the amount of any such contingent cash payment or the timing of payment to the redeemed stockholders.

     There will be no certificates issued to redeemed stockholders for this contingent cash payment, and no interest, distributions or dividends will be paid thereon. This right to a contingent payment is non-assignable and non-transferable and does not represent any ownership or equity interest in the Westwood Group and the holders thereof will not have any voting rights with respect thereto.

                                SPECIAL FACTORS

REASONS FOR AND PURPOSE OF THE REVERSE STOCK SPLIT

     Our Board of Directors and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, hold the view that the Westwood Group and its stockholders currently derive no material benefit from continued registration under the 1934 Act. The Westwood Group has maintained its registered status in the past in order to provide a trading market for its stockholders. Unfortunately, the Westwood Group's stockholders have not made use of that trading market as evidenced by the fact that, to the Westwood Group's knowledge, twenty-four total public trades were made in its Common Stock between 1999 and 2001. To the Westwood Group's knowledge, there were public trades of Common Stock on thirteen days made during the 2002 calendar year prior to the public filings made in October, 2002 in connection with a reverse stock split, which was never brought to a vote of the stockholders, with the highest per share trading price of $1.25 per share. During the 2003 calendar year, to the Westwood Group's knowledge, there were public trades of Common Stock on only fourteen days through August 18, 2003, with a per share price ranging from $2.70 to $8.00 and an aggregate trading volume of 15,400 shares. The Board believes that this increase in stock price is due to the increased publicity the Westwood Group has received in local newspapers in connection with the consent order filed by the Massachusetts Securities Division and subsequent settlement. See "Background of the Proposed Reverse Stock Split." The increase is not due to any improved financial performance of the Westwood Group. Therefore, the filing persons determined that the increase in the recent share prices of the Westwood Group's Common Stock is not meaningful and does not alter the analysis or their conclusion that the proposed reverse stock split is fair to the unaffiliated stockholders of the Westwood Group. The Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, believe that it is highly speculative whether the Common Stock would ever achieve significant market value given the lack of a trading market. During this same period, the Westwood Group was involved in only one private transaction involving its Common Stock at a price of $3.00 per share. See "Alternatives Considered."

     The Westwood Group is also not in a position to use its status as a public company to raise capital through sales of securities in a public offering in the future or to acquire other business entities using its stock as the consideration for any acquisition as a result of its limited trading market. Moreover, the Westwood Group is not in a position to offer options to purchase its capital stock as an incentive to prospective employees as a result of this limited trading market.

     The Westwood Group's status as a public company has not only failed to materially benefit its stockholders, but also, in the Board's view and the view of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, places a financial burden on the Westwood Group. As a public company, the Westwood Group incurs direct costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. To comply with the public company requirements, the Westwood Group incurs approximately $185,000 annually in related expenses as follows:


Independent Auditors........................................   $ 50,000
SEC Counsel.................................................     90,000
Financial Printing..........................................     25,000
Transfer Agent..............................................     15,000
Miscellaneous Costs.........................................      5,000
                                                               --------
  TOTAL.....................................................   $185,000
                                                               ========

     The Westwood Group also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review these filings which the Westwood Group estimates to be approximately 250 hours per year. Since the Westwood Group has relatively few executive personnel, these indirect costs can be substantial and although there will be no direct monetary savings if the reverse stock split is effected, the time currently devoted to the public process could be devoted to other purposes such as sales, marketing and/or operational projects to further promote the Westwood Group's business.

     The estimates set forth above are only estimates. The actual savings that the Westwood Group may realize may be higher or lower than the estimates set forth above. In light of the current size and resources of the Westwood Group, the Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, do not believe that such costs are justified; and therefore, each believes that it is in the best interests of the Westwood Group and its unaffiliated stockholders to eliminate the administrative and financing burden associated with being a public company.

     In addition to such fees and expenses, the enactment of the Sarbanes-Oxley Act of 2002 has resulted in the Westwood Group incurring additional expenses in order to comply with the various requirements thereunder. Even though the Westwood Group is exempt from many of the requirements because it is not a listed company, this legislation, among other things, requires the Westwood Group to adopt certain internal controls and procedures with respect to its financial statements and annual and quarterly reports as well as to take other actions necessary to comply with the prescribed standards of corporate governance. The overall executive time expended on the preparation and review of its public filings has increased in order for the chief executive and chief financial officers of the Westwood Group to certify the financial statements in each of its public filings as required under the Sarbanes-Oxley Act.

     In certain respects, moreover, registration under the 1934 Act, has resulted in the Westwood Group being at a competitive disadvantage with respect to its privately-held competitors as well as possibly assist opponents of greyhound racing. In the Board's view and the view of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, the Westwood Group's competitors and opponents of greyhound racing generally have in the past used such information that the Westwood Group files under the 1934 Act to the detriment of the Westwood Group because such publicly available information can be readily analyzed by its competitors and opponents of greyhound racing rendering the Westwood Group at a competitive disadvantage in the marketplace and open to attack by its opponents at a level not experienced by privately held racetracks. Conversely, the Westwood Group does not have access to similar information with respect to rivals nor can it protect information about its business if it is mandated by federal securities laws to release such information on an annual or quarterly basis.

     The Westwood Group also has faced a number of obstacles over the course of the last several years which have adversely impacted overall stockholder value. Specifically, the Westwood Group continues to be negatively impacted by a strong Massachusetts state lottery, two Indian Casinos in Connecticut and slot machines at the Lincoln, Rhode Island greyhound track. The casinos and Rhode Island track are in close proximity to the Massachusetts border and therefore rely upon their ability to attract Massachusetts patrons. In addition, cruise ships offering casino gambling sailing from the cities of Lynn and Gloucester, Massachusetts also attract patrons away from the Wonderland racetrack. The Westwood Group is at a competitive disadvantage when compared with other New England greyhound racetracks in that it can offer only a very limited amount of simulcasting from thoroughbred racetracks.

     In August, 2000, animal rights activists were able to obtain the necessary number of signatures in order to place a binding initiative petition to ban all wagering on greyhound racing within Massachusetts effective June 1, 2001 on the November 2000 Massachusetts ballot. If the initiative had passed, it would have prohibited both live and simulcast wagering at the Westwood Group's Wonderland racetrack facility, thus, in all likelihood, shutting down its principal business. The campaign to defeat the ballot initiative was conducted jointly with the dogtrack in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts of substantial expense to the Westwood Group. Richard P. Dalton, the Westwood Group's President and Chief Executive Officer, served as the chairman of the committee. This initiative was narrowly defeated in the November 7, 2000 election. Despite the defeat of the initiative and the fact that under Massachusetts law, this ballot initiative cannot be placed on the state-wide ballot again until 2006, the animal rights activists remain active in their attempts to cause the Wonderland racetrack to be permanently closed which may result in additional expense and likely would negatively impact the financial results of the Westwood Group. Moreover, the advertising campaign directed at banning greyhound racing continues to negatively affect the image of greyhound racing.

     During 2001, the Westwood Group and the owners of other area racetracks worked to enact legislation which would permit the Westwood Group and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system. On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting Governor of Massachusetts. Under this new statute, the Westwood Group and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. This legislation also provides that the Westwood Group is to pay premiums for the right to simulcast interstate thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition, to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse account of the individual racetracks responsible for such unclaimed wagers. The Westwood Group also received a one-time grant of $300,035 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the new statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission (although such commission has yet to be established) to study the feasibility of an off-track betting program in Massachusetts. Despite the enactment of this legislation, management does not believe that this new legislation has materially benefited the Westwood Group's overall racing operations since November 2001.

     Management has worked diligently over the past decade in attempting to convince the Governors and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. In connection with these efforts, the Westwood Group engaged Cummings Associates to prepare studies of the impact on Massachusetts and its citizens of the expansion of legalized gaming in the Commonwealth, to lobby state legislators and members of the administration to enact legislation for such expansion, and to monitor legislative activities in this area. In its materials, Cummings presented various hypothetical models (alternating the gaming tax rate and the number of slot machines that may be installed at any one location) in order to demonstrate the financial impact on Massachusetts from a tax revenue perspective that the installation of slot machines at different locations in the Commonwealth. In addition, during this same period, Mr. Sarkis, Mr. Dalton and the Westwood Group's legislative agents met with various members of the state legislature and members of the administration to discuss the potential positive ramifications of the passage of new gaming legislation as demonstrated in the materials prepared by Cummings.

     While various legislation has been introduced, the Massachusetts state legislature took no action to expand legalized gaming in the years 2000, 2001 and 2002. On October 3, 2002, the then Governor of Massachusetts issued an executive order establishing a special commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002. This commission's report did not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focused on the various social, financial and economic ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens. Management is unable to predict what, if any, impact this report has had or will have on the overall prospects for the enactment of legislation in Massachusetts to expand legalized gaming. There is no assurance that the release of this report will prompt or thwart the introduction or enactment of such legislation. This is not the first time a commission of this type has been formed. Over the past decade, when similar commissions have proposed the introduction of gaming legislation, numerous bills have been introduced, but legislation has never been enacted despite being supported of by the then Governor of The Commonwealth of Massachusetts and certain state legislators.

     In the Spring of 2003, according to newspaper accounts, Governor Mitt Romney was considering introducing legislation to allow the installation of video slot machines at two to four unspecified sites in the Commonwealth which would be determined by means of an auction with five-year licenses being awarded to the highest bidders. In a hearing of the Government Regulations Committee of the Massachusetts House of Representatives, Robert Pozen, Governor Romney's Chief of Commerce and Labor, on behalf of the Romney administration, stated that 7,200 slot machines at three unspecified sites could raise as much as $300 million annually in additional state tax revenues. At this same hearing, a number of other gaming-related proposals were discussed.

     In March, 2003, the Massachusetts House of Representatives approved a rule that would prevent any amendments calling for the expansion of legalized gaming from being introduced in connection with the deliberations in the House on its version of the state budget for fiscal year 2004. In addition, on April 15, 2003, the House of Representatives debated two gaming bills related to permitting slot machines at the Commonwealth's four racetracks and authorizing slot machines and full-scale casinos. Both of these bills were defeated.

     A provision calling for the expansion of legalized gaming was not included in the Massachusetts budget for fiscal year 2004. According to published newspaper accounts, legislation to expand legalized gaming will not be introduced in either the Massachusetts Senate or House of Representatives until the Fall of 2003 at the earliest.

     If Governor Romney and/or the state legislature determines to introduce legislation in 2003 to expand legalized gaming, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Westwood Group would in fact benefit from such legislation if ultimately enacted. When recently enacted in other states, such legislation has had varying results. For example, while the State of New York enacted gaming legislation in 2001 which provided for slot machines at certain New York horse tracks, the initial allocation of funds between the purses and the state lottery commission and the racetracks prescribed in such legislation appeared to have deterred these racetracks from installing slot machines at their respective facilities. According to newspaper accounts, subsequent to the enactment of this legislation, there were prolonged negotiations between the state and the racetracks with respect to the allocation of funds. It was not until the parties came to an agreement on the reallocation of funds from the purses and the state lottery commission to the racetracks earlier this year that two of these racetracks announced plans to install slot machines by the end of 2003 or early 2004.

     In comparison, according to publicly available information, the State of Delaware has three racetracks that were revitalized with the addition of slot machines. For the year ending June 30, 2002, the total annual revenue at these three sites with the installation of approximately 5,300 devices was $557 million with $183 million raised in annual government revenues.

     The Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, did not take into account the potential expansion of gaming in Massachusetts in determining the fairness to the unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split because the impact and potential benefits of gaming are speculative and unpredictable at this time. Based on the foregoing, each believes that it is prudent to proceed with the proposed reverse stock split at this time while funds are available to consummate the reverse stock split. See "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" for the discussion of the determination of fairness of the reverse stock split. However, in the event that gaming is expanded in Massachusetts and slot machines are permitted at the Wonderland racetrack, each redeemed stockholder will receive a payment in an amount to be determined as set forth in more detail under "Contingent Payment."

     In light of the previously described obstacles and legislative uncertainty surrounding gaming, the Board of Directors and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, determined that it would be in the best interest of unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split to authorize a reverse stock split. The purpose of the reverse stock split is to terminate the equity interests in the Westwood Group of approximately 376 record holders of Common Stock and two record holders of Class B Common Stock that own fewer than 500 shares of Common Stock or Class B Common Stock, at a price determined to be fair by the Board of Directors in order to relieve the Westwood Group of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by deregistering its Common Stock, and to permit small stockholders to receive a fair price for their shares without having to pay brokerage commissions. Furthermore, the proposed contingent payment, if paid, would provide the redeemed stockholders with an opportunity to benefit from the expansion of legalized gaming and installation of slot machines at the Wonderland racetrack within one year of the proposed stockholders' meeting. Moreover, the Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, has determined that the proposed reverse stock split provides smaller, unaffiliated stockholders with an expeditious and beneficial mechanism for liquidating their equity interest, particularly in light of the lack of liquidity available to holders of Westwood Group Common Stock at any trading price.

     The Westwood Group presently has approximately 421 stockholders of record, of which approximately 310 own 100 shares or less. In the aggregate, the shares held by these small holders comprise less than 1% of the outstanding capital stock. The administrative burden and cost to the Westwood Group of maintaining records in respect of these numerous small accounts and the associated cost of printing and mailing information to them is, in the Board's view, excessive given the Westwood Group's size. These expenditures result in no material benefit to the Westwood Group. The reverse stock split will enable the Westwood Group to eliminate much of this cost.

     If the reverse stock split is consummated, stockholders owning fewer than 500 shares of Common Stock or Class B Common Stock will no longer have any equity interest in the Westwood Group and will not participate in any future earnings of the Westwood Group or any increases in the value of the Westwood Group's assets or operations, except to the extent provided by the proposed contingent payment being offered to redeemed stockholders. The stockholders that will continue to have a common equity interest in the Westwood Group after the reverse stock split will own a security, the liquidity of which will be restricted. The share price offered by the Westwood Group to record holders of less than 500 shares of Common Stock or Class B Common Stock was not determined either pursuant to arms length negotiations with an independent third party or on the basis of over the counter trading of the Common Stock and therefore does not necessarily reflect an actual market value of the Common Stock. See "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" and "Fairness Opinion."

     The reverse stock split will (i) cause the Westwood Group to redeem shares held by approximately 376 holders of record of Common Stock, (ii) not eliminate record holders who hold 500 or more shares of Common Stock and Class B Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 500 or more shares of Common Stock and Class B Common Stock, and (iv) change the percent of Common Stock held by the remaining stockholders to 100%.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer for up to an aggregate of 21,000 pre-reverse-split shares of its Common Stock and up to an aggregate of 3,500 pre-reverse-split shares of its Class B Common Stock in order to provide remaining record holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split share in exchange for a per share purchase price equal to $2,000 per share, which reflects the product of (i) 500 times
(ii) the $4.00 per pre-reverse-split share cash payment payable in connection with the reverse stock split.

ALTERNATIVES CONSIDERED

     In making the determination to proceed with the reverse stock split, the Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, considered a number of other alternatives to take the company private. As discussed below, however, these other alternatives were ultimately rejected because the Board and each of Messrs. Sarkis, Dalton and Cassin individually as filing persons, believed that the reverse stock split would be the simplest and most cost effective approach in which to achieve the purposes described above.

     One alternative that was considered was an issuer tender offer to repurchase shares of outstanding Common Stock. This alternative was dismissed because its results would be too unpredictable. Due to its voluntary nature, it was not certain that a sufficient number of stockholders would participate in a tender offer to reduce the holders of Common Stock to fewer than 300.

     A merger and/or sale of the Westwood Group was also determined not to be a viable option due to the greater cost (as compared with a reverse stock split) of acquiring all of the Westwood Group's outstanding stock (other than stock held by officers and directors) which would be cost prohibitive in light of its current financial condition. In addition, the Westwood Group had not been approached by a suitable merger candidate nor did the Board and Messrs. Sarkis, Dalton and Cassin individually as filing persons, believe that the value of the consideration that a potential acquirer would likely offer to the Westwood Group stockholders would reflect an appropriate return of their investment. Over the past three years, the Westwood Group had received some preliminary inquiries from third parties to purchase its real property, but these inquiries and discussions never resulted in substantive negotiations with a third party and/or entity into any type of purchase and sale agreement. In December, 1999, an entity controlled by a stockholder then beneficially holding more than 5% of the Westwood Group's Common Stock made an unsolicited, non-binding offer to purchase the property located at 190 VFW Parkway, Revere, Massachusetts for an aggregate purchase price of $10,000,000, which was subsequently increased orally to $12,000,000. The offeror did not actively pursue the acquisition proposal with the Westwood Group beyond his initial inquiry. On August 16, 2000, the Westwood Group entered into a settlement agreement and mutual release with this offeror regarding his equity ownership. Pursuant to this arrangement, the offeror agreed to cancel certain stock options in the Westwood Group held by him, sell certain of his shares of common stock in the Westwood Group to a third party for $3.00 per share and release the Westwood Group and Charles Sarkis from certain alleged claims in consideration for $140,755 and the payment of his legal expenses.

BACKGROUND OF THE PROPOSED REVERSE STOCK SPLIT

     In November, 2000, the Board of Directors, which was comprised at the time of Charles F. Sarkis, Richard P. Dalton and Paul DiMare, directed Richard P. Dalton, in his capacity as President, to begin a preliminary examination of the full range of strategic alternatives available to the Westwood Group in an effort to maximize stockholder value, including the advantages and disadvantages of no longer being a public company, particularly in light of the lack of a meaningful trading market for its Common Stock. Mr. Dalton, with the assistance of company counsel, developed an outline of various strategic alternatives available to the Westwood Group as well as the steps necessary to be taken to implement each such alternative, which would be discussed with the entire Board of Directors.

     On January 11, 2001, the Board of Directors met to review strategic alternatives available to the Westwood Group in an effort to maximize stockholder value. All three directors were present at the meeting. The Westwood Group's outside corporate counsel and a representative of Alouette Capital were also present. Richard P. Dalton, in his capacity as President of the Westwood Group, presented the Board with preliminary financial results from the most recently completed fiscal year, which indicated that the Westwood Group continued to experience financial difficulties. The Board discussed at length how the financial burdens of maintaining the Westwood Group's public company status far outweighed any tangible benefits it received as a public company in light of the overall declining revenues and financial condition of the Westwood Group. The Board determined that this financial burden, coupled with the continued challenges that the Westwood Group faced in competing with its competitors and battling opponents of greyhound racing, negatively impacted the overall financial outlook of the Westwood Group. Accordingly, the Board decided to proceed to review and discuss possible strategic alternatives available to the Westwood Group. The Westwood Group's counsel discussed the fiduciary obligations that the Board members had to be mindful of in considering the number of strategic alternatives. The Board then discussed the need to engage an investment banker to advise the Board of Directors on pursuing and analyzing strategic alternatives as well as eventually providing a fairness opinion with respect to the price per share payable to its record stockholders. Mr. Dalton stated that he had had conversations with investment banking firms to determine, among other factors, how much experience each investment banking firm had with valuing businesses of comparable size and nature to the Westwood Group and the approximate cost and timetable to advise and, if necessary, deliver a fairness opinion to, the Board of Directors. Based upon these discussions, Mr. Dalton recommended that the Board retain Alouette Capital, Inc. Alouette Capital and its principals have worked closely in the past with the members of the Westwood Group's Board of Directors on matters relating to the Westwood Group as well as advising the Westwood Group's Chairman, Charles Sarkis, with respect to matters relating to his other companies. In addition, Alouette Capital is experienced in matters relating to the valuation of securities and has extensive knowledge of the operations of the Westwood Group. The Board of Directors authorized Mr. Dalton to engage Alouette Capital to serve as the Westwood Group's financial advisor to advise the Board of Directors of strategic alternatives and, if requested, to provide the Board of Directors with a fairness opinion. The terms of Alouette Capital's engagement were finalized in an engagement letter, dated as of January 11, 2001.

     In addition, at this meeting, the Board of Directors authorized Mr. Dalton, to engage an independent third party appraiser to conduct an appraisal of the Westwood Group's real estate as an initial step to assist the Board of Directors in determining the valuation of the Westwood Group.

     The Westwood Group engaged RM Bradley & Co., Inc., an independent third-party valuation and consulting services company located in Boston, Massachusetts, on January 24, 2001 in order to appraise the Westwood Group's real estate. RM Bradley is in the business of providing commercial and residential brokerage, property management, valuation and consulting services to a number of local and national clients. The Westwood Group had engaged RM Bradley in 1998 in connection with its prior credit facility, and, therefore, was familiar with RM Bradley's work, and believed that its familiarity with the real property made this a cost effective engagement. In consideration for its appraisal, the Westwood Group agreed to pay RM Bradley a fee of $7,675.

     At the Westwood Group's instruction, this appraisal valued the real property as vacant land, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed by the Westwood Group on the scope of RM Bradley's analysis in rendering its appraisal. The property was valued using a sales comparison methodology, in which the appraiser compared the site to similar properties that had been recently sold or were for sale in the proximate geographical area for the period of February, 1999 to September, 2000. The following commercial land sales were used as comparisons: (i) 101 American Legion Highway, Revere, MA, sold April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) 80 Railway Avenue, Revere, MA, sold on April 29, 1999 for $2,300,000 at $573,280 per acre; (iii) 204 Maple Street, Chelsea, MA, sold on July 16, 1999 for $1,200,000 at $703,936 per acre;
(iv) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre; (v) 1690-1710 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000 for $5,725,000 at $829,710 per acre; (vi) 153
Andover Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 at $407,103 per acre; (vii) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,450,000 at $1,246,429 per acre; (viii) 90 Pleasant Valley Street, Methuen, MA, sold on February 12, 1999 for $6,000,000 at $392,362 per acre; (ix) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (x) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; and (xi) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre.

     In connection with its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction.

     Based on the comparable land sales method described above, RM Bradley appraised the real property at $11,500,000, which was based on approximately
27.3 acres of usable land valued at $420,000 per acre. This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practice, as adopted by the Appraisal Foundation, and the professional standards and ethical rules of the Appraisal Institute.

     On February 13, 2001, the Board of Directors convened again to explore various strategic alternatives. All three directors were present at this meeting. The Westwood Group's outside corporate counsel and representatives of Alouette Capital were also present at this meeting. Mr. Dalton orally reported that the Westwood Group's real property located at 190 V.F.W. Parkway, Revere, Massachusetts was appraised by RM Bradley at $11,500,000.

     In addition, at Mr. Sarkis' request, a representative of Alouette Capital then made a presentation as to the potential strategic alternatives available to the Westwood Group, namely a cash-out merger, a tender offer and a reverse stock split. In addition, the Alouette Capital representative reviewed with the Board various methodologies available to the Board in order to determine the valuation of the Westwood Group, including a comparable company analysis, free cash flow analysis and an asset based analysis.

     The Westwood Group's counsel then provided an overview of the fiduciary obligations of the Board and the controlling stockholders in any type of going private transaction.

     The Board of Directors discussed the fact that the Westwood Group was under a financial burden as a result of being a public corporation, and that the SEC required disclosure of financial and other matters placed the Westwood Group at a disadvantage with respect to its privately-owned competitors. Consequently, the Board determined that it was prudent to consider taking the company private.

     The Board then discussed the three potential methods to take the Westwood Group private, namely a cash-out merger, the commencement of a tender offer, or a reverse stock split. An issuer tender offer to repurchase shares of outstanding Common Stock was dismissed because its results would be too unpredictable. Due to its voluntary nature, the Board could not be certain a sufficient number of stockholders would participate in a tender offer to reduce the holders of Common Stock to fewer than 300. A merger and/or sale of the Westwood Group was also determined not to be a viable option due to the anticipated cost of acquiring all of the Westwood Group's outstanding stock (other than stock held by officers and directors) which would be cost prohibitive in light of the Westwood Group's current financial condition. In addition, the Westwood Group had not been approached by a suitable merger candidate nor did the Board believe that the value of the consideration that a potential acquirer would likely offer to the Westwood Group stockholders would reflect an appropriate return of their investment. In the Board's view, of the three approaches, the reverse stock split was the most appealing since it would be cost effective, the outcome was certain, and it would provide smaller, unaffiliated stockholders with an expeditious and beneficial mechanism for liquidating their equity interests. In light of the foregoing, the Board, instructed Mr. Dalton, to explore, with the assistance of counsel, a reverse stock split and determine the detailed steps that would have to be taken in order to effect a reverse stock split.

     The Board of Directors convened again on May 2, 2001. All three directors were present at the meeting. The Westwood Group's outside corporate counsel was also present at the meeting and made a brief presentation to the Board reviewing the advantages and disadvantages discussed above of the reverse stock split and each of the other alternatives. Members of the Board asked a number of questions of counsel and Mr. Dalton, in his capacity as President, concerning the steps required to be taken to implement the reverse stock split, the cost of this type of transaction as compared to the other alternatives that were considered, and the anticipated reaction of stockholders (both those whose entire interest would be repurchased in the transaction and those who would remain stockholders following the transaction) to the transaction.

     A representative of Alouette Capital was also present at this meeting and briefly reviewed the previously discussed methods available to the Board to value the Westwood Group for purposes of a going private transaction.

     The Board of Directors further discussed implementing a reverse stock split combining shares of outstanding Common Stock and Class B Common Stock at a ratio of 1,500 to 1 as a means of going private, subject to receipt by the Westwood Group of a written opinion by Alouette Capital with respect to the fairness of the price to be paid per share to the record holders from a financial point of view. The Board determined based on the number of stockholders holding a nominal number of shares that the reverse stock split ratio of 1,500 for 1 was the appropriate ratio to ensure the reduction in the number of record holders to fewer than 300 persons. The Board determined that the Westwood Group did not have the financial resources to provide complete liquidity to the stockholders holding more than 1,500 shares immediately prior to the reverse stock split. However, in order to provide these remaining stockholders with some economic benefit, the Board proposed that upon the completion of the reverse stock split, the Westwood Group would conduct a tender offer to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to that amount a stockholder holding 1,500 shares would receive in connection with the reverse stock split in exchange for one resulting share of either Common Stock or Class B Common Stock. The Board tentatively concluded that the Westwood Group should proceed with 1,500 for 1 reverse stock split and subsequent tender offer.

     The Board directed Mr. Dalton, with the assistance of counsel, to begin preparing the necessary documentation in connection with the proposed reverse stock split, and requested that Alouette Capital prepare a written report discussing its financial analysis under each of the various valuation methodologies to be presented at the next board meeting.

     Subsequent to the May 2nd meeting, the Board of Directors postponed any further action relating to a potential going private transaction in order to allow Mr. Dalton to focus its time and energy to lobby and work with the Massachusetts state legislature to ensure the extension of the legislation permitting the simulcast broadcasting of thoroughbred races at the Westwood Group's Wonderland racetrack. The Board believed that it was prudent to wait to proceed with the going private transaction until final passage of this legislation because proceeding with a going private transaction concurrently with its efforts to lobby for the passage of the legislation might hamper the effectiveness of such lobbying efforts. The simulcast legislation was enacted on November 17, 2001. See "Reasons for Purpose of the Reverse Stock Split."

     Subsequent to the passage of the new simulcast legislation, the Board of Directors determined that it was in the stockholders' best interest to focus on its operations in light of this new legislation rather than proceeding with a going private transaction in the hope that this legislation would possibly enhance the overall value of the company. In addition, during the first half of 2002, Mr. Dalton spent considerable time on negotiating the refinancing of the Westwood Group's credit facility. These negotiations resulted in the consummation of a new $6,500,000 credit facility with Boston Federal Savings Bank in September of 2002. One of the several objectives of the refinancing was to cause funds to be available to undertake a repurchase of Common Stock should the Board of Directors decide to do so.

     In connection with the refinancing, at the request of Boston Federal Savings Bank, RM Bradley conducted an appraisal on the company's real property. The Westwood Group, at the direction of Boston Federal Savings Bank, paid RM Bradley a fee of $6,500 for its services in connection with this new appraisal.

     Boston Federal Savings Bank instructed RM Bradley to value the real estate as if the land was vacant, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed on the scope of RM Bradley's analysis in rendering its appraisal. For its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction.

     The commercial land sales compared for this report (some of which were the same properties compared in the previous appraisal report) were as follows: (i) 101 American Legion Highway, Revere, MA, sold on April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) Long Pond Road, Plymouth, MA, sold on February 1, 2001 for $7,200,000 at $485,502 per acre; (iii) Route 1, Saugus, MA, offered on June 1, 2001 for $10,000,000 at $1,000,000 per acre; (iv) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre;
(v) 1690 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000, at $5,725,000 at $829,710 per acre; (vi) 153 Andover Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 for $407,079 per acre; (vii) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,480,000 at $1,246,429 per acre;
(viii) Westgate Mall, Brockton, MA, sold on April 1, 2000 for $11,000,000 at $687,071 per acre; (ix) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (x) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; and (xi) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre.

     This appraisal appraised the real property at $13,650,000, which was based on approximately 26.8 acres of usable land valued at $510,000 per acre. The increase in the per acre price from the 2001 appraisal report is due to the increase in the per acre price of the comparable sales analyzed a year and a half later. This appraisal resulted in an increased valuation of the site of $2,150,000 from the appraisal performed in 2001 using the sales comparison methodology it had used in connection with the prior appraisal. This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practices, as adopted by the Appraisal Foundation and the Professional Standard and ethical rules of the Appraisal Institution.

     In the course of the first ten months after the passage of the new simulcast legislation, the Westwood Group did not observe a significant financial impact on its overall racing operation and, consequently, in the Board's opinion, this statute had little to no positive impact on stockholder value. Accordingly, in September of 2002, the Board of Directors determined that it continued to be in the best interest of its stockholders to proceed with the going private transaction. In addition, the Westwood Group was in a better financial position to move forward with a going private transaction at this time because under the terms of its new credit facility funds were specifically available to repurchase shares of its capital stock in such a transaction.

     On September 17, 2002, the Board of Directors again met to discuss proceeding with the proposed reverse stock split. All three directors were present at the meeting. The Westwood Group's outside corporate counsel and representatives of Alouette Capital attended this meeting as well. The Board again discussed how the burdens and expenses of being a public company greatly outweighed any positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, and that the Westwood Group should not continue to be a public company. The members of the Board also agreed that there was no indication from the Massachusetts state legislature that gaming legislation would be passed anytime in the near future. Consequently, it was determined that it was in the best interest of all stockholders to proceed with the reverse stock split in the manner tentatively agreed upon at the May 2nd board meeting. At this meeting, Alouette Capital presented its written valuation report describing the three types of methodologies it employed to evaluate the fair market per share value of outstanding shares of the Westwood Group's capital stock, namely (i) the capitalization of free cash flow of the Westwood Group, (ii) the earnings and multiple comparisons to a group of selected publicly traded companies having certain similar financial characteristics to those of the Westwood Group, and (iii) an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. Based upon these three analyses, Alouette Capital advised the Board that the per share implied valuation range for the shares of the Westwood Group's capital stock was between $1.77 and $3.99.

     The Board was also presented with the appraisal described above conducted by RM Bradley for the company's real property that was performed in connection with refinancing of its mortgage debt, which appraised the real property at $13,650,000.

     Following the Board's discussion of Alouette Capital's valuation analysis, its review of most recent real estate appraisal, and in consideration of the fact that the burdens and expenses of being a public company greatly outweigh an positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, the Board unanimously authorized a 1,500-for-1 reverse stock split with a per share purchase price equal to $4.00. The $4.00 per share amount exceeds the highest per share price in Alouette Capital's implied per share valuation range by $.01 per share. The Board determined that the $4.00 per share price was fair to unaffiliated stockholders whose stock would be redeemed pursuant to the reverse stock split from a financial point of view and the unaffiliated stockholders who tender one share in connection with the subsequent tender offer. In addition, the Board determined that the reverse stock split would be fair to unaffiliated stockholders who would retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split.

     The Board also unanimously approved that once a reverse stock split was completed, it would then conduct a tender offer in order to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to $6,000 for one share post-reverse stock split of either Common Stock or Class B Common Stock. The Board directed Mr. Dalton to proceed to seek stockholder approval of the reverse stock split.

     Subsequent to September 17, 2002 meeting, management, together with the Westwood Group's counsel and Alouette Capital, finalized the proxy statement and related Schedule 13E-3 Transaction Statement and filed preliminary versions of each with the SEC in October, 2002. The proxy statement was reviewed by the SEC between November, 2002 and February, 2003 with a definitive proxy statement being mailed to stockholders on February 13, 2003 in anticipation of a March 19, 2003 meeting of the stockholders.

     On March 6, 2003, the Westwood Group received an inquiry from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts. According to the Securities Division, it had received an anonymous letter from a stockholder of the Westwood Group raising certain allegations concerning the proposed reverse stock split. The Westwood Group's counsel answered all of the Securities Division's questions and provided the requested materials.

     On March 18, 2003, which was one day prior to the scheduled meeting to approve the proposed reverse stock split, the Westwood Group received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division. The Administrative Complaint claimed that the Westwood Group failed to disclose certain information to the stockholders in the prior proxy statement, which the Securities Division alleged to be "material." Specifically, the Securities Division alleged that the Westwood Group failed to disclose (i) the existence of loans from the principal of Alouette Capital to the Westwood Group and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Westwood Group's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Westwood Group to address this matter, and the stockholders' vote was never taken.

     On April 1, 2003, a class action complaint was filed by a stockholder of the Westwood Group against the Westwood Group and its Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material."

     As a result of the Administrative Complaint filed by the Securities Division, the proposed 1500-to-1 reverse stock split was indefinitely suspended. On April 8, 2003, the Westwood Group filed an answer in response to the Securities Division's complaint, which denied each of the allegations set forth in the complaint, and between April and June 2003, the Westwood Group and the Securities Division negotiated a settlement.

     On June 16, 2003, the Westwood Group executed an Offer of Settlement and a Consent Order was issued. The principal elements of the settlement were as follows:

          (i) The Westwood Group would not commit any future violations of chapter 110A of Massachusetts General Laws and the corresponding regulations promulgated thereunder;

          (ii) The Westwood Group paid the sum of $10,000 to offset the cost of the Securities Division's investigation;

          (iii) If the Westwood Group retains a fairness opinion provider as part of any proposed going private transaction, the Westwood Group would engage a fairness opinion provider that is independent, unaffiliated, and free from all material conflicts of interest;

          (iv) The Westwood Group would not, within the next twelve months, enter into, effect or consummate with its then existing stockholders a going private transaction where the common stock of Westwood Group is valued as a per share price of less than $4.00, however, it could seek review of this provision through petition to the Director of the Securities Division and he/she may grant such relief at his/her sole discretion, provided that such relief shall not be unreasonably withheld;

          (v) The Westwood Group would include all material facts, consistent with the SEC's rules, considered by the Board of Directors in reaching its fairness determination regarding any proposed going private transaction and would present a fair and balanced representation of the potential expansion of gaming legislation in Massachusetts consistent with all applicable SEC rules;

          (vi) The Westwood Group would make available to any fairness opinion provider retained by the Board of Directors to determine the fairness of any proposed going private transaction, any and all current gaming-related reports and materials prepared for the Westwood Group by any consultant, including any financial projections;

          (vii) The Westwood Group would present to the Securities Division any draft of an amendment to the existing February 13, 2003, Proxy Statement or any other filing under the SEC's Regulation M-A contemporaneously with submission of the same to the SEC for review;

          (viii) The Westwood Group would require approval of any proposed going private transaction by majority of (a) the unaffiliated stockholders of the outstanding shares of Common Stock, and (b) the unaffiliated stockholders of the Class B Common Stock;

          (ix) The Westwood Group would value the stock based upon a range deemed to be fair by the new fairness opinion provider; and

          (x) The Westwood Group would include provisions that would pay former stockholders whose shares have been purchased through the transaction an additional premium, earn out, or the like, should legislation be enacted into law, within one (1) year of the stockholders vote approving the transaction, authorizing the Westwood Group to install slot machines at its racetrack, with the amount of any payment to former stockholders to be determined based upon the particular provisions of the statute, and whether, in fact, the Westwood Group realizes increased revenues in connection therewith.

     On June 17, 2003, the Westwood Group filed a Motion to Dismiss the Court of Chancery class action lawsuit for mootness on the grounds that the previously proposed going private transaction has not and will not be completed. To date, the plaintiffs have not filed a response to the motion.

     The officers and directors of the Westwood Group subsequently turned their attention to considering whether the Westwood Group should attempt another going private transaction within the parameters of the settlement with the Securities Division. In connection therewith, on July 17, 2003, the Board of Directors appointed Joseph M. Cassin to the Board of Directors. Mr. Cassin is a senior partner is the law firm of Cassin, Cassin & Joseph, LLP in New York, New York. He has been practicing law for thirty-six years and founded Cassin, Cassin & Joseph, LLP, which specializes in real estate transactions, in 1986.

     At the same time of Mr. Cassin's appointment to the Board, pursuant to the requirements of the Westwood Group's settlement with the Securities Division, the Board engaged Schroeder & Co. to render a fairness opinion from a financial point of view of the consideration to be paid to the holders of the Westwood Group's Common Stock and Class B Common Stock in a potential new going-private transaction. Schroeder & Co. is an independent, third-party private investment bank which provides financial advice in connection with mergers and acquisition and evaluates businesses and securities. For its services, Schroeder & Co. will be paid an aggregate fee of $55,000. In addition, the Board directed management to provide Schroeder & Co. with all reports prepared in connection with the previous proposed going-private transaction, including the two real estate appraisals; Alouette Capital's previous fairness opinion and related report delivered to the Board of Directors; local and national newspaper stories reporting the expansion of gaming in and outside Massachusetts; written reports prepared by Cummings Associates on the behalf of the Westwood Group over the previous two year period; and all recently filed quarterly and annual reports of the Westwood Group.

     On July 21, 2003, the Board of Directors met to discuss the possibility of proceeding with a new going private transaction. All four directors were present in person or by telephone at this meeting. The Westwood Group's outside corporate counsel and Fred Schroeder, the principal of Schroeder & Co. attended as well. At the beginning of the meeting, Mr. DiMare tendered his resignation as director because he felt that he could not continue devoting sufficient time and attention to the Westwood Group due to his other business commitments.

     Mr. Dalton, in his capacity as President of the Westwood Group, presented the Board with preliminary financial results from the most recently completed fiscal year and fiscal quarter, which indicated that the Westwood Group continued to experience a decline in financial results. In addition, Mr. Dalton provided an update on the status of gaming in Massachusetts and told the Board that there has been no reported action with respect to expanding legalized gaming in Massachusetts taken by the state legislature since the Spring of 2003. The Board discussed at length how the financial burdens of maintaining the Westwood Group's public company status far outweighed any tangible benefits it received as a public company in light of the overall declining revenues and financial condition of the Westwood Group. See "Reasons for and Purposes of the Reverse Stock Split". The Board determined that this financial burden, coupled with the continued challenges that the Westwood Group faced in competing with its competitors and battling opponents of greyhound racing, negatively impacted the overall financial outlook of the Westwood Group. Accordingly, the Board decided to proceed to review and discuss possible strategic alternatives available to the Westwood Group. The Board of Directors, for the benefit of Mr. Cassin, then discussed the alternatives available to the Westwood Group to reduce the number of stockholders below 300. See "Alternatives Considered" and the description under the February 13, 2001 meeting under "Background of the Proposed Reverse Stock Split". The Board reconfirmed that the analyses and reasons for implementing the prior going private transaction were still relevant, and were even more so in light of the Westwood Group's current financial position. The Board determined to proceed with a new reverse stock split going private transaction pursuant to the terms contained in the Securities Division consent order, including, (i) not effecting a going private transaction at a valuation of less than $4.00 per share unless it sought review from the Securities Division, (ii) requiring the approval of a majority of the unaffiliated stockholders, and (iii) offering a contingent payment to those stockholders whose stock would be redeemed in the event that slot machines are permitted at Wonderland racetrack facility within one calendar year of the date of the stockholders' meeting to approve the going private transaction.

     Mr. Schroeder of Schroeder & Co. then presented his initial analysis to the Board, which is set forth under the caption "Fairness Opinion of Schroeder & Co." In performing his analyses and in arriving at its opinion of the fairness of the proposed transaction to unaffiliated stockholders, Mr. Schroeder advised the Board that he made assumptions about general business and economic conditions, specific industry conditions, and other matters relevant to the Westwood Group. He explained to the Board that the most significant assumption made was that the greyhound racing and simulcast businesses at the Wonderland racetrack facility would continue to experience declining revenue and decreased profitability. Moreover, he advised the Board that he could not make any assumptions in his analysis with respect to possible enactment of legislation in Massachusetts to expand legalized gaming or its possible financial impact on the Westwood Group. Mr. Schroeder explained that, in his view, the probability, nature and timing of such legislation, its potential financial impact on the Westwood Group and the requirements in capital investment, taxes, and other possible conditions that might be imposed on the Westwood Group by such legislation were not predictable at that time. After his presentation, the Board requested that Mr. Schroeder continue his analysis based on his initial report, and the Board requested that Mr. Dalton provide him with additional materials to review prior to the next board meeting.

     The Board then ratified the engagement of RM Bradley, which had been engaged by the Westwood Group to conduct a new appraisal of the Westwood Group's real estate for a fee of $6,500. RM Bradley has previously provided appraisals to the Westwood Group in connection with its credit facility and the previously proposed going private transaction. At the Westwood Group's instruction, RM Bradley's appraisal valued the real property as vacant land, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed by the Westwood Group on the scope of RM Bradley's analysis in rendering its appraisal. The property was valued using a sales comparison methodology, in which the appraiser compared the site to similar properties that had been recently sold or were for sale in the proximate geographical area for the period of April 1999 to March 2003. The following commercial land sales were used as comparisons: (i) 101 American Legion Highway, Revere, MA, sold April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre; (iii) 1690 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000 for $5,725,000 at $829,710 per acre; (iv) 153 Andover
Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 at $407,103 per acre; (v) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,450,000 at $1,246,429 per acre; (vi) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (vii) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; (viii) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre; (ix) Route 1, Saugus, MA, offering price of $10,000,000 at $1,000,000 per acre; (x) Westgate Mall, Brockton, MA, leased on April 1, 2000 for $11,000,000 at $687,071 per acre; (xi) Long Pond Road, Plymouth, MA, sold on February 1, 2001 for $7,200,000 at $485,502 per acre; and
(xii) Rear Lee Burbank Highway and Tomasello Road, Revere, MA, sold on March 31, 2003 for $10,000,000 at $358,295 per acre.

     In connection with its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and viewing the highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction. Based on the comparable land sales method described above, RM Bradley appraised the real property at $13,700,000, which was based on approximately 26.76 acres of usable land valued at $511,000 per acre. This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practice, as adopted by the Appraisal Foundation, and the professional standards and ethical rules of the Appraisal Institute.

     At the conclusion of this meeting, the Board decided to continue discussion of with the proposed going-private transaction in more detail at the next Board meeting.

     On July 28, 2003, the Board of Directors held a telephonic Board meeting in which all three directors, Messrs. Sarkis, Dalton and Cassin, participated. The Westwood Group's outside corporate counsel and Mr. Schroeder also participated. The Board continued to discuss the Westwood Group's declining financial position and the potential going private transaction. The Board also discussed what ratio it would utilize in a potential reverse stock split. In its prior attempt to take the Westwood Group private by means of a reverse stock split, the Board proposed a 1,500-to-1 ratio, which would have redeemed the highest number of stockholders from the funds then available to the Westwood Group. The Board reflected on the Westwood Group's current financial state, and determined that it would be prudent to discuss and evaluate other ratios that would bring the total number of record holders below 300, but would reduce the amount of cash that the Westwood Group would need in order to redeem these stockholders. The Board decided to discuss the ratio further at another board meeting the following day.

     On July 29, 2003, the Board held another telephonic meeting, in which all three directors, Messrs. Sarkis, Dalton and Cassin, participated. The Westwood Group's outside corporate counsel and Mr. Schroeder also participated. The Board again discussed how the burdens and expenses of being a public company greatly outweighed any positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, and that the Westwood Group should not continue to be a public company. The members of the Board also agreed that, to their knowledge, there was no indication that the Massachusetts state legislature would address expanding legalized gaming until the Fall of 2003 at the earliest.

     At this meeting, Mr. Schroeder presented an oral valuation report in which he discussed two valuation methodologies, Discounted Cash Flow Analysis and a Market Comparison Analysis, which Schroeder & Co. did not use because the Westwood Group's present and projected operations have resulted in negative earnings and negative cash flows. Both methodologies require positive earnings or cash flows as principal components of their valuation techniques. Mr. Schroeder then described two methodologies which were employed by Schroeder & Co. to indicate the value per share of the Westwood Group's capital stock to be redeemed pursuant to the reverse stock split, namely (i) Enterprise Value Analyses based upon the Westwood Group's average EBITDA over the last three years and an Enterprise Value Analysis based upon the Westwood Group's best EBITDA in the last five years and (ii) an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. Based upon these analyses, Schroeder & Co. advised the Board that the per share implied valuation range for the shares of the Westwood Group's capital stock to be redeemed from the unaffiliated stockholders was between $1.16 and $2.05. Mr. Schroeder advised the Board that recent public market trading prices per share as reported by the Pink Sheets did not appear to be a reflection of the value of the Westwood Group's Common Stock based on the nature of the trading. In 2003, the stock traded on each of two days for the months of January, February, March, May, and June and on three days in April. On one day in January, the market price of the common stock ranged from $4.50 per share to $8.00 per share on volume of 1,300 shares. In February, the market price fell 59%, from $.50 per share to $3.10 per share, on successive trades twelve days apart. In May, the market price fell to $2.70 per share on successive trades of 1,000 shares each twenty days apart. The stock has not had any activity since June 20, 2003 when 100 shares were traded at $4.60 per share. A more detailed discussion of Schroeder & Co.'s valuation report is set forth below under the section entitled "Fairness Opinion of Schroeder & Co."

     Following the Board's discussion of Schroeder & Co.'s valuation analysis, its review of most recent real estate appraisal, and in consideration of the fact that the burdens and expenses of being a public company greatly outweigh any positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, the Board unanimously approved the reverse stock split with a per share purchase price equal to $4.00. The $4.00 per share amount represented a substantial premium over Schroeder & Co.'s implied per share valuation range. Based on the factors described below in the section entitled "Fairness of the Reverse Stock Split to Unaffiliated Stockholders Being Redeemed in Connection with the Reverse Stock Split," the Board determined that the $4.00 per share price was fair to unaffiliated stockholders whose stock would be redeemed pursuant to the reverse stock split from a financial point of view and the unaffiliated stockholders who tender one share in connection with the subsequent tender offer. In addition, by offering $4.00 per share, the Board would not have to delay the proposed transaction further by petitioning the Securities Division and would offer the stockholders a substantial premium for their shares over Schroeder & Co.'s valuation range. In addition, based upon the factors described in the section below entitled "Fairness of the Reverse Stock Split to Unaffiliated Stockholders Retaining their Interest in the Westwood Group," the Board determined that the reverse stock split would be fair to unaffiliated stockholders who would retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split.

     The Board discussed, in light of the Westwood Group's deteriorating financial condition, the expenses incurred in connection with the Securities Division settlement, the costs and expenses involved in its prior attempt to take the Westwood Group private, and based on the number of stockholders holding a nominal number of shares, that the reverse stock split ratio of 500-for-1 was the appropriate ratio to ensure the reduction in the number of record holders to fewer than 300 persons in the most cost-effective means possible. The Board determined that the Westwood Group did not have the financial resources to provide complete liquidity to the stockholders holding more than 500 shares immediately prior to the reverse stock split. The Board concluded that the Westwood Group should proceed with the 500-for-1 reverse stock split.

     In addition, the Board also determined that, in order to comply with the consent order of the Securities Division, it would also offer a contingent payment to the stockholders being redeemed. The directors discussed employing a contingent payment in which each record holder who will be redeemed as a result of the proposed reverse stock split will be entitled to receive an additional cash payment, if within one calendar year from the date of the stockholders' meeting to be scheduled to approve the proposed reverse stock split, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, would determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation will pay each redeemed record holder any increase in value above the share valuation paid in connection with the reverse stock split, which would be payable at such time and in such manner as determined by the Board.

     The Board unanimously approved that, once a reverse stock split was completed, it would then conduct a tender offer in order to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to $2,000 for one share post-reverse stock split of either Common Stock or Class B Common Stock.

     On August 13, 2003, the Board of Directors held another telephonic Board meeting in which all three directors, Messrs. Sarkis, Dalton and Cassin participated. The Westwood Group's outside corporate counsel and Mr. Schroeder also participated. In this meeting, Mr. Schroeder informed the Board that, subsequent to the July 29, 2003 board meeting, further analysis indicated that the gross per share valuation under the liquidation analysis presented to the Board at that meeting changed from $2.73 to $3.44 which when subjected to a 25% minority discount resulted in a valuation of $2.58 rather than $2.05. Mr. Schroeder explained that upon consultation with the Westwood Group's accountants, the tax on gain on sales figure in this analysis needed to be it reduced from the original figure used by Schroeder & Co. In addition, upon review of the final written appraisal report of RM Bradley dated July 16, 2003, demolition costs were taken into account by RM Bradley in its appraisal methodology of the Westwood Group's real estate such that these costs did not need to be accounted for separately in this analysis.

     Mr. Schroeder confirmed that this modification to the liquidation analysis did not alter its previously delivered opinion that the $4.00 per share cash payment to be made to unaffiliated stockholders who will be redeemed pursuant to the proposed reverse stock split and those unaffiliated stockholders who choose to tender one share in the proposed subsequent tender offer is fair from a financial point of view.

     The Board unanimously agreed that the revised liquidation analysis did not change in any way the Board's previous determination that the $4.00 per share cash payment to be made to unaffiliated stockholders who will be redeemed pursuant to the proposed reverse stock split and those unaffiliated stockholders who choose to tender one share in the proposed subsequent tender offer is fair from a financial point of view. At the conclusion of the meeting, the Board unanimously agreed to continue to proceed with the proposed going private transaction.

FAIRNESS OPINION OF SCHROEDER & CO.

     The Westwood Group engaged Schroeder & Co. to provide financial assistance and advice with respect to this proposed reverse stock split and to render a written opinion as to the fairness of the transaction price from a financial point of view, to the holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and to the stockholders who tender one share in connection with the subsequent tender offer. Other than this engagement, Schroeder & Co. has not provided investment banking or financial advisory services to the Westwood Group or any of its officers, directors or their respective affiliates.

     Schroeder & Co. is a private investment bank, which evaluates businesses and their securities, provides financial advice in connection with mergers and acquisitions and conducts valuations for estate, corporate and other purposes. Mr. Schroeder is the President of Schroeder & Co. and a former Executive Vice President of the financial services holding company whose principal subsidiary was First of Michigan Corporation, a securities broker/dealer. The Westwood Group selected Schroeder & Co. as its financial advisor based primarily on the experience of Schroeder & Co. in the valuation of businesses and their securities and in particular, its knowledge of and experience with small public companies, such as the Westwood Group. Schroeder & Co. is not a registered broker/dealer.

     The Westwood Group did not impose any limitations on the scope of Schroeder & Co.'s investigation or the procedures followed by it in rendering its opinion.

     On July 29, 2003, Schroeder & Co. rendered its oral opinion, which was subsequently confirmed in a writing, to the Board of Directors of the Westwood Group to the effect that, as of that date, the price of $4.00 is fair, from a financial point of view, to the holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer.

     THE FULL TEXT OF SCHROEDER & CO.'S WRITTEN OPINION, DATED JULY 29, 2003, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT. YOU SHOULD READ THAT OPINION FOR A DISCUSSION OF THE PROCEDURES FOLLOWED AND FACTORS CONSIDERED IN CONNECTION WITH THE DELIVERY OF SCHROEDER & CO.'S OPINION. THE FOLLOWING IS A SUMMARY OF THAT OPINION AND THE METHODOLOGY THAT SCHROEDER & CO. USED TO RENDER ITS FAIRNESS OPINION.

     Schroeder & Co.'s advisory services and opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the reverse stock split proposal. Schroeder & Co.'s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the reverse stock split. Schroeder & Co. was not requested to opine as to, and its opinion does not address, the underlying business decision of the Board of Directors to proceed with the reverse stock split.

     In arriving at its opinion and in performing its related financial analysis, Schroeder & Co. reviewed among other things:

     - The Westwood Group's proposed Certificate of Amendment;

     - The Westwood Group's annual reports on Form 10-K for the past five fiscal years ended December 31, 2002;

     - The Westwood Group's quarterly report on Form 10-Q for the quarter ended March 31, 2003;

     - Other communications and information provided by the Westwood Group, including background company and industry information;

     - Market price data for the Westwood Group's stock for the past 5 years;

     - Financial analysis and forecasts prepared by the Westwood Group's management;

     - Cummings Associates reports, pro formas and presentations prepared for the Westwood Group and for others dated December 2002, and February, March, April, May and June, 2003; and

     - The Appraisal Reports of RM Bradley & Co., Inc., dated January 21, 2001, July 25, 2002 and July 16, 2003.

     During the period from Schroeder & Co.'s engagement through July 29, 2003, Mr. Schroeder had one meeting in person with Messrs. Dalton and Sarkis during which they discussed the Westwood Group's business, opportunities and prospects. In addition, there were numerous telephone conversations during this period between Messrs. Schroeder and Dalton and on one occasion, Mr. Schroeder visited and toured the

Westwood Group's premises. The Westwood Group also caused certain of its legislative agents to speak with Mr. Schroeder to discuss the status of legislation to expand legalized gaming in Massachusetts.

     In addition, Schroeder & Co. examined certain publicly available business and financial information relating to industries in which the Westwood Group operates. Schroeder & Co. reviewed the financial terms of the reverse stock split proposal to holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer in relation to, among other things, current historical market prices and trading volumes of its common stock; historical and projected financial results and other operating data; and the Westwood Group's historical and projected capitalization and financial condition. In addition, Schroeder & Co. reviewed the financial terms of certain recent business combinations; and preformed such other studies and analyses as it considered appropriate.

     In arriving at its opinion, Schroeder & Co. assumed and relied upon the accuracy and completeness of the financial and other information used by Schroeder & Co. without assuming any responsibility for independent verification of that information, and further relied upon assurances of the Westwood Group's management that it was not aware of any fact or circumstances that would make information inaccurate or misleading. With respect to financial projections, the Westwood Group advised Schroeder & Co. that the financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of its management as to the future financial performance. Accordingly, Schroeder & Co. assumed that the Westwood Group would perform substantially in accordance with those projections.

     In connection with rendering its opinion, Schroeder & Co. performed certain analyses as described below. Schroeder & Co. considered four methods to evaluate the Common Stock to be redeemed: Discounted Cash Flow Analysis; Market Comparison Analysis; EBITDA Enterprise Value Analysis; and Liquidation Analysis. The Westwood Group's operations in 2002 and for the twelve months ended March 31, 2003 produced operating losses and negative cash flows. Management's projections indicate these conditions are expected to prevail for the balance of 2003. At the present time, there is no indication when or if the operations of the Westwood Group will return to a positive cash flow. These negative results and uncertain future prospects prohibit the use of Discounted Cash Flow as a method of analysis. Negative earnings also disallow Market Comparison Analysis since various earnings measurements are essential components of market price comparisons. With the constraints imposed by the Westwood Group's negative operating results, Schroeder & Co. selected two methods to evaluate the Common Stock to be redeemed pursuant to the reverse split: An Enterprise Value Analysis based on average EBITDA over the last three years and on the Westwood Group's highest EBITDA in the last five years and a Liquidation Analysis of the assets and liabilities of the Westwood Group.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances and therefore, is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Schroeder & Co. considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, Schroeder & Co. believes that its analyses must be considered as a whole and that considering any portion of those analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

     In its analyses, Schroeder & Co. made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Schroeder & Co.'s opinion was necessarily based upon economic, financial, market and other conditions as they existed on, and could be evaluated as of the date of its opinion. In rendering its opinion, Schroeder & Co. did not give any material weight to the book value of Westwood's Common Stock. Based upon the

Westwood Group's balance sheet as of June 30, 2003, the net worth of the Westwood Group was negative and the book value per share would not represent a positive value. Schroeder & Co. disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion.

     Set forth below is a discussion of each of the selected financial analyses that Schroeder & Co. presented to the Board at the July 29, 2003 meeting, as updated at the August 13, 2003 meeting. Schroeder & Co. considered two methods to evaluate the fair market value of the shares, enterprise value analysis and an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. This discussion summarizes all of the procedures involving financial analysis selected and followed by Schroeder & Co. in rendering this opinion.

     EBITDA Based Enterprise Value Analysis. Enterprise Value is a company's worth as derived by comparison to values expressed in transactions in the current merger and acquisition marketplace. Enterprise value in this analysis is a function of a multiple applied to a company's earnings before interest, taxes, depreciation and amortization (called "EBITDA") to establish a price, after certain adjustments, at which a merger would take place. Market data demonstrate a general downward trend in EBITDA multiples in acquisition transactions over the past five years from approximately 9.4 times EBITDA in 1997 to approximately
5.7 time EBITDA in 2002 for transactions under $100 million in value. At the same time, total middle-market transactions, up to $1 billion in transaction value, saw a decrease in EBITDA multiples from 10.7 in 1997 to 6.9 in 2002 indicating that smaller transactions generally took place at lower multiples.

     The Westwood Group's EBITDA for the most recent year ended December 31, 2002 and for the twelve months ended March 31, 2002 were both negative making it impossible to calculate a positive Enterprise Equity Value from these most current financial results. To compensate for these circumstances, Schroeder & Co. calculated an average EBITDA for the years 2000, 2001, and 2002 to produce an estimated Enterprise Value which reflects the Westwood Group's average earnings power over the last three years. Various discounts ranging from 25% to 45% would be appropriate to reflect the fact that minority shares do not have the ability to transfer control of the Westwood Group to an acquiror and that minority shares lack the voting power to affect the decision to transfer control to a third party. Since Value per Share from the three year average EBITDA analysis is negative, no discount was applied.

                                ENTERPRISE VALUE
                            FISCAL 2000-2002 AVERAGE

                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
Average EBITDA(a)...........................................       $      656
Multiple....................................................             5.0x
Enterprise Value............................................       $    3,280
Less Net Debt (3.31.03)(b)..................................       $    4,888
Enterprise Equity Value.....................................       $   (1,608)
Fully Diluted Shares Outstanding............................        1,570,725
Value per Share.............................................       $ Negative

---------------

(a) EBITDA 2000.............................................  $  921
                2001........................................   1,135
                2002........................................     (87)
                                                              ------
                                                              $1,969
                                                                  /3
                                                              ------
     Average EBITDA.........................................  $  656

(b) Net Debt Calculation
     Current maturities of LTD..............................  $  103,027
     Long Term Debt.........................................   5,848,244
     Other Long Term Liabilities............................     951,952
                                                              ----------
     Total Long Term Debt...................................   6,903,223
     Less
     Notes Receivable Officers..............................   1,092,847
     Cash From Option/Warrants Exercises....................     922,500
                                                              ----------
     Net Debt...............................................   4,887,876

     An analysis was performed using the Westwood Group's highest EBITDA in the last five years (1998). This analysis resulted in a per share value of $1.55 which resulted in $1.16 per share after a 25% discount, the lowest in the range of discounts mentioned above.

                   BEST CASE EBITDA ENTERPRISE VALUE ANALYSIS

                                                                (000'S)
                                                              -----------
EBITDA(c)...................................................  $     1,465
Multiple(d).................................................            5x
Enterprise Value............................................  $     7,325
Less Net Debt (3.31.03).....................................  $     4,888
Enterprise Equity Value.....................................  $     2,437
Fully Diluted Shares........................................    1,570,725
Equity Per Share............................................  $1.55/Share
After 25% Discount..........................................  $1.16/Share

---------------

(c) Best EBITDA in last five years (1998); resulting from Operating Revenue of $18,971; Operating Revenue in 2002 was $15,791, a decrease of 17%.

(d) Multiple of 5 is at top of 4 to 5 range appropriate for this size transaction. Given Revenue and Earnings trends over the last 5 years, a multiple of 4 is much more likely in a EBITDA based sale transaction.

  LIQUIDATION ANALYSIS

     If the majority of the stockholders, of the Westwood Group were to choose not to continue to operate the Westwood Group as a going concern and to undertake an orderly liquidation, the probable results per share of this action are detailed below. The most recent real estate appraisal dated July 16, 2003 performed by RM Bradley indicated a value of $13.7 million for the approximately
26.76 acres of usable property after removal of all physical structures. The appraisal indicated that a marketing period of six months to a year might be necessary to complete a sale. The analysis includes an estimate of commissions ($685,000), taxes on PP&E gain ($817,999) and cash losses during the marketing period (approximately $450,000 for six months based on management's twelve month financial forecast for the year ended December 31, 2003.) Current assets were reduced by certain prepaid expenses while other assets and intangibles were eliminated from Other Assets. Property, plant and equipment were reflected at the RM Bradley appraisal value.

     The resultant value per share, $3.44, was subjected to a minority discount of 25%.

AS OF MARCH 31, 2003                                            (000'S)
--------------------                                           ----------
ASSETS
Current Assets..............................................   $    1,608
Property Plant & Equipment..................................       13,700
Other Assets................................................            0
                                                               ----------
Total Assets................................................   $   15,308

LIABILITIES
Current Liabilities.........................................   $    2,076
Long Term Debt..............................................        5,848
Other Long Term Debt........................................          952
                                                               ----------
Total Liabilities...........................................   $    8,876
Stockholders Equity.........................................        6,432
                                                               ----------
Total Liabilities & Stockholders Equity.....................   $   15,308
Equity Value of Net Assets..................................   $    6,432
Plus
Proceeds from Option & Warrant Exercise.....................          923
                                                               ----------
Equity Value of Net Assets..................................   $    7,355
Plus Option/Warrant Proceeds................................
Less
Cash Loss During Marketing Period (6 mos.)..................   $      450
Commissions on Sale.........................................          685
Taxes on Gain on Sale.......................................          818
                                                               ----------
Net Proceeds to Stockholders................................   $    5,402
Fully Diluted Shares Outstanding............................    1,570,725
Net Assets Per Share........................................   $     3.44
After 25% Discount..........................................   $     2.58

     In performing its analyses and in arriving at its opinion of the fairness of the proposed transaction, Schroeder & Co. made assumptions about general business and economic conditions, specific industry conditions, and other matters relevant to the Westwood Group. The most significant assumption was that the greyhound racing and simulcast businesses at the Wonderland racetrack would continue to experience declining revenue and decreased profitability. In making such assumption, no consideration was given to the probability, nature or timing of the possible enactment of legislation in Massachusetts to expand legalized gaming or its possible effect on the Westwood Group or its operations.

     Based upon and subject to the foregoing and based upon such other matters considered relevant, it is Schroeder & Co.'s opinion that, as of July 29, 2003, the price of $4.00, is fair, from a financial point of view to, the holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer.

THE EFFECTS OF THE REVERSE STOCK SPLIT

     The reverse stock split will reduce the number of record stockholders from approximately 421 to approximately 54. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Westwood Group to its stockholders and to the Commission and would make provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act in connection with stockholders meetings and the related requirement of an annual report to stockholders, no longer applicable. Accordingly, for a total expenditure by the Westwood Group of up to approximately $414,900, the Westwood Group will eliminate the estimated cost and expense of being a public company of approximately $185,000 on an annual basis at annual expense levels, which are anticipated to increase in the future. The Westwood Group intends to apply for termination as soon as practicable following completion of the reverse stock split.

     The effect of the reverse stock split on a stockholder will depend on the number of shares that such stockholder owns. For a stockholder holding 500 or more shares of either Common Stock or Class B Common Stock, all shares of their stock will be converted into one or more shares of Common Stock or Class B Common Stock, as the case may be, on a 500 for one basis with fractional shares resulting for any number of shares that are not divisible by 500. Such remaining stockholders will be able to participate in the proposed tender offer to take place provided the proposed reverse stock split is consummated. For stockholders holding less than 500 shares of either Common Stock or Class B Common Stock, all shares of either Common Stock or Class B Common Stock, as the case may be, will be exchanged for a cash payment. No affiliated stockholder of the Westwood Group holds less than 500 shares of Common Stock or Class B Common Stock. Stockholders holding stock in their "street name" through a nominee, such as a bank or broker, should contact their nominee to determine how the reverse stock split will affect them because nominees may have certain required procedures that a stockholder must follow.

     The reverse stock split will slightly increase the percentage ownership of each of Messrs. Sarkis, Dalton and Cassin. Mr. Sarkis' percentage of beneficial ownership of Common Stock will increase approximately 2.0%, and his percentage ownership of Class B Common Stock will increase approximately 0.01%. Mr. Dalton's percentage of beneficial ownership of Common Stock will increase approximately 1.2%. Mr. Cassin's percentage of beneficial ownership of Common Stock will increase approximately 0.6%. See "Security Ownership of Beneficial Owners and Management." Because each of Messrs. Sarkis, Dalton and Cassin will not be redeeming shares of Common Stock and/or Class B Common Stock in connection with the reverse stock split, each will not recognize any gain or loss for federal income tax purposes. See "Certain Federal Income Tax Consequences." The effects of the reverse stock split as of and for the period ending June 30, 2003 on each of Messrs. Sarkis, Dalton and Cassin's interest in the net book value of the Westwood Group is ($63,049) or (3.3%), ($0) or (0%) and ($0) or (0%), respectively. The effects of the reverse stock split for the same period on each of Messrs. Sarkis, Dalton and Cassin's interest in the net earnings of the Westwood Group is ($24,322) or (3.3%), ($0), or (0)%, and ($0) or (0%), respectively.

POTENTIAL DETRIMENTS OF THE REVERSE STOCK SPLIT TO STOCKHOLDERS; ACCRETION IN OWNERSHIP AND CONTROL OF CERTAIN STOCKHOLDERS

     The stockholders owning fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effective time of the reverse stock split will, after the reverse stock split takes place, no longer have any equity interest in the Westwood Group and therefore will not participate in its future potential earnings or growth. It is expected that all but 54 holders of Common Stock and Class B Common Stock will be cashed out in the reverse stock split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Westwood Group unless they purchase an interest from the remaining stockholders.

     The reverse stock split will require stockholders who own less than 500 shares of either Common Stock or Class B Common Stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares until they determine to sell their shares at a price of their choosing. The ownership interest of the smaller stockholders will be terminated as a result of the reverse stock split, but the Board concluded that the completion of the reverse stock split will be an overall benefit to these stockholders because of the illiquidity issues discussed above.

     Potential detriments to the Westwood Group stockholders who remain as stockholders if the reverse stock split is effected include decreased access to information and decreased liquidity. If the reverse stock split is effected, the Westwood Group intends to terminate the registration of its Common Stock under the 1934 Act. As a result of the termination, the Westwood Group will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer as previously described. The Westwood Group does not foresee any reason that it will not promptly initiate the proposed tender offer subsequent to the consummation of the reverse stock split.

EFFECT OF THE PROPOSED REVERSE STOCK SPLIT ON OPTION HOLDERS

     The number of shares underlying each outstanding stock option will be decreased by a factor of 500, and the exercise price of each outstanding stock option will be increased by a factor of 500 as a result of the reverse stock split. As of the record date, there are options granted to purchase an aggregate of 117,500 shares of Common Stock which are held by four option holders: Charles Sarkis, Richard Dalton, A. Paul Sarkis and Joseph M. Cassin.

FINANCIAL EFFECT OF THE REVERSE STOCK SPLIT

     The reverse stock split and the use of up to approximately $414,900 of cash to complete the reverse stock split, which includes legal costs and other expenses related to the transaction, are not expected to have any material effect on the Westwood Group's capitalization, liquidity, results of operations or cash flow. The payments to record holders of fewer than 500 shares of Common Stock or Class B Common Stock will be made from funds designated under the Westwood Group's credit facility with Boston Federal Savings Bank for this purpose and the balance from general working capital.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors. At this time, the Westwood Group cannot estimate what the aggregate cash payment would be upon the expansion of gaming, if any.

PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information presents the effect on the Westwood Group's historical financial position of the reverse stock split and the cash payment of $160,000 to record holders of less than 500 shares attributable to the reverse stock split. The unaudited condensed pro forma consolidated balance sheet as of June 30, 2003 reflects the transaction as if it occurred on the balance sheet date. The unaudited condensed pro forma consolidated statements of income/operations for the year ended December 31, 2002 and the six months ended June 30, 2003 reflect the transaction as if it occurred at the beginning of each of the periods presented.

     The unaudited condensed pro forma consolidated balance sheet is not necessarily indicative of what the Westwood Group's financial position would have been if the reverse stock split had been effected on the date indicated, or will be in the future. The information shown on the unaudited condensed pro forma consolidated statements of income/operations is not necessarily indicative of the results of operations.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2003

                                                                     PRO FORMA
                                                      HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                      -----------   -----------      -----------
                                             ASSETS
CURRENT:............................................                 $(160,000)(a)
Cash and cash equivalents...........................  $   479,292      250,000(c)    $   314,392
                                                                      (254,900)(f)
Restricted cash.....................................      277,439                        277,439
Escrowed cash.......................................      174,897                        174,897
Prepaid expenses and other current assets...........      292,937                        292,937
Notes receivable from officers -- current...........      598,646                        598,646
                                                      -----------    ---------       -----------
     Total current assets...........................    1,823,211     (164,900)        1,658,311
PROPERTY AND EQUIPMENT, NET.........................    4,522,938                      4,522,938
OTHER ASSETS, net of amortization of $83,037........      242,279                        242,279
                                                      -----------    ---------       -----------
     Total assets...................................  $ 6,588,428    $(164,900)      $ 6,423,528
                                                      ===========    =========       ===========

                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities............  $ 2,294,697    $ 254,900(e)    $ 2,294,697
                                                                      (254,900)(f)
Outstanding pari-mutuel tickets.....................      451,039                        451,039
Current maturities of long-term debt................      104,710       88,700(c)        193,410
                                                      -----------    ---------       -----------
     Total current liabilities......................    2,850,446       88,700         2,939,146
LONG-TERM DEBT, less current maturities.............    5,821,427      161,300(c)      5,982,727
OTHER LONG-TERM LIABILITIES.........................      918,906                        918,906
                                                      -----------    ---------       -----------
     Total liabilities..............................    9,590,779      250,000         9,840,779
                                                      -----------    ---------       -----------
STOCKHOLDERS' DEFICIENCY:
  Common stock, $.01 par value; authorized 3,000,000
     shares; 1,944,409 and 3,889 shares issued......       19,444      (19,405)(a)            39
  Class B common stock, $.01 par value, authorized
     1,000,000 shares; 912,615 and 1,825 shares
     issued.........................................        9,126       (9,108)(a)            18
Additional paid-in capital..........................   13,379,275       28,513(a)     13,407,788
Accumulated deficit.................................   (7,949,129)    (254,900)(e)    (8,204,029)
Other comprehensive loss............................     (496,285)                      (496,285)
Treasury stock, at cost 1,593,799 and 3,268.........   (7,964,782)    (160,000)(a)    (8,124,782)
                                                      -----------    ---------       -----------
     Total stockholders' deficiency.................   (3,002,351)    (414,900)       (3,417,251)
                                                      -----------    ---------       -----------
     Total liabilities and stockholders'
       deficiency...................................  $ 6,588,428    $(164,900)      $ 6,423,528
                                                      ===========    =========       ===========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                        CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 2002

                                                                     PRO FORMA
                                                      HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                      -----------   -----------     -----------
OPERATING REVENUES:
Pari-mutuel commissions.............................  $12,822,610   $               $12,822,610
Admissions..........................................    1,560,020                     1,560,020
Other...............................................    1,411,168                     1,411,168
                                                      -----------   -----------     -----------
Total operating revenues............................   15,793,798                    15,793,798
                                                      -----------   -----------     -----------
OPERATING EXPENSES:
  Wages, taxes and benefits.........................    6,373,593                     6,373,593
  Purses............................................    3,527,732                     3,527,732
  Cost of food and beverage.........................      511,658                       511,658
  Administrative and operating......................    5,468,127      (185,000)(b)   5,283,127
  Depreciation and amortization.....................      641,504                       641,504
                                                      -----------   -----------     -----------
Total operating expenses............................   16,522,614      (185,000)     16,337,614
                                                      -----------   -----------     -----------
LOSS FROM OPERATIONS................................     (728,816)      185,000        (543,816)
                                                      -----------   -----------     -----------
OTHER EXPENSE:
  Interest expense, net.............................     (375,068)      (13,600)(d)    (388,668)
  Other expense, net................................      (31,348)                      (31,348)
                                                      -----------   -----------     -----------
     Total other expense, net.......................     (406,416)      (13,600)       (420,016)
                                                      -----------   -----------     -----------
Loss before provision for income taxes..............   (1,135,232)      171,400        (963,832)
PROVISION FOR INCOME TAXES..........................       62,039                        62,039
                                                      -----------   -----------     -----------
NET LOSS............................................  $(1,197,271)  $   171,400     $(1,025,871)
BASIC AND DILUTED PER SHARE DATA:
  Net loss..........................................  $      (.95)                  $   (419.41)(a)
                                                      ===========                   ===========
  Shares used in computing loss per share...........    1,263,225    (1,260,779)          2,446
                                                      ===========   ===========     ===========
RATIO OF EARNINGS TO FIXED CHARGES..................        (1.12)                         (.76)
                                                      ===========                   ===========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2003

                                                                     PRO FORMA
                                                      HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                      -----------   -----------     -----------
OPERATING REVENUES:
Pari-mutuel commissions.............................  $ 5,900,383   $               $ 5,900,383
Admissions..........................................       66,525                        66,525
Other...............................................    1,175,640                     1,175,640
                                                      -----------   -----------     -----------
Total operating revenues............................    7,142,548                     7,142,548
                                                      -----------   -----------     -----------
OPERATING EXPENSES:
  Wages, taxes and benefits.........................    3,252,277                     3,252,277
  Purses............................................    1,582,767                     1,582,767
  Cost of food and beverage.........................      185,543                       185,543
  Administrative and operating......................    2,696,924       (91,000)(b)   2,605,924
  Depreciation and amortization.....................      337,982                       337,982
                                                      -----------   -----------     -----------
Total operating expenses............................    8,055,493       (91,000)      7,964,493
                                                      -----------   -----------     -----------
LOSS FROM OPERATIONS................................     (912,945)       91,000        (821,945)
                                                      -----------   -----------     -----------
OTHER EXPENSE:
  Interest expense, net.............................     (201,768)       (7,500)(d)    (218,298)
  Other expense, net................................      (10,000)                      (10,000)
                                                      -----------   -----------     -----------
     Total other expense, net.......................     (211,768)       (7,500)       (228,268)
                                                      -----------   -----------     -----------
Loss before provision for income taxes..............   (1,124,713)       83,500      (1,050,213
PROVISION FOR INCOME TAXES..........................       33,500                        33,500
                                                      -----------   -----------     -----------
NET LOSS............................................  $(1,158,213)  $    83,500     $(1,083,713)
                                                      ===========   ===========     ===========
BASIC AND DILUTED PER SHARE DATA:
  Net loss..........................................  $     (0.92)                  $   (443.06)(a)
  Shares used in computing loss per share...........    1,263,225    (1,260,779)          2,446
                                                      ===========   ===========     ===========
RATIO OF EARNINGS TO FIXED CHARGES..................        (2.64)                        (2.23)
                                                      ===========                   ===========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

            NOTES TO THE UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed pro forma consolidated financial statements (the "pro forma financial statements") and related notes are unaudited. In the opinion of management, the pro forma financial statements include all adjustments necessary for a fair presentation of the Westwood Group's financial position and results of operations for the periods presented. These financial statements should be read in conjunction with the financial statements and accompanying notes included in the Westwood Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Westwood Group's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, each as filed with the Securities and Exchange Commission and attached as Exhibits C and D to this proxy statement, respectively.

     In accordance with the rules and regulations of the Securities and Exchange Commission, unaudited financial statements may omit or condense certain information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, the Westwood Group believes that the notes to the financial statements contain disclosures adequate to make the information presented not misleading.

     The pro forma financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

     The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the Westwood Group.

2.  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the historical financial statements of the Westwood Group based upon assumptions made by management for the purpose of preparing the unaudited Pro Forma Statements of Income/Operations and the Pro Forma Balance Sheet.

          a) To record the effects of the reverse stock split and payment for the purchase of 40,000 shares at $4.00 per share. The 40,000 shares being acquired does not include up to an aggregate of 21,000 shares of Common Stock and 3,500 shares of Class B Common Stock which may be purchased in a subsequent tender offer. In addition, subsequent to the reverse stock split, earnings per share will be retroactively restated for all periods presented to reflect the stock split as if it occurred at the beginning of the earliest period presented.

          b) To record the estimated cost savings resulting from not being a public company. These savings include the following items:

                                                                             SIX MONTHS
                                                               YEAR ENDED      ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  2002          2003
                                                              ------------   ----------
Audit costs associated with Form 10-K procedures and
  reporting;................................................    $ 20,000      $
Costs associated with review of Forms 10-Q;.................      30,000       15,000
Legal costs associated with being an SEC Reporting
  Company;..................................................      90,000       45,000
Printing costs associated with filing of Forms 10-K and
  10-Q;.....................................................      25,000       15,000
Transfer Agent costs; and...................................      15,000       12,000
Miscellaneous...............................................       5,000        4,000
                                                                --------      -------
Total.......................................................    $185,000      $91,000
                                                                ========      =======

     These costs as listed above are directly related to the cost of being a public company. Recurring costs consist of the cost of an audit of approximately $50,000 and legal fees of approximately $50,000 per year which are considered to be normal costs for services to a non-public company. These costs are included in the historical statement of operations for the periods presented.

          c) To record borrowings under the Westwood Group's credit facility to finance the transaction. The credit facility provides for borrowings up to $6.5 million, which includes $250,000 to be used for the going private transaction. The credit facility bears interest at 6.5% and, with the additional proposed $250,000 of borrowings, will be payable in monthly installments of $42,164, with a final payment of $5,944,177 on September 1, 2005.

          d) To record interest on borrowings used to finance the transaction. Deferred debt expenses is being amortized on a straight line basis over the thirty-four month life of the loan.

          e) To accrue the unrecorded costs of the going private transaction.

          f) To record payment of the costs of the going private transaction.

     These pro forma financial statements do not include any adjustments for the contingent payout since it is not estimatable.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of the Westwood Group, which are incorporated by reference into this proxy statement. See "Incorporation of Certain Documents by Reference." The pro forma changes indicated above are in accordance with paragraph 12 of Accounting Principles Board Opinion No. 6.

  RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REVERSE STOCK SPLIT

     The Westwood Group and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, believes that the reverse stock split is fair to the Westwood Group unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split. The discussion below analyzes all of the material factors, both positive and negative, considered by each of the filing persons in reaching its fairness determination. All references to considerations and conclusions by the Board as to the substantive fairness and to factors considered by the Board apply to Messrs. Sarkis, Dalton and Cassin individually as well. Each of Messrs. Sarkis, Dalton and Cassin adopts the Board's analysis set forth below as his own. The Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, also believes that the process by which the transaction is to be approved is fair to unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and each adopts the Board's analysis of the procedural fairness set forth below as his own. The Board recommends that the stockholders vote for approval and adoption of the amendment and the payment of cash to record holders of fewer than 500 shares of Common Stock or Class B Common Stock as described above. Each member of the Board and each officer of the Westwood Group who owns shares of Common Stock or Class B Common Stock have advised the Westwood Group that he intends to vote his shares in favor of the reverse stock split.

  FAIRNESS OF THE REVERSE STOCK SPLIT TO UNAFFILIATED STOCKHOLDERS BEING REDEEMED IN CONNECTION WITH THE REVERSE STOCK SPLIT

     The Board of Directors unanimously approved the reverse stock split and recommends the reverse stock split to the Westwood Group's stockholders for approval. In determining the cash consideration to be paid to record holders of fewer than 500 shares of Common Stock or Class B Common Stock, the Board of Directors reviewed and considered: (1) the lack of a trading market for the Westwood Group's shares; (2) the valuation advice and fairness opinion of Schroeder & Co.; (3) the current market price of the Common Stock and the lack of liquidity thereof; (4) historical market prices of the Common Stock over the last two years; (5) the purchase prices paid in the most recent public transactions in the Common Stock; (6) the lack of dividends declared or paid on the Common Stock and the restriction on payment of dividends in light of the Class B

Common Stock; (7) the opportunity presented by the reverse stock split for the record holders owning fewer than 500 shares of Common Stock and/or Class B Common Stock to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market of the Common Stock; (8) the future cost savings that will inure to the benefit of the Westwood Group and its continuing stockholders as a result of the Westwood Group deregistering its Common Stock under the 1934 Act; (9) the competitive disadvantage the Westwood Group suffers from being required to disclose information that its competitors do not disclose in that, to its knowledge, most of the Westwood Group's competitors are privately held; (10) appraisal reports prepared by RM Bradley & Co., Inc., dated as of January 21, 2001, July 25, 2002, and July 16, 2003; (11) the Offer of Settlement with the Securities Division and the related consent order; and (12) the continuing deterioration of the financial condition of the Westwood Group. The Board of Directors did not assign any specific weight to these factors, however in their considerations individual members of the Board of Directors may have given differing weights to different factors. Each member of the Board of Directors considered each of the positive and negative factors listed above and discussed in more detail below in reaching the determination that the proposed reverse stock split is fair to unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split.

  Fairness Opinion.

     Once the Board determined that taking the Westwood Group private was in the best interests of the Westwood Group unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and those unaffiliated stockholders who tender one share in connection with the subsequent tender offer, the Board engaged Schroeder & Co. to perform various financial analyses as discussed is greater detail below under the caption, "Fairness Opinion of Schroeder & Co." Schroeder & Co. used two methods to evaluate the per share price of the Westwood Group's equity: (i) EBITDA based Enterprise Value Analysis, which resulted in a per share valuation of $1.16 per share; and (ii) evaluation of the assets and liabilities of the Westwood Group on a liquidated basis, which resulted in a per share valuation of $2.58 per share. The Board adopted these analyses as its own and came to the conclusion that $4.00 per share is fair to the stockholders, including unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and those holders who tender one share in connection with the subsequent tender offer.

  Lack of Liquidity and Current and Historical Trading Prices.

     The Board of Directors reviewed the Westwood Group's historical market price of the shares of stock as traded on the Pink Sheets. Based on this information, the Board took into consideration that during the five year period between September 1997 and August 2002, the Westwood Group's Common Stock traded on only thirty-three days, with the highest trading price taking place in February, 1999 at a price of $3.50 per share. During 2002, the Westwood Group's Common Stock traded on only thirteen days prior to the initial public filings made in connection with the proposed reverse stock split, with the highest trading price at $1.25 per share. During the 2003 calendar year to date, to the Board's knowledge, there were public trades of Common Stock on only fourteen days through August 18, 2003, with per share price ranges from $2.70 to $8.00 and an aggregate trading volume of 15,400 shares. Therefore, unaffiliated stockholders who hold less than 500 shares of Common Stock or Class B Common Stock immediately prior to the reverse stock split are receiving a premium for the shares to the low end of this trading range pursuant to the reverse stock split as well as providing liquidity to these stockholders without incurring brokerage costs.

     Moreover, unaffiliated stockholders may elect to remain stockholders of the Westwood Group by acquiring sufficient shares so that they hold at least 500 shares of either Common Stock or Class B Common Stock in their account immediately prior to the reverse stock split, which allows them to control the decision as to whether to remain stockholders after the reverse stock split is effected or to receive cash consideration offered in connection with the reverse stock split.

     The Westwood Group and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, took note of the recent purchases of its Common Stock ranging from $2.70 to $8.00 per share. The Board believes that this increase in stock price is due to the increased publicity the Westwood Group received in local newspapers in connection with the consent order issued by the Securities Division and subsequent settlement, as described previously herein. The increase is not due to any improved financial performance of the Westwood Group, and, therefore, the filing persons determined that the increase in the recent share prices of its Common Stock was not meaningful and does not alter the analysis or their conclusion that the proposed reverse stock split is fair to the unaffiliated stockholders of the Westwood Group. The Westwood Group and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, do not believe that the recent share prices are representative of the Common Stock's fair market value because of the lack of liquidity of the Company. In addition, the Westwood Group's Common Stock is lightly traded, and therefore, a few trades have a disproportionate impact on trading price. Furthermore, each of the filing persons presume that the increase in the recent share prices of the Westwood Group's Common Stock is in response to the public filings made with respect to the contemplated reverse stock split and believe that purchases of shares of Common Stock based on the size of the trades were most likely made by stockholders who hold less than 500 shares of Common Stock who do not wish to be cashed out in the proposed reverse stock split.

     In addition, the Board considered factors that went against determining that the proposed reverse stock split is fair to unaffiliated stockholders who are being redeemed in connection with reverse stock split. First, of all, after the reverse stock split is completed, it is anticipated that there will be no public market for the Westwood Group's Common Stock, and therefore, stockholders will not be able to liquidate their shares on the public market. However, because there were only fourteen days to date during 2003 on which trades occurred, the current public market is already illiquid. Therefore, the increased illiquidity of Westwood Group stock will have little impact on the stockholders who will retain their shares upon the completion of the proposed reverse stock split.

  Net Book Value.

     The net book value of the Westwood Group is negative, and therefore, the Board did not believe it to be a meaningful indicator as to the value of the Westwood Group.

  Going Concern Value.

     The Board concluded that the going concern value of the Westwood Group was equivalent to the valuation obtained by Schroeder & Co. in applying the enterprise value analysis and that such analysis was appropriately factored into Schroeder & Co.'s analyses.

  Liquidation Value.

     The Board concluded that the liquidation value of the Westwood Group's assets was appropriately factored into Schroeder & Co.'s analysis of the assets and liabilities of the Westwood Group on a liquidated basis.

  Purchase Prices Paid in Previous Purchases of Common Stock.

     During the past two years, none of Messrs. Sarkis, Dalton or Cassin nor the Westwood Group purchased shares of the Westwood Group's Common Stock. Therefore, this factor was not relevant in the Board's fairness determination.

  Firm Offers to Acquire Control of The Westwood Group.

     During the past two years, the Westwood Group has not received any offers for the merger, consolidation of the Westwood Group with or into another company, or the sale or transfer of all or substantially all of the Westwood Group's assets, or a purchase of the Westwood Group's securities by another person that would enable such other person to exercise control of the Westwood Group. Therefore, this factor was not relevant in the Board's fairness determination.

  Lack of Dividends.

     The Westwood Group has not declared or paid dividends on the Common Stock during 2002, 2001, 2000, 1999, or 1998, and the Board does not anticipate declaring a dividend in the near future. In addition, the Westwood Group has not paid a cash dividend on its Class B Common Stock to date, and the Board does not anticipate declaring such a dividend in the near future. Therefore, the Board determined that there has been no benefit to unaffiliated stockholders from a dividend standpoint, and any unaffiliated stockholder being redeemed in connection with the reverse stock split will not likely be relinquishing future dividends.

  Contingent Payment.

     If gaming is expanded in Massachusetts within one year from the date of the stockholders' meeting and the legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility, the Board, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group, and based on such valuation, will pay each redeemed record holder any increase in value above the $4.00 paid in connection with the reverse stock split. Therefore, the Board determined that this contingent payment provides the unaffiliated stockholders with the opportunity to benefit from legalized gaming if such legislation is enacted in Massachusetts in the next year.

  FAIRNESS OF THE REVERSE STOCK SPLIT TO UNAFFILIATED STOCKHOLDERS RETAINING THEIR INTEREST IN THE WESTWOOD GROUP

  Fairness Opinion.

     The Board adopted Schroeder & Co.'s analyses described in the previous section under "Fairness Opinion of Schroeder & Co." as its own and came to the conclusion that $4.00 per share is fair from a financial point of view to those unaffiliated stockholders retaining an interest in the Westwood Group with respect to their tendering of one share in connection with the proposed subsequent tender offer. Schroeder & Co.'s fairness opinion is not relevant to and does not address fairness with respect to those unaffiliated stockholders who will retain an interest in the Westwood Group, except with respect to such stockholders tendering one share in the proposed tender offer.

  Lack of Liquidity and Current and Historical Trading Prices.

     As a part of its consideration, the Board also examined the negative consequences to these unaffiliated stockholders following the reverse stock split by holding shares of Common Stock, which will no longer be publicly traded. The Board, however, considered this to be a minor consequence due to the fact that the Westwood Group's Common Stock is currently only traded on the Pink Sheets infrequently and at minimal volume, and is thus already relatively illiquid due to the lack of a meaningful trading market as described under this heading in the previous section. The Board determined that the likely increase in illiquidity was insignificant compared to the previously discussed benefits that these unaffiliated stockholders and the Westwood Group would gain by going private.

  Net Book Value.

     The net book value of the Westwood Group is negative, and therefore, the Board did not believe it to be a meaningful indicator as to the value of the Westwood Group.

  Going Concern Value.

     The Board's analysis with respect to those unaffiliated stockholders retaining an interest in the Westwood Group with respect to their tendering of one share in connection with the proposed subsequent tender offer is described in the previous section under "Going Concern Value." The Board did not believe that this factor is relevant to fairness with respect to those unaffiliated stockholders who will retain an interest in the Westwood Group, except with respect to their tendering of one share in the subsequent proposed tender offer.

  Liquidation Value.

     The Board concluded that the liquidation value of the Westwood Group's assets was appropriately factored into Schroeder & Co.'s analysis of the assets and liabilities of the Westwood Group on a liquidated basis with respect to the unaffiliated stockholders who will retain an interest in the Westwood Group with respect to their tendering of one share in connection with the subsequent proposed tender offer. The Board did not believe that this factor is relevant to fairness with respect to those unaffiliated stockholders who will retain an interest in the Westwood Group except with respect to such stockholders tendering one share in the subsequent proposed tender offer.

  Purchase Prices Paid in Previous Purchases of Common Stock.

     During the past two years, none of Messrs. Sarkis, Dalton or Cassin nor the Westwood Group purchased shares of the Westwood Group's Common Stock. Therefore, this factor was not relevant in the Board's fairness determination.

  Firm Offers to Acquire Control of the Westwood Group.

     During the past two years, the Westwood Group has not received any offers for the merger, consolidation of the Westwood Group with or into another company, or the sale or transfer of all or substantially all of the Westwood Group's assets, or a purchase of the Westwood Group's securities by another person that would enable such other person to exercise control of the Westwood Group. Therefore, this factor was not relevant in the Board's fairness determination.

  Stockholder Rights.

     The Board examined the fact that the proposed reverse stock split will not materially change the rights, preferences or limitations of those unaffiliated stockholders who will retain an interest in the Westwood Group subsequent to the consummation of the reverse stock split. Unaffiliated stockholders who are retaining an equity interest in the Westwood Group will have a slight increase in their percentage of ownership. In addition, these unaffiliated stockholders have some control as to whether they will retain an interest in the Westwood Group after the completion of the reverse stock split. Just as unaffiliated stockholders who hold less than 500 shares of Common Stock may purchase additional shares to bring their holdings to greater than 500 shares, these unaffiliated stockholders may sell shares of Common Stock to bring their equity interest to below 500 shares, and, therefore, be in a position to be cashed out pursuant to the reverse stock split.

  Termination of Publicly Available Information.

     Upon completing the reverse stock split and termination of the Westwood Group's status as a public company, it will no longer be required to file periodic reports. Consequently, the unaffiliated stockholders who will be retaining an equity interest in the Westwood Group will not have available to them the information regarding the Westwood Group's operations and results that are currently available to them without formally requesting the same from the Westwood Group. The Board did not find that this consequence of the reverse stock split affected the transaction's fairness because these unaffiliated stockholders still retain the right to obtain certain information from the Westwood Group under Delaware law. Under Delaware law, a stockholder has the right to request in writing to inspect a company's books and records and receive copies thereof for any purpose reasonably related to such person's interest as a stockholder. At this time, the Westwood Group has yet to determine subsequent to the reverse stock split becoming effective what if any information it will provide to unaffiliated stockholders beyond such requirements of Delaware law.

  Post-Reverse Stock Split Tender Offer.

     Unlike the unaffiliated stockholders being cashed out pursuant to the proposed reverse stock-split, the unaffiliated stockholders remaining stockholders after the reverse stock split will not have the opportunity to be cashed out in full. The Board, however, considered the reverse stock split to be fair to these unaffiliated stockholders because these stockholders will be able to tender one share in exchange for a cash payment as a part of the proposed tender offer. The Westwood Group does not have the funds necessary to complete a tender offer of all of the outstanding shares of Common Stock and Class B Common Stock, and therefore, this was one of the factors in determining to effect a reverse stock split as a means of going private. By allowing these unaffiliated stockholders to tender one share of either Common Stock or Class B Common Stock, the tender offer allows these unaffiliated stockholders, if they choose, to receive a cash payment in exchange for tendering one share equal to the amount that will be received by an unaffiliated stockholder holding 500 or less shares in connection with the reverse stock split. Despite the fact that these unaffiliated stockholders will not be able to receive cash for all of their shares on equal terms as those unaffiliated stockholders being redeemed in connection with the reverse stock split, the Board has determined that the reverse stock split is fair to these unaffiliated stockholders because the tender offer provides them with some liquidity.

  Future Cost Savings.

     The Westwood Group currently spends approximately $185,000 annually to comply with public company requirements, as well as other substantial indirect costs, such as the executive time expended to prepare and review filings. There are 310 stockholders who hold 100 shares or less of stock of the Westwood Group, which comprises less than 1% of the outstanding capital stock. The administrative burden and cost to the Westwood Group to remain a public company, which is described in greater detail under the caption, "Reasons for the Reverse Stock Split," provides no material benefit to the Westwood Group. The future cost savings of being a private company will benefit the remaining unaffiliated stockholders.

  Expansion of Gaming.

     If gaming is expanded in Massachusetts, the unaffiliated stockholders remaining stockholders after the reverse stock will benefit from future potential earnings and growth of the Westwood Group. Therefore, while the unaffiliated stockholders remaining stockholders after the reverse stock split will not be granted a contingent payment as the redeemed stockholders will receive, the remaining stockholders will receive a similar benefit as the redeemed stockholders by holding an equity interest in the Westwood Group.

  PROCEDURAL FAIRNESS TO ALL UNAFFILIATED STOCKHOLDERS

     Each of the members of the Board of Directors also determined that the reverse stock split is procedurally fair to all unaffiliated stockholders. The Board did not retain an unaffiliated representative to act on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative would be an added expense of the reverse stock split transaction. In addition, the Board of Directors did not appoint a special committee of the Board given the current composition of the Board, however, Mr. Cassin, an independent member of the Board, together with the other current directors unanimously agreed that the reverse stock split is in the best interests of the Westwood Group and its stockholders. Despite the fact that certain procedural safeguards were not employed by the Board, the Board determined that the reverse stock split is procedurally fair to the unaffiliated stockholders because of the safeguards that it did put into place, namely, requiring unanimous board approval, requiring the approval of a majority of the unaffiliated holders of the issued and outstanding Common Stock and Class B Stock (each voting as a separate class), the use of an independent financial advisor, Schroeder & Co., to provide an opinion as to the fairness from a financial point of view of the $4.00 per share price to be paid to unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and the unaffiliated holders who participate in the subsequent tender offer, and by utilizing three separate appraisals of its real property conducted by an independent real estate appraiser, RM Bradley. See "Background of the Proposed Reverse Stock Split." In addition, unaffiliated stockholders are in a position to control whether or not they remain stockholders after the reverse stock split by acquiring sufficient shares so that they hold at least 500 shares immediately prior to the reverse stock split or selling sufficient shares so that they hold less than 500 shares immediately prior to the reverse stock split.

  CONDUCT OF THE WESTWOOD GROUP'S BUSINESS AFTER THE REVERSE STOCK SPLIT

     The Westwood Group expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the reverse stock split is not anticipated to have any effect upon the conduct of the business. If the reverse stock split is consummated, all persons beneficially owning fewer than 500 shares of Common Stock or Class B Common Stock at the effective time of the reverse stock split will no longer have any equity interest in, and will not be stockholders of, the Westwood Group and therefore will not participate in its future potential or earnings and growth, except to the extent provided by the contingent payment.

     If the reverse stock split is effected, the Westwood Group believes that, based on the Westwood Group's stockholder records, approximately 45 stockholders will remain as holders of Common Stock, beneficially owning 100% of the outstanding Common Stock, and fewer than nine will remain as holders of Class B Common Stock, beneficially owning 100% of the outstanding Class B Common Stock. These individuals, who now own approximately 90% of the fully diluted Common Stock, will own approximately 100% of the fully-diluted Common Stock after the reverse stock split. See "Security Ownership of certain Beneficial Owners and Management." If the reverse stock split is effected, members of the Board and executive officers of the Westwood Group will own approximately 6.1% of the Common Stock and 88% of the Class B Common Stock.

     The Westwood Group plans, as a result of the reverse stock split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Westwood Group will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Westwood Group will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to the Westwood Group in not having to comply with the requirements of the 1934 Act.

     As stated throughout this proxy statement, the Westwood Group believes that there are significant advantages in effecting the reverse stock split and "going private" and the Westwood Group plans to avail itself of any opportunities it has as a private company, including, but not limited to, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement. Although management does not presently have an interest in any transaction nor is management currently in negotiations with respect to any transaction, there is always a possibility that the Westwood Group may enter into an arrangement in the future and the remaining stockholders of the Westwood Group may receive payment for their shares in any transaction in excess of $4.00.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group, in consultation with an independent financial advisor, will determine the valuation of the Westwood Group in light of such legislation, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

     The valuation will be determined by taking into account such factors (among others) as the gaming tax rate, any licensing fees and the number of slot machines that may be authorized to be placed at the company's Wonderland racetrack facility, each as determined by such legislation and the related regulations, as well as the capital improvement costs that the Westwood Group would likely need to incur and the term of such license and/or legislation. The amount to be received by a redeemed stockholder will be calculated based upon this valuation and such person's ownership percentage of the issued and outstanding capital stock of the Westwood Group immediately prior to the stockholders' meeting. The payment schedule for this contingent cash payment will be determined at the time of the completion of the Board's valuation analysis, taking into account the Westwood Group's ability to make such payment out of then available funds and when it could reasonably expect to receive additional revenue as a result of the passage of this legislation.

     If the reverse stock split is completed and the Westwood Group terminates its public company status, the Westwood Group will promptly initiate a tender offer for shares of the Westwood Group's Common Stock and Class B Common Stock. The tender offer price per share will be at the same $2,000 price per share received by the stockholders of the Westwood Group in the reverse stock split. Due to the Westwood Group's limited liquidity, the amount of Common Stock or Class B Common Stock that any one stockholder would be permitted to tender will be limited to one share in return for a cash payment equal to the product of (i) 500 times (ii) the $4.00 per share cash payment to be made in connection with the reverse stock split. This ceiling would be the highest payment received by any one stockholder as a result of the consummation of the reverse stock split. The purpose of the tender offer is to provide some cash consideration to stockholders of Common Stock and Class B Common Stock who will not receive a cash payment in connection with the reverse stock split.

     Other than as described in this proxy statement, neither the Westwood Group nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material anticipated U.S. federal income tax consequences of the reverse stock split. This information is not intended as tax advice to any person, and is not a comprehensive description of all of the tax consequences that may be relevant to holders of the Westwood Group's Common Stock and Class B Common Stock. For example, it does not address special rules applicable to certain persons such as stockholders who are subject to the alternative minimum tax under the provisions of the Internal Revenue Code; nor does the discussion address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     The following discussion is based upon the Internal Revenue Code of 1986, as amended, and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service, and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time.

     Each stockholder of the Westwood Group holding of record prior to the reverse stock split only shares of Common Stock or of Class B Common Stock and who ceases to hold, either directly or indirectly or constructively, any such shares of the Westwood Group after the reverse stock split will generally recognize gain or loss for federal income tax purposes measured by the difference, if any, between the cash received by the stockholder in the reverse stock split and the stockholder's basis in the shares surrendered in the reverse stock split. This gain or loss will generally be capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and will be long-term if the stockholder's holding period in the shares is more than one year at the time of the reverse stock split. Each stockholder that ceases to hold any shares of the Westwood Group should consult the stockholder's own tax advisors as to how the right to receive a contingent payment affects the amount, character, and timing of the gain or loss recognize upon the reverse stock split.

     If the contingent cash payment is made, each redeemed stockholder of the Westwood Group receiving the contingent cash payment would generally recognize gain or loss as a result of receiving the payment and part of the payment may be characterized as interest income. Generally, the timing of recognition of gain or loss depends on whether installment method reporting or other method of reporting applies to the contingent payment as determined by the stockholder with the stockholder's tax advisors.

     The Board believes that the reverse stock split will qualify as a tax-deferred recapitalization to the Westwood Group and to the stockholders who remain stockholders of the Westwood Group pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

     Accordingly, each stockholder who receives Common Stock, Class B Common Stock or both incident to the reverse stock split, but no cash, will not recognize any gain or loss for federal income tax purposes.

     The holding period of the Common or Class B Common shares of the Westwood Group received by a stockholder incident to the reverse stock split will include the holding period of the Common or Class B Common, as the case may be, shares surrendered therefor. In general, the aggregate tax basis of the Common or Class B Common shares of the Westwood Group received by a stockholder incident to the reverse stock split will equal the aggregate tax basis of the Common or Class B Common, as the case may be, shares surrendered therefor.

     Each stockholder who is to receive cash in the reverse stock split will be required to furnish the stockholder's social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

     EACH STOCKHOLDER IS URGED TO CONSULT WITH THE STOCKHOLDER'S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

  FINANCING OF THE REVERSE STOCK SPLIT

     The Board estimates that the total cost to the Westwood Group of the reverse stock split for payment of the fractional share interests and the estimated transactional fees and expenses will be approximately $414,900. The Westwood Group intends to finance the reverse stock split with $250,000 available under its credit facility with Boston Federal Savings Bank and the balance from general working capital.

     The credit facility was entered into on September 3, 2002 by and among Boston Federal Savings Bank, a financial institution with offices in Burlington, Massachusetts, Wonderland Greyhound Park, Realty, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of the Westwood Group as borrower and the Westwood Group as guarantor of the loan. The credit facility is in the amount of $6,500,000, which bears interest at a rate of 6.5% per annum and is secured by a mortgage on the land at 190 V.F.W. Parkway, Revere, Massachusetts. The credit facility's maturity date is September 1, 2005. As of June 30, 2003, the Westwood Group has drawn down a total of $6,000,000 and all or a portion of the remaining $500,000 of the loan proceeds will be disbursed upon satisfaction of certain conditions. $250,000 (of the remaining $500,000) may be drawn down only in the event the Westwood Group undertakes to purchase stock from stockholders pursuant to the reverse stock split and that the remaining $250,000 will be used for working capital. Under the credit facility, the borrower agrees to maintain certain financial ratios and debt coverage requirements and to deliver certain financial information to the lender during the term of the loan. In addition, the borrower agrees not to further encumber, sell or transfer the property and to not incur additional indebtedness. Pursuant to the credit facility, borrower agrees to pay lender an annual fee in the amount of 1% per annum of amount of money loaned and a one-time payment of $65,000 as a non-refundable commitment fee. There are no plans or arrangements to re-finance or repay the loan at the current time. An aggregate of $98,000 would be required to complete the intended tender offer of 21,000 shares of Common Stock and 3,500 shares of Class B Common Stock at $4.00 per share. The Westwood Group will finance the payment of shares pursuant to the tender offer with available funds under the credit facility with Boston Federal Savings Bank and the balance from general working capital.

  COSTS OF THE REVERSE STOCK SPLIT

     The following is an estimate of the costs incurred or expected to be incurred by the Westwood Group in connection with the reverse stock split. The estimate of costs below does not include fees previously incurred with the Westwood Group's earlier attempt to take the Westwood Group private at the end of 2002 and the beginning of 2003. Final costs of the transaction may be more or less than the estimates shown below. The

Westwood Group will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of redeeming shares of those stockholders holding less than 500 shares pursuant to the reverse stock split.

Legal Fees..................................................   $100,000
Transfer and exchange agent fees............................     15,000
Fees for fairness opinion...................................     55,000
Printing and mailing costs..................................     50,000
Commission filing fees......................................         30
Accounting fees.............................................     27,000
Miscellaneous...............................................      7,870
                                                               --------
Total.......................................................   $254,900
                                                               ========

                                  THE COMPANY

     The Westwood Group, Inc. was incorporated in Delaware in 1984 as the successor to racing and restaurant operations which commenced in 1935 and 1968, respectively. The Westwood Group operates Wonderland Greyhound Park, Inc., a pari-mutuel greyhound racing facility located in Revere, Massachusetts. Until July, 1997, the Westwood Group also operated a pari-mutuel harness racing facility located in Foxboro, Massachusetts. The Westwood Group's wholly-owned subsidiary, Wonderland, owns and operates a greyhound racetrack, located in the City of Revere, Massachusetts. Revere adjoins the City of Boston. Wonderland Park is approximately five miles north of downtown Boston and is served directly by major transportation routes and the Massachusetts Bay Transportation Authority rail line. The racetrack is approximately two miles from Boston's Logan International Airport. In addition to the racetrack, the Westwood Group maintains and operates two full service restaurants, a sports bar and other concession facilities at the racetrack to serve patrons of Wonderland Park. The racetrack facility can accommodate 10,000 patrons. The average attendance per day in 2002 was approximately 801 persons. The total attendance for the 2002 year was approximately 260,000 persons. The complex encompasses a total of approximately 35 acres, including paved and lighted parking which has capacity for approximately 2,300 cars.

     Wonderland was originally opened in 1935 and has operated continuously from the same location since that time. Wonderland is authorized to conduct up to 520 live matinee and evening performances during any calendar year. In addition to conducting 324 live racing performances during 2002, Wonderland provided its patrons with simulcast wagering from 52 various greyhound, thoroughbred and harness tracks throughout the country. In addition, Wonderland broadcasts its simulcast signal to 90 locations throughout the country.

     The Westwood Group is continuing its efforts to penetrate new markets into which it can broadcast its signal and to develop new ways to provide quality racing entertainment to its on-track patrons. The Westwood Group's annual revenues are mainly derived from the commissions that it receives from wagers made by patrons during its racing performances and from admission and concession charges at these performances. Wagers at Wonderland are placed under the pari-mutuel wagering system, under which the winning bettors in each race divide the total amount bet on the race in proportion to the sums they wagered individually, after deducting certain percentages governed by state law including amounts which are reserved for The Commonwealth of Massachusetts, the owners of the winning greyhounds, and the racetrack. The pari-mutuel commission is regulated by the state regulatory commission in the jurisdiction of the individual racetrack. In addition, the net pari-mutuel commission varies based upon the type of wager. Finally, the Westwood Group generates commission revenue from other tracks for all amounts wagered on its product at their facility. These commissions vary based upon contractual arrangements. The average gross pari-mutuel commission at Wonderland was approximately 24%, of each $1.00 wagered on track during 2002, 2001, and 2000, respectively. Out of this amount approximately 6% is distributed to kennel operators as purses paid, 5% is paid to The Commonwealth of Massachusetts in the form of pari-mutuel tax and 0.5% each is deposited into the Greyhound Adoption Trust Fund and the Promotional Trust Fund.

     The Commonwealth of Massachusetts State Racing Commissioners, as individuals, are the trustees and Wonderland is the beneficiary of the Greyhound Capital Improvements and Promotional Trust Funds which have been established in accordance with Massachusetts law and are dedicated to reimbursement of capital improvements and promotional expenses.

     The Westwood Group's principal executive offices are located at 190 V.F.W. Parkway Revere, Massachusetts 02151, and its telephone number is (781) 284-2600.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected consolidated financial data is presented in addition to the selected consolidated financial data incorporated by reference to page 7 of the Westwood Group's Annual Report on Form 10-K for the year ended December 31, 2002 and the information included in the Westwood Group's Form 10-Q for the six months ended June 30, 2003.

                                                                                             SIX MONTHS
                                                                                               ENDED
                                                        YEAR ENDED DECEMBER 31,               JUNE 30,
                                                ----------------------------------------   --------------
                                                1998     1999     2000    2001     2002    2002     2003
                                                -----   ------   ------   -----   ------   -----   ------
                                                (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
OPERATING DATA
Ratio of earnings to fixed charges(1).........   1.71    (1.79)   (0.27)   2.69    (1.12)   1.35    (2.64)
Amount of deficiency..........................  $  --   $1,862   $  756   $  --   $1,135   $  --   $1,125

                                                                                                      AS OF
                                                                AS OF DECEMBER 31,                   JUNE 30,
                                                  -----------------------------------------------   ----------
                                                   1998      1999      2000      2001      2002        2003
                                                  -------   -------   -------   -------   -------   ----------
                                                    (IN THOUSANDS EXCEPT BOOK VALUE (DEFICIENCY) PER SHARE)
BALANCE SHEET DATA
Working capital deficiency......................  $(3,381)  $(1,543)  $(2,186)  $(1,201)  $  (376)  $   (1,027)
Total assets....................................  $13,369   $ 9,413   $ 7,780   $ 6,913   $ 7,127   $    6,588
Long-term debt..................................  $ 5,551   $ 4,392   $ 4,096   $ 3,772   $ 5,531   $    5,821
Stockholders' Equity (deficiency)...............  $   466   $(1,259)  $(1,772)  $  (405)  $(1,844)  $   (3,002)
Book value (deficiency) per share(2)............  $  0.37   $ (1.00)  $ (1.40)  $ (0.32)  $ (1.46)  $    (2.38)
Pro forma book value (deficiency) per
  share(3)......................................                                                    $(1,397.08)

---------------

(1) For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of earnings before income taxes plus fixed charges and (b) fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is the portion we consider representative of the interest factor.

(2) Computation is based on shares outstanding.

(3) Reflects the pro forma adjustments as shown on the accompanying unaudited condensed pro forma consolidated financial statements and notes thereto.

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME

     Except for limited or sporadic transactions, there is no established public trading market for the Common Stock or Class B Common Stock of the Westwood Group. The Common Stock is traded on the pink sheets. The following table sets forth for the periods indicated the high and low bid prices for the periods provided.

                                                 FIRST     SECOND     THIRD     FOURTH
                                                QUARTER   QUARTER    QUARTER    QUARTER
                                                -------   --------   --------   -------
Fiscal year ended December 31, 2003
  (through August 18, 2003)
  High........................................   $8.00       $6.50      $4.85
  Low.........................................   $3.10       $2.70      $4.85
Fiscal year ended December 31, 2002
  High........................................   $0.80       $1.10      $1.25   $ 7.00
  Low.........................................   $0.80       $0.80      $0.80   $ 0.51
Fiscal year ended December 31, 2001
  High........................................   $0.75       $1.00   No Sales   $ 0.85
  Low.........................................   $0.75       $0.75   No Sales   $ 0.85
Fiscal year ended December 31, 2000
  High........................................   $1.00       $1.01      $1.20   $ 1.50
  Low.........................................   $1.00       $1.00      $0.50   $ 0.50
Fiscal year ended December 31, 1999
  High........................................   $3.50    No Sales      $3.00   $1.125
  Low.........................................   $3.50    No Sales      $3.00   $1.125

     The Westwood Group is not aware of any purchases or sales involving its Common Stock since August 1, 2003.

     As of August 14, 2003, the Westwood Group had approximately 421 holders of record of its Common Stock and 11 holders of record of its Class B Common Stock.

     No dividends have been declared by the Westwood Group on its Common Stock during 2002, 2001, 2000, 1999, or 1998, and no dividends have been declared to date in 2003 by the Westwood Group. The Westwood Group has not paid a cash dividend on its Class B Common Stock to date. The Westwood Group does not intend to pay cash dividends on either Common Stock or Class B Common Stock in the immediate future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  (A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

     The following tables sets forth information, as of August 21, 2003, with respect to the beneficial ownership of the Westwood Group's Common Stock by each director, by all directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise noted, these stockholders have full voting and investment power with respect to the shares listed as beneficially owned by them.

                                                    AMOUNT AND    PERCENT OF     PERCENT OF
                                                    NATURE OF     OUTSTANDING   OUTSTANDING
                                                    BENEFICIAL    PRE-REVERSE   POST-REVERSE
NAME AND ADDRESS OF BENEFICIAL OWNER               OWNERSHIP(1)   STOCK SPLIT   STOCK SPLIT
------------------------------------               ------------   -----------   ------------
DIRECTORS AND OFFICERS:
  Joseph M. Cassin...............................     25,000(2)       6.65%         7.26%
     Cassin, Cassin & Joseph, LLP
     711 Third Avenue
     New York, New York 10017
  Richard P. Dalton..............................     52,350(3)      13.38%        14.57%
     The Westwood Group, Inc.
     190 VFW Parkway
     Revere, MA 02151
  Charles F. Sarkis..............................    831,866(4)      70.75%        72.72%
     Back Bay Restaurant Group, Inc.
     284 Newbury St
     Boston, MA 02116
  All Directors and Officers as a group
     (three (3) persons).........................    909,216(5)      73.28%        75.20%
                                                     =======         =====         =====
  Holders of more than 5%, not included above
  Paul J. DiMare.................................    103,300(6)      29.41%        32.34%
  Pauline F. Evans...............................     26,122(7)       7.44%         8.18%
  Joseph J. O'Donnell............................     22,669(8)       6.45%         7.10%
  A. Paul Sarkis.................................     49,139(9)      12.29%        13.35%

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days, including by conversion of the stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, or conversion privileges, are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by the person or group, but are not deemed to be outstanding for the purposes of computing the percentage owned by any other person or group.

(2) Includes presently exercisable options to purchase 25,000 shares.

(3) Includes presently exercisable options to purchase 40,000 shares.

(4) Consists of 804,616 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis, 7,250 shares of Common Stock, as well as presently exercisable options to purchase 20,000 shares. (See footnote (2) to the table below showing beneficial ownership of Class B Common Stock.)

(5) Includes presently exercisable options to purchase 85,000 shares and 804,616 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.

(6) Includes 92,500 shares held of record by DiMare Homestead, Inc. over which Mr. DiMare has voting and investment power. Mr. DiMare's address is P.O. Box 9000460, Homestead, FL 33090. Mr. DiMare was a director of the Westwood Group until July 21, 2003.

(7) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida 33308.

(8) Mr. O'Donnell's address is c/o Boston Concessions Group, Inc., 111 6th Street, Cambridge, Massachusetts 02141.

(9) Includes 530 shares held of record, presently exercisable options to purchase 32,500 shares and 16,109 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is 599 East Sixth St., Apt. 1, South Boston, MA 02127. Mr. Sarkis is a former Director and officer of the Westwood Group.

  (B) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF CLASS B COMMON STOCK

     The following table sets forth certain information, as of August 21, 2003 with respect to the beneficial ownership of the Westwood Group's Class B Common Stock by each Director, and named Executive Officer and by all Directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Class B Common Stock. Unless otherwise noted, the stockholders have full voting power and investment power with respect to the shares listed as beneficially owned by them.

                                                   SHARES OF
                                                    CLASS B      PERCENT OF     PERCENT OF
                                                  COMMON STOCK      CLASS         CLASS
                                                  BENEFICIALLY   PRE-REVERSE   POST-REVERSE
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)     STOCK SPLIT   STOCK SPLIT
------------------------------------              ------------   -----------   ------------
Joseph M. Cassin................................          0          0.00%         0.00%
  Cassin, Cassin & Joseph, LLP
  711 Third Avenue
  New York, New York 10017
Richard P. Dalton...............................          0          0.00%         0.00%
  The Westwood Group, Inc.
  190 VFW Parkway
  Revere, MA 02151
Charles F. Sarkis...............................    804,616(2)      88.22%        88.23%
  Back Bay Restaurant Group, Inc.
  284 Newbury St
  Boston, MA 02116
All Directors and Officers as a group
  (three (3) persons)...........................    804,616(2)      88.22%        88.23%
                                                    =======         =====         =====

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days.

(2) Includes shares held by Sarkis Management Corporation, which is wholly-owned by Mr. Sarkis. Mr. Sarkis disclaims beneficial ownership of these shares.

OTHER INFORMATION CONCERNING THE COMPANY AND AFFILIATES

     In May 1994, the Westwood Group purchased all restaurant and concession operations at Wonderland from Back Bay Restaurant Group, Inc. for a sales price of $770,000. Included in the term note of $970,000 were additional amounts owed to Back Bay Restaurant Group for costs incurred under a Cross Indemnification Agreement amounting to $200,000, and interest expense of approximately $58,000 for the years ended December 31, 1999 and 1998. On September 24, 1999, the Westwood Group entered into a stock repurchase agreement with Back Bay Restaurant Group, Inc., pursuant to which Back Bay Restaurant Group repurchased 222,933 shares of its common stock from the Westwood Group in exchange for the cancellation of this promissory note.

     Concurrently with entering into the stock purchase agreement with Back Bay Restaurant Group, the Westwood Group entered into a stock purchase agreement with Charles F. Sarkis, pursuant to which Mr. Sarkis purchased 450,518 shares of common stock of Back Bay Restaurant Group, Inc. in return for a promissory note in the amount of $2,703,108. This note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid on August 17, 2001. In consideration of Mr. Sarkis' prepayment of $62,000 due under this promissory note on March 22, 2002 and his $300,000 working capital loan to the Westwood Group made in March, 2002 (which was repaid in connection with the Westwood Group's refinancing in September
2002), the Westwood Group agreed to defer payment in the amount of $466,164 due from Mr. Sarkis on December 31, 2002 until June 30, 2003. Mr. Sarkis made this deferred payment on June 30, 2003. The balance of $486,767 under this promissory note and all accrued interest thereon will be paid on December 31, 2003.

     As of June 30, 2003, there are additional loans outstanding to officers/stockholders in the aggregate amount of $106,198. Notes receivable and related interest, in the amount of $45,698 is due from Charles Sarkis and $60,500 is due from Richard P. Dalton. These loans are payable over five years and bear interest at 8.0% per annum.

     In October 1999, the Westwood Group received a letter of credit for working capital purposes from the Anglo Irish Bank securitized by Mr. Charles Sarkis' property located on Boylston Street in Boston, Massachusetts. Subsequently, Mr. Sarkis refinanced the Boylston Street property and loaned the Westwood Group $500,000, which amount was designated to be used for the 1998 and 1999 outstanding pari-mutual tickets due to The Commonwealth of Massachusetts. In addition, under the terms of the loan agreement between the Westwood Group and Mr. Sarkis, the Westwood Group offset the first payment due from Mr. Sarkis under the promissory note issued on September 24, 1999 against this $500,000 loan.

     Prior to 1995, the Westwood Group engaged a firm to assist management in the planning and execution of a financial and operational reorganization of the Westwood Group. As compensation for its services, the Westwood Group agreed to a success fee, in addition to the basic fee, to grant options to acquire common stock totaling 6% of the total of the Westwood Group's capital stock at $3.00 per share. The success fee also stipulated that Michael S. Fawcett, a principal of that firm, who was a director of the Westwood Group at the time would be required to return options to purchase 25,000 shares of the Westwood Group's common stock if the success fee option is exercised. The Westwood Group has not granted the success fee option to date.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Representatives of the Westwood Group's independent certified public accountants, BDO Seidman, LLP, are expected to be present at the special meeting.

OTHER MATTERS

     The Board does not know of other matters which are likely to be brought before the special meeting. However, in the event that any other matters properly come before the special meeting, the persons named in the enclosed proxy are expected to vote the shares represented by the proxy on those matters in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

     In the event that the reverse stock split is not affected, the Westwood Group intends to hold its 2003 Annual Meeting of Stockholders in 2003. In order to be eligible for inclusion in the Westwood Group's proxy materials for the 2003 Annual Meeting of Stockholders, any stockholder proposal to take action at that meeting must be received at the Westwood Group's principal executive
offices, 190 V.F.W. Parkway, Revere, Massachusetts, 02151, by           , 2003.
Proposals submitted by a stockholder of the Westwood Group for consideration at the 2003 Annual Meeting of stockholders outside the processes of SEC Rule 14a-8 will not be considered at such meeting unless the Secretary of the Westwood Group has received written notice of the matter proposed to be presented from
the stockholder on or prior to           , 2003. The proxies for the 2003 Annual
Meeting may confer discretionary authority on the proxy holders with respect to any proposal submitted after the dates set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Westwood Group, File No. 000-01590, are incorporated by reference in this proxy statement, except for any discussion therein of the "safe harbor" protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and (ii) the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

     The Westwood Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Westwood Group's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 are attached to this proxy statement as Exhibits C and D, respectively.

     All documents and reports filed by the Westwood Group with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and be a part hereof from the respective dates of the filing of those documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

AVAILABLE INFORMATION

     The Westwood Group is subject to the informational requirements of the 1934 Act and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the Edgar filings obtained through the Commission Internet Website (http://www.sec.gov).

                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                           OF THE WESTWOOD GROUP INC.

                            CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                           OF THE WESTWOOD GROUP INC.

               PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

     The Westwood Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: The following language is added to the end of Section A of Article FOURTH of the Certificate of Incorporation of The Westwood Group,
     Inc.:

             "At the effective time of this amendment, each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every five hundred shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of this amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every five hundred shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Corporation will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of the Common Stock and Class B Common Stock immediately prior to the effectiveness of this amendment. To the extent necessary, certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment."

          SECOND: The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of
     Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on           , 2003.

                                          THE WESTWOOD GROUP, INC.

                                          By:
                                            ------------------------------------
                                            Name: Richard P. Dalton
                                            Title: President

                                   EXHIBIT B

                           OPINION OF SCHROEDER & CO.
                              DATED JULY 29, 2003

                                SCHROEDER & CO.
                         FISHER MEWS -- 377 FISHER ROAD
                            GROSSE POINTE, MI 48230

July 29, 2003

Board of Directors
The Westwood Group, Inc.
190 VFW Parkway
Revere, Massachusetts 02151

Gentlemen:

     You have requested our opinion, from a financial point of view, of the consideration to be received by the unaffiliated holders of the Common Stock or Class B Common Stock of The Westwood Group, Inc. (the "Company") whose stock is being redeemed pursuant to the reverse stock split approved by the Company's Board of Directors on July 29, 2003 (the "Reverse Stock Split") and by the unaffiliated holders who tender one share in connection with the subsequent tender offer.

     Pursuant to the Reverse Stock Split, and subsequent to shareholder approval, the Company will adopt a Certificate of Amendment to its Certificate of Incorporation providing for (a) a one-for-500 reverse stock split of the Company's Common Stock and Class B Common Stock and (b) a cash payment of $4.00 per pre-split share of the Company's Common Stock and Class B Common Stock for all fractional interests held by shareholders who hold less than one share as a result of the Reverse Stock Split.

     In connection with rendering our opinion, we have, among other things:

     a) reviewed the Certificate of Amendment;

     b) reviewed the Annual Reports on Form 10-K of the Company as filed with the Securities and Exchange Commission for the last five fiscal years ended December 31, 2002;

     c) reviewed the Quarterly Report on Form 10-Q of the Company as filed with the Securities and Exchange Commission dated March 31, 2003;

     d) reviewed certain financial analyses and forecasts prepared by the Company's management;

     e) performed various valuation analyses as we deemed appropriate including a Liquidation Analysis of the Company's assets subject to its liabilities;

     f) held discussions with certain senior officers and other representatives and advisors of the Company concerning the business, opportunities and prospects of the Company;

     g) reviewed the Cummings Associates reports, pro formas and presentations prepared for the Westwood Group and for others dated December 2002, and February, March, April, May and June, 2003;

     h) reviewed the Appraisal Reports of RM Bradley & Co., Inc., dated January 21, 2001, July 25, 2002 and July 16, 2003; and

     i) attended meeting of the Company's Board of Directors and participated in telephonic meetings of the Company's Board of Directors.

     We reviewed the financial terms of the Reverse Stock Split in relation to, among other things, current and historical market prices and trading volumes of the Company's common stock; historical and projected earnings, losses and other operating data of the Company; and historical and projected capitalization and financial condition of the Company. In addition, we have reviewed the financial terms of certain recent business combinations and have performed such other studies and analyses as we considered appropriate.

     In arriving at our opinion, no consideration was given to the probability, nature or timing of the possible enactment of legislation in Massachusetts to expand legalized gaming or its possible effect on the Westwood Group or its operations.

     We have relied upon the accuracy and the completeness of all the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Reverse Stock Split and such opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Reverse Stock Split. Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be received by holders of the Company's Common Stock and Class B Common Stock in exchange for fractional shares redeemed as a result of the Reverse Stock Split. No opinion is expressed or implied as to the structure, terms, merits or any other aspect of the Reverse Stock Split.

     Our opinion and any additional material provided in connection with the opinion may not be published or otherwise used or referred to without our prior written consent except for necessary filings by the Company with the Securities and Exchange Commission.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the price of $4.00 is fair from a financial point of view to the unaffiliated holders of the Common Stock or Class B Common Stock of the Westwood Group, Inc. whose stock is being redeemed pursuant to the Reverse Stock Split and to those unaffiliated holders who tender one share in connection with the subsequent tender offer.

                                          Very truly yours,

                                          /s/ SCHROEDER & CO.

                                   EXHIBIT C

                           ANNUAL REPORT ON FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-K

(Mark One)
   [X]      ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

   [  ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
            OF THE SECURITIES EXCHANGE ACT OF 1934

            FOR THE TRANSITION PERIOD FROM     TO

                          COMMISSION FILE NUMBER 0-1590

                            THE WESTWOOD GROUP, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                                       04-1983910

  (state or other jurisdiction of              (IRS Employer Identification No.)
    incorporation or organization)

                               190 V.F.W. Parkway
                                Revere, MA 02151
          (Address of principal executive offices, including zip code)

                                  781-284-2600

              (Registrant's telephone number, including area code)

           Securities registered pursuant to Section 12(b) of the Act:

                                      None

           Securities registered pursuant to Section 12(g) of the Act:

                                 Title of Class

                           Common Stock-$.01 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment of this Form 10-K. [X]

Indicate by check mark whether the registrant is an accelerated filed (as defined in Rule 12b-24 of the Act). Yes [ ] No [X]

The aggregate market value of the voting stock held by non-affiliates of the registrant as of June 17, 2002 was:

                             TOTAL NO. OF SHARES OF
                            COMMON STOCK HELD BY NON-
PRICING OF VOTING STOCK           AFFILIATES             AGGREGATE MARKET VALUE
-----------------------     -------------------------    ----------------------
        $0.80                     228,310 (2)                   $182,648.00



(1) Reflects the price of shares of Common Stock, par value $0.01 per share, traded on June 17, 2002, which is the last date the stock was traded prior to the end of the most recently completed second fiscal quarter. The registrant's Common Stock was removed from quotation through the NASDAQ system on July 29, 1988. There is no established trading market for the Company's Common Stock.

(2) Excludes shares held by Executive Officers and Directors of the registrant, without admitting that any such Executive Officer or Director is an affiliate of the registrant.

The number of shares outstanding of each of the registrant's classes of common stock, as of March 31, 2003 was as follows:

Common Stock, $.01 par value: 351,210
Class B Common Stock, $.01 par value: 912,015

THE WESTWOOD GROUP, INC.
ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 10-K

TABLE OF CONTENTS
PART I
ITEM 1.       BUSINESS
ITEM 2.       DESCRIPTION OF PROPERTY
ITEM 3.       LEGAL PROCEEDINGS
ITEM 4.       SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

PART II
ITEM 5.       MARKET FOR REGISTRANT'S COMMON EQUITY AND
              RELATED STOCKHOLDER MATTERS
ITEM 6.       SELECTED FINANCIAL DATA
ITEM 7.       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS
ITEM 7A.      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
ITEM 8.       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
ITEM 9.       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
              AND FINANCIAL DISCLOSURE

PART III
ITEM 10.      DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
ITEM 11.      EXECUTIVE COMPENSATION
ITEM 12.      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
              MANAGEMENT
ITEM 13.      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PART IV
ITEM 14.      CONTROLS AND PROCEDURES
ITEM 15.      EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
              FORM 8-K

SIGNATURES
CERTIFICATION
EXHIBIT INDEX

         Exhibit 21.1      List of Subsidiaries
         Exhibit 23.1      Consent of Independent Auditors
         Exhibit 99.1 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

                           FORWARD-LOOKING STATEMENTS

      The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. Certain statements contained throughout this Annual Report constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry trends, changes in business strategy or development plans; availability and quality of management; and availability, terms and deployment of capital.

      References to "we," "us," "our," the "Company," "Westwood" or the "Westwood Group" refer to The Westwood Group, Inc., and in some cases, its subsidiaries, as well as all predecessor entities. Our principal executive offices are located at 190 V.F.W. Parkway, Revere, Massachusetts, 02151, and our telephone number is (781) 284-2600.

                                     PART I

ITEM 1. BUSINESS

(a) General

      The Westwood Group, Inc. was incorporated in Delaware in 1984 as the successor to racing and restaurant operations which commenced in 1935 and 1968, respectively. The Company operates Wonderland Greyhound Park ("Wonderland" or "Wonderland Park"), a pari-mutuel greyhound racing facility located in Revere, Massachusetts. Until July 1997, the Company also operated a pari-mutuel harness racing facility located in Foxboro, Massachusetts. (See Item 3, "Legal Proceedings").

(b)  Business Segments

      The Company operates solely in the pari-mutuel greyhound racing industry.

(c)  Description of Business

         The Company's wholly-owned subsidiary, Wonderland Greyhound Park, Inc., operates a greyhound racetrack, located in the City of Revere, Massachusetts. Revere adjoins the City of Boston. Wonderland Park is approximately five miles north of downtown Boston and is served directly by major transportation routes and the Massachusetts Bay Transportation Authority rail line. The racetrack is approximately two miles from Boston's Logan International Airport.

      In addition to the racetrack, the Company maintains and operates two (2) full service restaurants, a sports bar and other concession facilities at the racetrack to serve patrons of Wonderland Park. The racetrack facility can accommodate 10,000 patrons. The average attendance per day in 2002 was approximately 801 persons. The total attendance for the year was approximately 260,000 persons. The complex encompasses a total of approximately thirty-five
(35) acres, including paved and lighted parking which has capacity for approximately 2,300 cars.

      Wonderland was originally opened in 1935 and has operated continuously from the same location since that time. Wonderland is authorized to conduct up to 520 live matinee and evening performances during any calendar year. In addition to conducting 324 live racing performances during 2002, Wonderland provided its patrons with simulcast wagering from 52 various greyhound, thoroughbred and harness tracks throughout the country. Wonderland also broadcasts its simulcast signal to 90 locations throughout the country. The Company is continuing its efforts to penetrate new markets into which it can broadcast its signal and to develop new ways to provide quality racing entertainment to its on-track patrons. See "Government Regulation" below for a discussion of simulcast legislation.

      The Company's annual revenues are mainly derived from the commissions that it receives from wagers made by patrons during its racing performances and from admission and concession charges at such performances. Wagers at Wonderland are placed under the pari-mutuel wagering system, pursuant to which the winning bettors in each race divide the total amount bet on the race in proportion to the sums they wagered individually, after deducting certain percentages governed by state law including amounts which are reserved for The Commonwealth of Massachusetts, the owners of the winning greyhounds and the racetrack.

      The pari-mutuel commission is regulated by the state regulatory commission in the jurisdiction of the individual race track. In addition, the net pari-mutuel commission varies based upon the type of wager. Finally, the Company generates commission revenue from other tracks for all amounts wagered on its product at their facilities. These commissions vary based upon contractual arrangements.

      The average gross pari-mutuel commission on live racing at Wonderland was approximately 24% of each $1.00 wagered on track during 2002, 2001 and 2000. Out of this amount, approximately 6% is distributed to kennel operators as purses paid, 5% is paid to The Commonwealth of Massachusetts in the form of pari-mutuel tax and 0.5% each is deposited into the Greyhound Adoption Trust Fund and Promotional Trust Fund.

      The Commissioners of The Commonwealth of Massachusetts State Racing Commission, as individuals, are the trustees and Wonderland is the beneficiary of the Greyhound Capital Improvements and Promotional Trust Funds which have been established in accordance with Massachusetts law and are dedicated to reimbursement of capital improvements and promotional expenses.

      During July 1997, the Company's harness racing subsidiary, Foxboro Park, Inc., was evicted from the Foxboro Raceway. (See Item 3, "Legal Proceedings"). As such, its operating results are reflected as discontinued operations.

      In February 1998, the Company executed an Assignment for the Benefit of Creditors for Foxboro Park, Inc., Foxboro Harness, Inc. and Foxboro Thoroughbred, Inc. The assignment was executed to provide a mechanism for the liquidation of its assets and the distribution of proceeds to its creditors.

(d) Competition and Marketing

      The Company is trying to adapt and survive in a dramatically changing environment, one in which the Company and the racing industry nationally have experienced significant declines in on-site attendance and dollars wagered. The Company continues to be negatively impacted by a strong Massachusetts state lottery, two (2) Indian Casinos in Connecticut and slot machines at the Lincoln, Rhode Island greyhound track. The casinos and track are in close proximity to the Massachusetts border and therefore rely upon their ability to attract Massachusetts patrons.

      Furthermore, Wonderland is at a competitive disadvantage when compared with other New England greyhound racetracks in that the simulcast legislation only permits Wonderland to offer a very limited amount of simulcasting from thoroughbred racetracks due to its proximity to the Suffolk Downs thoroughbred racetrack.

      In August 2000, animal rights activists were able to obtain the necessary number of signatures in order to place a binding initiative petition to ban all wagering on greyhound racing within Massachusetts effective June 1, 2001 on the November 2000 Massachusetts ballot. If the initiative had passed, it would have prohibited both live and simulcast wagering at The Westwood Group's Wonderland racetrack facility, thus, in all likelihood, shutting down its principal business. The campaign to defeat the ballot initiative was conducted jointly with the dogtrack in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts. Richard P. Dalton, The Westwood Group's President and Chief Executive Officer, served as the chairman of the committee. This initiative was narrowly defeated in the November 7, 2000 election. Despite the defeat of the initiative, the animal rights activists remain active in their attempts to cause the Wonderland racetrack to be permanently closed. Moreover, the advertising campaign directed at banning greyhound racing has negatively affected the image of greyhound racing.

(e) Government Regulation

      Wonderland operates under an annual license granted after application to, and public hearings by, the Massachusetts State Racing Commission. Wonderland received its first license in 1935 and has had its license renewed annually since that date. The Racing Commission has certain regulatory powers with respect to the dates and the number of performances granted to its licensees and various other aspects of racetrack operations. In addition, the Massachusetts State Racing Commission licenses certain key officials employed by Wonderland. The failure to receive or retain the annual racing license would have a material adverse effect on our business.

      Alcoholic beverage control regulations require Wonderland to apply to a state and local authority for a license or permit to sell alcoholic beverages on the premises. The licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants and bars, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The failure to receive or retain, or a delay in obtaining, a liquor license could adversely affect the Company's ability to operate the restaurant facilities. The Company has not encountered any material problems relating to alcoholic beverage licenses to date.

      Various federal and state labor laws govern the Company's relationship with its employees, including such matters as minimum wage requirements, overtime and other working conditions. Significant additional government-imposed increases in minimum wages, paid leaves of absence, mandated health benefits or increased tax payment requirements in respect to employees who receive gratuities could have a material adverse effect on the Company's results of operations.

      During 2001, the Company and the owners of other area racetracks worked to enact legislation which would permit the Company and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a much more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system.

      On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the then acting governor of Massachusetts. Under this statute, the Company and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. The new legislation also provides that the Company is required to pay premiums for the right to simulcast out-of-state thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse accounts of the individual racetracks responsible for such unclaimed wagers. During 2001, the Company received a one-time grant of $300,035 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts.

      Despite the enactment of this legislation and the potential for increase in cash flow from such legislation, management does not believe that this legislation in its current state has or will materially benefit the Company's overall racing operations.

      Management has worked diligently over the past decade in attempting to convince the governors and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. While various legislation was introduced, including for the upcoming legislative session, the Massachusetts state legislature took no action on gaming in the years 2000, 2001, and 2002. On October 3, 2002, the then acting Governor of Massachusetts issued an executive order establishing an exploratory commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002.

      The work of this commission was divided among four subcommittees. Each subcommittee was assigned to focus exclusively on the potential regulatory, economic development, fiscal or social and cultural impact of the expansion of gaming, respectively. The report describes the findings of each subcommittee with respect to each area to which it was assigned. This commission's report did not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focuses on the various ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens.

      Management is unable to predict what, if any, impact this report will have on the overall prospects for the enactment of legislation in Massachusetts to expand legalized gaming. There is no assurance that the release of this report will prompt or thwart the introduction or enactment of such legislation. This is not the first time a commission of this type had been formed. Over the past decade, when similar commissions have proposed the introduction of gaming legislation, numerous bills have been introduced, but legislation has never been enacted despite being supported of by the then Governor of The Commonwealth of Massachusetts and certain state legislators. Moreover, there is no assurance that newly elected Governor Romney or the state legislature will adopt the findings of this commission.

      According to published newspaper accounts, Governor Romney has directed his Chief of Commerce and Labor, Robert Pozen, to conduct an independent analysis of the possible expansion of gaming, which is not anticipated to be completed until some time in the spring of 2003. In addition, according to such newspaper accounts, Governor Romney is considering introducing legislation to allow video slot machines at two to four unspecified sites in the Commonwealth with five-year licenses to be auctioned to the highest bidders. In a recent hearing of the Government Regulations Committee of the Massachusetts House of Representatives, Mr. Pozen, on behalf of the Romney administration, stated that 7,200 slot machines at three unspecified sites could raise as much as $300 million annually in additional state tax revenues. At this same hearing, a number of other of gaming-related proposals were discussed. According to published newspaper accounts, on April 15, 2003, the House of Representatives will debate two gaming bills related to permitting slot machines at the Commonwealth's four racetracks and authorizing slot machines and full-scale casinos. According to newspaper accounts, the Government Regulations Committee has recommended that both gaming bills be defeated.

      If Governor Romney and/or the state legislature determines to introduce or enact legislation in 2003 to expand gaming, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Westwood Group would in fact benefit from such legislation if ultimately enacted.

(f) Employees

      At March 31, 2003, the Company employed approximately 350 persons.

ITEM 2. DESCRIPTION OF PROPERTY

      The racetrack facilities, which are located in Revere, Massachusetts, include a one-quarter mile oval sand track, a physical plant consisting of a climate controlled grandstand and clubhouse and a two-story administrative center. Wonderland Greyhound Park is mortgaged to secure the indebtedness owed under a term loan to the Boston Federal Savings Bank. (See Item 7, "Liquidity and Capital Resources," and Note 3 of Notes to Consolidated Financial Statements).

      The executive offices are owned by the Company and are located at Wonderland Greyhound Park in Revere, Massachusetts.

ITEM 3. LEGAL PROCEEDINGS

      The Company is involved in various legal proceedings that arise in the ordinary course of its business.

      In 1996, litigation ensued between Foxboro Realty Associates, LLC, et al. and the Company, its subsidiary Foxboro Park, Inc., et al. in Norfolk Superior Court in Massachusetts, over Foxboro Park's right to occupy Foxboro Raceway. The Court issued an execution pursuant to which Foxboro Park was evicted from the racetrack on July 31, 1997. The parties appealed to the Massachusetts Appeals Court on January 27, 1998.

      On July 8, 1998, Foxboro Route 1 Limited Partnership, et al., filed a civil action in Suffolk Superior Court in Massachusetts against The Westwood Group, Inc., Wonderland Greyhound Park, Inc., et al., seeking payment for use and occupancy of Foxboro Raceway, and other damages, from 1992 through July 1997. On January 30, 2001, the above-mentioned cases were settled without monetary damages to either party.

      In January 2001, the Company lost at arbitration a claim brought against it by a former totalisator vendor. The judgment amount was $468,000. This amount has been recorded in "Other income (expense), net" as of the fourth quarter of 2000 and fully accrued in current liabilities. As of December 31, 2001, the judgment amount, plus accrued interest thereon, totaled $538,000. The arbitrator's decision was appealed to the United States Federal District Court in Massachusetts and overturned. The former vendor appealed the District Court decision to the United States Federal Circuit Court of Appeals, which upheld the arbitrator's original decision. The case was returned to the United States Federal District Court where a judgment was entered. The parties have negotiated a settlement agreement which provides for an aggregate payment in the amount of $603,534 to be paid by the Company in weekly installments ranging from $1,374 to $2,000, with the remaining balance due and payable on April 1, 2003. The Company paid remaining balance on September 3, 2002 in connection with entering into its new credit facility with Boston Federal Savings Bank (See Item 7 under the caption "Liquidity and Capital Resources" for a description of the credit facility) with Boston Federal Savings Bank.

      On March 18, 2003, the Company received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Secretary of the Commonwealth, Securities Division of The Commonwealth of Massachusetts, one day prior to the date of the special meeting of the stockholders to approve a proposed reverse stock split, which, if approved, would have resulted in the Company changing its status from a public company to a private company (See Item 7 under the caption "Liquidity and Capital Resources" for a description of the proposed reverse stock split). The Administrative Complaint, which was prompted by the receipt by the Massachusetts Securities Division of an anonymous letter from a Company stockholder, claims that the Westwood Group failed to disclose certain information to the stockholders in the Company's Proxy Statement, which the Division alleges to be "material." The stockholders' meeting scheduled for March 19, 2003, in order to approve the proposed going private transaction, was adjourned in order to permit the Company to address this matter. On April 8, 2003, the Company filed an answer in response to the Administrative Complaint denying each of the allegations set forth in the Administrative Complaint. A hearing to address the Ex Parte Motion for a Temporary Order to Cease and Desist has been scheduled for the end of April 2003.

      On April 1, 2003, a class action complaint was filed by a stockholder of the Company, Joseph I. Messina, against the Westwood Group and the Company's Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information that Mr. Messina alleges to be "material". The Company disputes all of the allegations set out in the Complaint and will take appropriate action to address this Complaint.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

      During the fourth quarter of 2002, there were no matters submitted to a vote of the securities holders, through the solicitation of proxies or otherwise.

                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

(a) Market Price

There is no established trading market for the Company's Common Stock or the Company's Class B Common Stock.

The Company's Common Stock is traded on the pink sheets. The following table sets forth for the periods indicated the high and low sales prices.

Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

 Fiscal year ended December 31, 2002, the sales prices per share of Common Stock are as follows:

           First Quarter     Second Quarter     Third Quarter     Fourth Quarter
           -------------     --------------     -------------     --------------
High               $0.80              $1.10             $1.25              $7.00
Low                $0.80              $0.80             $0.80              $0.51


Fiscal year ended December 31, 2001, sales prices per share of Common Stock are as follows:

           First Quarter     Second Quarter     Third Quarter     Fourth Quarter
           -------------     --------------     -------------     --------------
High               $0.75              $1.00          No Sales              $0.85
Low                $0.75              $0.75          No Sales              $0.85

During the first quarter of 2003 through March 17, 2003, our common stock traded at prices ranging from a low sales price of $3.10 to a high sales price of $8.00.

(b) Approximate Number of Record Holders of Common Stock and Class B Common
Stock

                                             Number of Record Holders As Of
Title or Class                                       March 31, 2003
--------------                               -------------------------------
Common Stock - par value $.01                             425

Class B Common Stock - par value $.0                       11

(c) Dividend History

      No dividends were declared by the Company on its Common Stock during 2002, 2001, or 2000. The Company has not paid a cash dividend on its Class B Common Stock to date. The Company does not intend to pay cash dividends on either Common Stock or Class B Common Stock in the immediate future.

(d) Securities Authorized for Issuance Under Equity Compensation Plans

      This table provides certain information as of December 31, 2002, with respect to our equity compensation plans:

                                                       Number of Securities    Weighted average        Number of
                                                        to be issued upon       exercise price         securities
                                                           exercise of          of outstanding         Remaining
                                                       outstanding options,    options, warrants     available for
                                                       warrants and rights        and rights        Future issuance
               Plan Category                                  (a)                    (b)                 (c)
--------------------------------------------------     -------------------     -----------------    ---------------
Equity compensation plans approved by security
holders                                                            0                  N/A                  0

Equity compensation plans not approved by security
holders                                                      113,573(1)              $3.00                 0

Total                                                        113,573                 $3.00                 0

(1) Options for 92,500 shares of the Company's Common Stock were granted pursuant to individual compensation agreements, which are described under Item 11 under the caption "Stock Option Agreement." A former director of the Westwood Group has the right to receive an estimated 21,073 shares of the Company's Common Stock (See Item 13).

ITEM 6. SELECTED FINANCIAL DATA

      The following data insofar as it relates to the three fiscal years ended December 31, 2000 through December 31, 2002 has been derived from the Consolidated Financial Statements appearing herein, including the Consolidated Balance Sheets as of December 31, 2002 and 2001 and the related Consolidated Statements of Operations for each of the three years in the period ended December 31, 2002. The data insofar as it relates to the Consolidated Balance Sheets as of December 31, 2000, 1999 and 1998 and the Consolidated Statement of Operations for the fiscal years ended December 31, 1999 and 1998 have been derived from our historical financial statements of those periods.

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------------------------------------------
                                                      2002             2001            2000             1999              1998
                                                  -----------      -----------      -----------      -----------      -----------
CONSOLIDATED STATEMENT OF                                    (Dollars in Thousands Except Per Share and Share Amounts)
OPERATIONS DATA
Operating revenue                                 $    15,794      $    16,983      $    17,671      $    17,545      $    18,971
                                                  -----------      -----------      -----------      -----------      -----------
Expenses:

   Operating expenses                                  15,881           15,847           16,749           16,361           17,506
   Depreciation and amortization                          642              536              524              584              700
                                                  -----------      -----------      -----------      -----------      -----------
    Total expenses                                     16,523           16,383           17,273           16,945           18,206
                                                  -----------      -----------      -----------      -----------      -----------

Income (loss) from operations                            (729)             600              398              600              765

Interest expense, net                                    (375)            (515)            (461)            (499)            (398)
Loss on sale of investment                                 --               --               --           (1,809)              --
Change in accounting estimate                              --             1,058              --               --               --

Other income (expense), net (2)                           (31)             (21)            (693)               3              525
                                                  -----------      -----------      -----------      -----------      -----------

Income (loss) before income taxes                      (1,135)           1,122             (756)          (1,705)             892

Provision for income taxes                                 62               46               93               91               83
                                                  -----------      -----------      -----------      -----------      -----------

Income (loss) from continuing operations before
operations of discontinued harness racing
subsidiary                                             (1,197)           1,076             (849)          (1,796)             809
Gain from operations of discontinued
harness racing subsidiary (net of income
taxes of $20,400 in 1998)                                  --              351              353               --            1,001

                                                  -----------      -----------      -----------      -----------      -----------

Net income (loss)                                 ($    1,197)     $     1,427      ($      496)     ($    1,796)     $     1,810
                                                  ===========      ===========      ===========      ===========      ===========

Basic per share data:

 Income (loss) from continuing
 operations                                       ($     0.95)     $      0.85      ($     0.67)     ($     1.42)     $      0.63
 Income from discontinued operations                       --             0.28             0.28               --             0.81
                                                  -----------      -----------      -----------      -----------      -----------

 Net income (loss)                                ($     0.95)     $      1.13      ($     0.39)     ($     1.42)     $      1.44
                                                  ===========      ===========      ===========      ===========      ===========

Weighted average common shares outstanding          1,263,225        1,263,225        1,263,225        1,263,225        1,261,252
                                                  ===========      ===========      ===========      ===========      ===========

Diluted per share data:

 Income (loss) from continuing operations         ($     0.95)     $      0.85      ($     0.67)     ($     1.42)     $      0.63

 Income from discontinued operations                       --             0.28             0.28               --             0.78
                                                  -----------      -----------      -----------      -----------      -----------

Net income (loss)                                 ($     0.95)     $      1.13      ($     0.39)     ($     1.42)     $      1.41
                                                  ===========      ===========      ===========      ===========      ===========

Diluted weighted average common shares
outstanding                                         1,263,225        1,263,225        1,263,225        1,263,225        1,281,243
                                                  ===========      ===========      ===========      ===========      ===========

                                                                                     AS OF DECEMBER 31,
                                                        -------------------------------------------------------------------------
                                                         2002             2001             2000             1999            1998
                                                        -----            -----            -----            -----           ------
CONSOLIDATED BALANCE SHEET DATA
Working capital (deficit)                             $  (376)         $(1,201)         $(2,186)         $(1,543)         $(3,381)

Total assets                                            7,127            6,913            7,780            9,413           13,369

Long-term debt (1)                                      5,531            3,772            4,096            4,392            5,551

Stockholders' equity (deficiency)                      (1,844)            (405)          (1,772)          (1,259)             466

(1) Long-term debt at December 31, 2002, 2001, 2000, 1999 and 1998 excludes $96,
$324, $295, $273 and $351, respectively, of long-term debt reclassified as current obligations (see Note 3 of Consolidated Financial Statements).

(2) The table above reflects the Company's accounting for its investment in Back Bay Restaurant Group, Inc. ("BBRG") under the equity method. Other income (expense), net contains income of approximately $157,000 and $525,000 from the Company's investment in BBRG for 1999 and 1998, respectively.

(3) Interest expense is net of interest income of $7, $7, $25, $10 and $45 for the years ended December 31, 2002, 2001, 2000, 1999, and 1998, respectively.

ITEM 7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this annual report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "Results of Operations" and elsewhere in this annual report.

General

      Wonderland currently conducts live racing seven (7) nights per week, April through September, and six (6) nights per week throughout the rest of the year. Wonderland also offers simulcast wagering afternoons and evenings throughout the year. The table below illustrates certain key statistics for Wonderland for each of the past three (3) years:

                                        2002     2001     2000
                                        ----     ----     ----
Performances                             324      333      350
Simulcast days                           361      361      363
Pari-mutuel handle (millions)
   Live-on track                        $ 16     $ 20     $ 23
   Live-simulcast                         30       34       40
   Guest-simulcast                        49       49       50
                                        ----     ----     ----
                                        $ 95     $103     $113
                                        ====     ====     ====

Total attendance (thousands)             260      290      313
                                        ====     ====     ====
Average per capita on site wagering     $252     $239     $233
                                        ====     ====     ====

      Wonderland has been granted a license to conduct up to 520 racing performances during 2003.

Results of Operations

      During 2001, the Company and the owners of other area racetracks worked to enact legislation which would permit the Company and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system.

      On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting governor of Massachusetts. Under this statute, the Company and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. This legislation also provides that the Company is to pay premiums for the right to simulcast interstate thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition, to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse account of the individual racetracks responsible for such unclaimed wagers. The Westwood Group also received a one-time grant of $300,035 during 2001 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts.

      Despite the enactment of this legislation and the initial potential for an increase in cash flow from such legislation, management does not believe that this legislation has materially benefited the Company's overall racing operations since November 2001.

      The Company is still experiencing a decline in total attendance and live-on track handle caused by a variety of factors, including a general decline in the pari-mutuel racing industry, the negative effect of the ballot initiative on greyhound racing's image, and strong competition for the wagered dollar from the Massachusetts State Lottery and from the introduction of casino gambling and slot machines in neighboring states. (See Item 1D, "Competition and Marketing").

      Management has worked diligently over the past decade in attempting to convince the Governors and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. While various legislation was introduced, including for the upcoming legislative session, the Massachusetts state legislature took no action on gaming in the years 2000, 2001, and 2002. On October 3, 2002, the then acting Governor of Massachusetts issued an executive order establishing an exploratory commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002. This commission's report did not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focuses on the various ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens.

      According to published newspaper accounts, Governor Romney has directed his Chief of Commerce and Labor, Robert Pozen, to conduct an independent analysis of the possible expansion of gaming, which is not anticipated to be completed until some time in the spring of 2003. In addition, according to such newspaper accounts Governor Romney is considering introducing legislation to allow video slot machines at two to four unspecified sites in the Commonwealth with five-year licenses to be auctioned to the highest bidders. In a recent hearing of the Government Regulations Committee of the Massachusetts House of Representatives, Mr. Pozen, on behalf of the Romney administration, stated that 7,200 slot machines at three unspecified sites could raise as much as $300 million annually in additional state tax revenues. At this same hearing, a number of other of gaming-related proposals were discussed. According to published newspaper accounts, on April 15, 2003, the House of Representatives will debate two gaming bills related to permitting slot machines at the Commonwealth's four racetracks and authorizing slot machines and full-scale casinos. According to newspaper accounts, the Government Regulations Committee has recommended that both gaming bills be defeated.

      If Governor Romney and/or the state legislature determines to introduce or enact legislation in 2003 to expand gaming, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Westwood Group would in fact benefit from such legislation if ultimately enacted.

Operating Revenue for year ended December 31, 2002 compared to year ended December 31, 2001

      Total operating revenue including pari-mutuel commissions declined by 7% or approximately $ 1.2 million to $15.8 million in 2002 as compared to $17.0 million in 2001. Total handle decreased by 8% in 2002 to $95 million as compared to $103 million in 2001. Live-on track handle decreased by $4 million or 20% in 2002 to $16.0 million as compared to $20.0 million in 2001, while live-simulcast handle decreased by $4 million or 11% in 2002 to $30 million compared to $34.0 million in 2001. Guest-simulcast handle remained unchanged from 2001 to 2002.

      Wonderland had nine fewer live racing performances in 2002 for a total of 324 live performances as compared to 333 live performances in 2001, with a 10% decrease in attendance between 2002 and 2001. Concessions revenue increased 5% to $1.6 million in 2002 from $1.5 million in 2001. Concessions revenue consists of food, beverage, program sales, and advertising income.

      Other operating revenue declined by 29% to $1.4 million in 2002 from $2.0 million in 2001. Pari-mutuel commissions for the year ended December 31, 2002 included approximately $124,000 deposited into the Greyhound Capital Improvements Trust Fund, $80,000 into the Greyhound Adoption Fund, and $204,000 into the Greyhound Promotional Trust Fund. During same period of 2001, such amounts were $244,000, $0, and $246,000, respectively. These funds are maintained through remittance by Wonderland of a percentage of the handle that is retained by Wonderland after payment to bettors. Reimbursement is periodically approved by The Commonwealth of Massachusetts to the extent that the trust fund balance equals or exceeds the reimbursements for which the Company applied.

Operating Revenue for year ended December 31, 2001 compared to year ended December 31, 2000

      Total operating revenue including pari-mutuel commissions declined by 4% or approximately $ 700,000 in 2001 to $17.0 million as compared to $17.7 million in 2000. Total handle in 2001 was $103 million as compared to $113 million in 2000. Live-on track handle decreased by $3 million or 13% in 2001 to $20.0 million as compared to $23.0 million in 2000, while live-simulcast handle decreased by $6 million or 15% to $34.0 million. Guest-simulcast handle decreased by approximately $1.0 million or 2% in 2001 to $49.0 million as compared to $50.0 million in 2000.

      Wonderland had seventeen (17) fewer live racing performances in 2001 for a total of 333 live performances as compared to 350 live performances in 2000, with a 7% decrease in attendance between 2001 and 2000. Concessions revenue decreased slightly to $1.5 million in 2001 from $1.6 million in 2000. Concessions revenue consists of food, beverage, program sales, and advertising income. Other operating revenue remained essentially unchanged compared to 2000.

Operating Expenses for the year ended December 31, 2002 compared to year ended December 31, 2001

      Total operating expenses were $16.5 million and $16.4 million in 2002 and 2001, respectively. Purse expense declined by 7% because of the decline in on-track handle. Purse expense is determined by contractual agreement with the dog owners and statutory requirements of The Commonwealth of Massachusetts based upon on-track handle. During 2002, administrative and operating expenses increased by approximately $260,000 or 5% compared to the same period in 2001. This increase was mainly the result of costs related to our going private transaction.

Operating Expenses for the year ended December 31, 2001 compared to year ended December 31, 2000

      Total operating expenses were $16.4 million and $17.3 million in 2001 and 2000, respectively. Purse expense declined by 7% because of the decline in on-track handle. Purse expense is determined by contractual agreement with the dog owners and statutory requirements of The Commonwealth of Massachusetts based upon on-track handle. During 2001, administrative and operating expenses decreased by approximately $668,000 compared to the same period in 2000. When deduction is made for $881,000 of expenditures on the ballot initiative during 2000, baseline administrative and operating expenses show an increase of $213,000. This increase is primarily attributable to insurance and utility costs. (See Item 1E, "Government Regulation").

Depreciation and Amortization

      Depreciation and amortization increased in 2002 as compared to 2001 by approximately $106,000 and increased by approximately $12,000 in 2001 from 2000. The increase during 2002 was the result of extensive capital additions to the track facility. The Company continues to replace capital items as they become obsolete.

Interest Expense

      Interest expense during 2002 declined by approximately $140,000 as the result of lower average outstanding balances and advantageous refinancing of the Company's long term debt.

      During 2001, interest expense increased by approximately $54,000 as compared to 2000. The increase was the result of interest accrued on a litigation settlement with a totalisator vendor whose amount became known at the end of 2001.

Other Income (Expense)

      During 2001, the Company realized $1,058,007 in income from a change in accounting estimate related to a long-term liability. In the event that the Company had not realized this $1,058,007, its income from continuing operations would have been $18,000 in 2001.

      In January 2001, the Company lost at arbitration a claim brought against it by a former totalisator vendor. The judgment amount was $468,000. This amount was recorded as "other expense" during the year ended December 31, 2000.

Provision For Income Taxes

      The Company's provision for income taxes was less than the statutory federal tax rate of 34% during 2002, 2001, and 2000 primarily due to the utilization of available net operating loss carryforwards for which the related deferred tax asset has been fully reserved. The provision for taxes of $62,000 in 2002, $46,000 in 2001, and $94,000 in 2000 consists of state income taxes.

Discontinued Operations

      Foxboro Park, Inc. ("Foxboro," which term as used herein includes its wholly-owned subsidiaries) conducted seasonal live harness racing generally two
(2) evenings and two (2) matinees per week, while simulcasting afternoons and evenings through July 1997. (See Item 3, "Legal Proceedings;" and Note 4 of Notes to Consolidated Financial Statements). In 2001 and 2000, the Company recognized gains of $351,000 and $353,000 resulting from the reduction of liabilities related to discontinued operations.

Liquidity and Capital Resources

      At December 31, 2002, the Company had a working capital deficit of approximately $376,000, and a stockholders' deficit of approximately $1.8 million. Historically, the Company's primary sources of capital to finance its businesses have been its cash flow from operations and credit facilities. The Company's capital needs are primarily for maintenance and enhancement of the racing facility at Wonderland, and for debt service requirements.

      The Company's cash and cash equivalents totaled approximately $114,000 at December 31, 2002, compared with $12,000 at December 31, 2001. The Company generated a cash deficit from operations of approximately $ 520,000 during 2002 as compared to a deficit of $143,000 during 2001. Non-cash items included in the Company's net loss in 2002 consist of depreciation and amortization expense of $642,000. Changes in working capital accounts including restricted cash, accounts payable and other accrued liabilities generated approximately $275,000 of cash in 2002. Net cash used in investing activities in 2002 of approximately $405,000 primarily represents additions to property, plant and equipment.

      On September 3, 2002, Wonderland Greyhound Park Realty, LLC, a subsidiary of the Company, entered into a $6,500,000 Loan, Reimbursement and Security Agreement with Boston Federal Savings Bank. This loan is collateralized by a mortgage on all real and personal property located at Wonderland Greyhound Park. A portion of the proceeds from this loan transaction was used to refinance the Company's then existing credit facility with Century Bank and Trust Company. The Company is the guarantor of the loan from Boston Federal Savings Bank. Financing activities in 2002 generated approximately $1.0 million of cash in the course of the refinancing of the Company's long-term debt.

      The Company is currently undertaking a capital improvements program to improve its track and patron facilities. It is anticipated that these expenditures will be fully funded by the Capital Improvement Trust Fund and a grant program contained in the racing legislation enacted in November 2001. The Company received a short-term working capital advance from Charles F. Sarkis, Chairman of the Company, of $300,000 in March 2002. This funding accrued interest at a rate of 12% and was repaid with a portion of the proceeds received in connection with the loan transaction with Boston Federal Savings Bank.

      The Company believes that it will generate enough cash from operations to satisfy its anticipated obligations during 2003.

      On February 13, 2003, the Company filed a Definitive Proxy Statement and an accompanying Schedule 13E-3 with the Securities and Exchange Commission in order to effectuate a 1,500 for 1 reverse stock split of its capital stock. If the proposed reverse stock split had been approved by a majority of the voting power of the Company's stockholders, then holders of less than 1,500 shares immediately prior to such meeting would have been cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Company to change its status from a public company to a private company. This would have relieved the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the Federal securities laws and to permit small stockholders to receive liquidity for their shares without having to pay brokerage commissions. The proposed reverse stock split would have (i) caused the Westwood Groups to redeem shares held by approximately 400 holders of record of Common Stock, (ii) retained record holders who hold 1,500 or more shares of Common Stock or Class B Common Stock, (iii) reduced the number of shares, on a pro-rata basis, held by the holders of record who hold 1,500 or more shares of Common Stock or Class B Common Stock, and (iv) changed the percent of outstanding Common Stock held by the remaining stockholders to 100%. Assuming the completion of the proposed reverse stock split and change in its status from a public company to a private company, the Company would have promptly thereafter initiated a tender offer for additional shares of its capital stock in order to provide those stockholders who would not have received a cash payment in connection with the proposed reverse stock split the opportunity to tender one post-reverse stock split share in return for $6,000, which amount reflects the highest payment to be received by any stockholder as a result of the consummation of the proposed reverse stock split.

The special meeting of the Company's stockholders scheduled for March 19, 2003 was adjourned so that the Company could address allegations raised by the Massachusetts Securities Division in an Administrative Complaint and a lawsuit brought by a stockholder in Delaware Chancery Court (See Item 3, "Legal Proceedings"). Accordingly, the proposed going private transaction was not consummated.

Racing Subsidiary

      In order to meet the requirements for renewal of racing licenses in 2004, the Company's racing subsidiary must demonstrate that among other criteria, it is a financially stable entity, capable of disposing of its obligations on an annual basis. Although management is optimistic that it will be able to demonstrate sufficient financial stability in the application for a 2004 racing license, the Company cannot assure you that the Racing Commission will continue to grant a license to conduct racing on the schedule presently maintained at Wonderland. In the event that the Company is not successful in obtaining a year 2004 racing license, the adverse impact on the Company's financial results and position would be material.

Impact of Inflation and Changing Prices

      Certain of the Company's operating expenses, such as wages and benefits, equipment repair and replacement, and inventory and marketing costs, increase with general inflation. In order for the Company to cope with inflation, it must, to the extent permitted by competition and patron acceptance, pass increased cost on by periodically increasing prices. The Company is limited in its ability to offset the effects of inflation by increasing its percentage of handle because this percentage is governed by statute.

Critical Accounting Policies

      Our accounting policies are disclosed in the Notes to the Financial Statements in this annual report. The more critical of these policies are described in the following paragraphs below.

Revenue Recognition

      The Company's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest-simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalisator vendor. This vendor's system has been independently reviewed and deemed reliable.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates that could impact on the Company's results of operations include those relating to settlement of liabilities related to discontinued operations, contractual obligations and other accrued expenses. Actual results could differ from those estimates.

Credit Facilities, Debt and Lease Payment Commitments

      During 2002, we repaid our outstanding debt with Century Bank and Trust Company with the proceeds we received from a term loan with Boston Federal Savings Bank. Under the Boston Federal Savings Bank term loan, we can borrow up to $6,500,000. As of December 31, 2002, we had borrowed a total $5,650,000 and $850,000 was available for future use. Of the available amount, $600,000 may be used for working capital purposes and $250,000 may be used to assist the Company for transaction costs to become a private company. Borrowings under the term loan bear interest at 6.5%. The term loan requires 34 monthly payments of principal and interest of $38,252. The final payment of $5,356,673 is due on September 1, 2005.

      Totalisator equipment rent (which is primarily based on the handle per performance) was approximately $335,000, $342,000 and $292,000 in 2002, 2001 and 2000, respectively. Future minimum lease payments are due at amounts calculated as a percentage of our total handle amounts. We are also liable for numerous operating leases for automobiles and other operating equipment. The future minimum lease commitments relating to these noncancelable operating leases as of December 31, 2002 are not material.

New Accounting Standards

      In April 2002, the FASB issued Statement No. 145, "Rescission of Statements No. 4, 44 and 64, Amendment of SFAS Statement No. 13, and Technical Corrections." SFAS 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board Opinion No. 30. Applying the provisions of Opinion No. 30 will distinguish transactions that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS No. 145 is effective beginning January 1, 2003. Management does not believe the adoption of SFAS No. 145 will have a significant impact on the consolidated financial statements.

      On July 30, 2002, the FASB issued Statement No. 146, "Accounting for the Costs Associated with Exit or Disposal Activities." This statement requires companies to recognize costs associated with exit or disposal activities only when liabilities for those costs are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 also requires companies to initially measure liabilities for exit and disposal activities at their fair values. SFAS No. 146 replaces Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and EITF No. 88-10, "Costs Associated with Lease Modification or Termination." The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes the adoption of this statement will not have a material impact on its operations.

     In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure - an amendment of SFAS Statement No. 123" ("SFAS 148"). This statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. We have adopted the increased disclosure requirements of SFAS 148 for the fiscal year ended December 31, 2002. We will continue to use the intrinsic value method of accounting for stock-based employee compensation.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

      The Company has no material exposure to market risk that could affect its future results of operations and financial condition. Risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may impair our business. The Company does not use derivative products and does not have any material unhedged monetary assets. (See Item 7, "Liquidity and Capital Resources").

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

CONSOLIDATED FINANCIAL STATEMENTS:

   Balance sheets

   Statements of operations

   Statements of changes in stockholders' deficiency and comprehensive income (loss)

   Statements of cash flows

   Notes to consolidated financial statements

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Westwood Group, Inc. and Subsidiaries
Revere, Massachusetts:


We have audited the accompanying consolidated balance sheets of The Westwood Group, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' deficiency and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of The Westwood Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                               /s/ BDO Seidman, LLP
                                               ---------------------------------


Boston, Massachusetts
March 26, 2003 (except for the matter discussed in Note 6
 as to which the date is April 1, 2003)

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

December 31,                                                                    2002              2001
------------                                                                ------------      ------------
ASSETS

CURRENT ASSETS:

   Cash and cash equivalents                                                $    114,327      $     12,355
   Restricted cash                                                               376,279           345,294
   Escrowed cash                                                                 294,996           180,608
   Accounts receivable                                                            20,781            42,825
   Notes receivable from officers, short-term portion (Note 10)                1,137,572           468,939
   Prepaid expenses and other current assets                                     134,583           136,730
                                                                            ------------      ------------

     Total current assets                                                      2,078,538         1,186,751
                                                                            ------------      ------------

PROPERTY, PLANT & EQUIPMENT (Note 3):

   Buildings and building improvements                                        19,094,811        18,663,406
   Machinery and equipment                                                     4,848,183         4,697,751
   Land                                                                          348,066           348,066
                                                                            ------------      ------------

                                                                              24,291,060        23,709,223

   Less accumulated depreciation and amortization                            (19,534,414)      (18,942,335)
                                                                            ------------      ------------

     Net property, plant and equipment                                         4,756,646         4,766,888
                                                                            ------------      ------------

OTHER ASSETS:

   Deferred financing costs, less accumulated amortization
     of $33,214 and $121,432 at December 31, 2002
     and 2001, respectively                                                      265,723            60,716
   Notes receivable from officers, less short-term portion (Note 10)                  --           847,593
   Other assets, net                                                              26,379            51,171
                                                                            ------------      ------------

     Total other assets                                                          292,102           959,480
                                                                            ------------      ------------

   Total assets                                                             $  7,127,286      $  6,913,119
                                                                            ============      ============

          See accompanying notes to consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

December 31,                                                                              2002              2001
------------                                                                          ------------      ------------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

   Accounts payable and other accrued liabilities (Notes 2, 5 and 6)                 $  1,749,997      $  1,452,237
   Outstanding pari-mutuel tickets                                                        608,226           611,107
   Current maturities of long-term debt (Note 3)                                           96,072           324,525
                                                                                     ------------      ------------

     Total current liabilities                                                          2,454,295         2,387,869

LONG-TERM DEBT, less current maturities (Note 3)                                        5,531,302         3,772,186
ACCRUED EXECUTIVE BONUS, long-term portion                                                     --            54,352
OTHER LONG-TERM LIABILITIES (Notes 5 and 9)                                               985,827         1,104,145
                                                                                     ------------      ------------

   Total liabilities                                                                    8,971,424         7,318,552
                                                                                     ------------      ------------


COMMITMENTS AND CONTINGENCIES (Notes 6 and 9)


STOCKHOLDERS' DEFICIENCY (Note 7):

   Common stock, $.01 par value; authorized 3,000,000 shares;
     1,944,409 shares issued                                                               19,444            19,444
   Class B common stock, $.01 par value; authorized 1,000,000
     shares; 912,615 shares issued                                                          9,126             9,126
   Additional paid-in capital                                                          13,379,275        13,379,275
   Accumulated deficit                                                                 (6,790,916)       (5,593,645)
   Accumulated other comprehensive loss                                                  (496,285)         (254,851)
   Cost of 1,593,199 common and 600 Class B common
     shares in treasury                                                                (7,964,782)       (7,964,782)
                                                                                     ------------      ------------

     Total stockholders' deficiency                                                    (1,844,138)         (405,433)
                                                                                     ------------      ------------

     Total liabilities and stockholders' deficiency                                  $  7,127,286      $  6,913,119
                                                                                     ============      ============

                    See accompanying notes to consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31,                                                2002                2001               2000
-----------------------                                             ------------        -----------       ------------
OPERATING REVENUE:

   Pari-mutuel commissions                                          $ 12,822,610        $13,496,411       $ 14,215,269
   Concessions                                                         1,560,020          1,490,150          1,565,250
   Other                                                               1,411,168          1,996,224          1,890,289
                                                                    ------------        -----------       ------------

     Total operating revenue                                          15,793,798         16,982,785         17,670,808
                                                                    ------------        -----------       ------------
OPERATING EXPENSES:

   Wages, taxes and benefits                                           6,373,593          6,394,118          6,302,820
   Purses                                                              3,527,732          3,807,916          4,108,685
   Cost of food and beverage                                             511,658            437,421            461,648
   Administrative and operating                                        5,468,127          5,208,220          5,876,152
   Depreciation and amortization                                         641,504            535,633            523,545
                                                                    ------------        -----------       ------------

     Total operating expenses                                         16,522,614         16,383,308         17,272,850
                                                                    ------------        -----------       ------------

INCOME (LOSS) FROM OPERATIONS                                           (728,816)           599,477            397,958
                                                                    ------------        -----------       ------------

OTHER INCOME (EXPENSE):

   Interest expense, net of interest income of approximately
     $7,000, $7,000 and $25,000, respectively                           (375,068)          (514,632)          (461,078)
   Other expense, net (Notes 5, 6 and 10)                                (31,348)           (20,459)          (692,740)
   Change in accounting estimate (Note 11)                                    --          1,058,007                 --
                                                                    ------------        -----------       ------------

     Total other income (expense)                                       (406,416)           522,916         (1,153,818)
                                                                    ------------        -----------       ------------

INCOME (LOSS) FROM OPERATIONS BEFORE PROVISION FOR
  INCOME TAXES                                                        (1,135,232)         1,122,393           (755,860)
PROVISION FOR INCOME TAXES (Note 8)                                       62,039             46,386             93,605
                                                                    ------------        -----------       ------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                              (1,197,271)         1,076,007           (849,465)
GAIN FROM DISCONTINUED HARNESS RACING SUBSIDIARY (Note 4)                     --            351,000            353,420
                                                                    ------------        -----------       ------------

NET INCOME (LOSS)                                                   $ (1,197,271)       $ 1,427,007       $   (496,045)
                                                                    ============        ===========       ============

BASIC AND DILUTED PER SHARE DATA:

   Income (loss) from continuing operations                         $      (.95)        $      0.85       $      (0.67)
   Income from discontinued operations                                        --               0.28               0.28
                                                                    ------------        -----------       ------------

     Net income (loss)                                              $      (.95)        $      1.13       $      (0.39)
                                                                    ============        ===========       ============

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                                         1,263,225          1,263,225          1,263,225
                                                                    ============        ===========       ============

                    See accompanying notes to consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                         AND COMPREHENSIVE INCOME (LOSS)


                  Years ended December 31, 2002, 2001 and 2000


                                                  Class B    Additional                    Other                          Total
                                    Common        Common      Paid-in     Accumulated  Comprehensive    Treasury       Stockholders'
                                    Stock         Stock       Capital      Deficit         Loss          Stock         (Deficiency)
                                 -----------   -----------  -----------  -----------   -----------    -----------      -----------
BALANCE, December 31, 1999       $    19,444   $     9,126  $13,379,275  $(6,524,607)  $  (177,890)   $(7,964,782)     $(1,259,434)

COMPREHENSIVE LOSS:

   Net loss                               --            --           --     (496,045)           --             --         (496,045)
   Pension liability adjustment           --            --           --           --       (16,347)            --          (16,347)
                                 -----------   -----------  -----------  -----------   -----------    -----------      -----------

     Total comprehensive loss                                                                                             (512,392)
                                 -----------   -----------  -----------  -----------   -----------    -----------      -----------

BALANCE, December 31, 2000            19,444         9,126   13,379,275   (7,020,652)     (194,237)    (7,964,782)      (1,771,826)

COMPREHENSIVE INCOME :

   Net income                             --            --           --    1,427,007            --             --        1,427,007
   Pension liability adjustment           --            --           --           --       (60,614)            --          (60,614)
                                 -----------   -----------  -----------  -----------   -----------    -----------      -----------

     Total comprehensive income                                                                                          1,366,393
                                 -----------   -----------  -----------  -----------   -----------    -----------      -----------

BALANCE, December 31, 2001            19,444         9,126   13,379,275   (5,593,645)     (254,851)    (7,964,782)        (405,433)

COMPREHENSIVE LOSS:

   Net loss                               --            --           --    (1,197,271)          --             --       (1,197,271)
   Pension liability adjustment           --            --           --           --      (241,434)            --         (241,434)
                                 -----------   -----------  -----------  -----------   -----------    -----------      -----------

     Total comprehensive loss                                                                                           (1,438,705)
                                 -----------   -----------  -----------  -----------   -----------    -----------      -----------

BALANCE, December 31, 2002       $    19,444   $     9,126  $13,379,275  $(6,790,916)  $  (496,285)   $(7,964,782)     $(1,844,138)
                                 ===========   ===========  ===========  ===========   ===========    ===========      ===========

                    See accompanying notes to consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (NOTE 13)

Years ended December 31,                                                                 2002             2001             2000
------------------------                                                             -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES

 Net income (loss)                                                                   $(1,197,271)     $ 1,427,007      $  (496,045)
 Adjustments to reconcile net income (loss) to net cash used in operating activities:
   Gain from discontinued harness racing subsidiary                                           --         (351,000)        (353,420)
   Depreciation and amortization                                                         641,504          535,633          523,545
   Change in accounting estimate                                                              --       (1,058,007)              --
   Minimum pension liability adjustment                                                 (241,434)         (60,614)         (16,347)
   Loss on disposal of fixed assets                                                        2,552               --               --
   Changes in operating assets and liabilities:
     Decrease (increase) in restricted cash                                              (30,985)          10,321          286,178
     Decrease (increase) in escrowed cash                                               (114,388)        (100,567)          20,469
     Decrease (increase) in accounts receivable                                           22,044           45,381          (47,334)
     Decrease (increase) in prepaid expenses and other current assets                    250,835          (28,360)           1,620
     Decrease (increase) in other assets, net                                             24,792           (2,300)           9,970
     Increase (decrease) in accounts payable and other accrued liabilities               297,760         (687,901)         129,405
     Decrease in outstanding pari-mutuel tickets                                          (2,881)         (24,248)          (3,105)
     Decrease in accrued executive bonus, long-term portion                              (54,352)         (93,528)        (287,935)
     Increase (decrease) in other long term liabilities                                 (118,318)         244,631         (359,718)
                                                                                     -----------      -----------      -----------
       Net cash used in operating activities                                            (520,142)        (143,552)        (592,717)
                                                                                     -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Additions to property, plant and equipment                                           (584,389)        (120,529)         (88,027)
   Decrease in notes receivable, officers                                                178,960          429,812          752,025
                                                                                     -----------      -----------      -----------
       Net cash provided by (used in) investing activities                              (405,429)         309,283          663,998
                                                                                     -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from short-term debt                                                         300,000               --          338,000
   Repayments of short-term debt                                                        (300,000)              --         (338,000)
   Proceeds from debt financing                                                        5,650,000               --               --
   Increase in deferred financing costs                                                 (254,432)              --               --
   Principal payments of debt                                                         (4,368,025)        (294,686)        (273,080)
                                                                                     -----------      -----------      -----------

       Net cash provided by (used in) financing activities                             1,027,543         (294,686)        (273,080)
                                                                                     -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     101,972         (128,955)        (201,799)

CASH AND CASH EQUIVALENTS, beginning of year                                              12,355          141,310          343,109
                                                                                     -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, end of year                                               $   114,327      $    12,355      $   141,310
                                                                                     ===========      ===========      ===========

                    See accompanying notes to consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF
      SIGNIFICANT
      ACCOUNTING
      POLICIES

      Description of    The Westwood Group, Inc. and subsidiaries (the
      Business          "Company") operates in one business segment through its
                        pari-mutuel racing subsidiary. Wonderland Greyhound Park
                        ("Wonderland" or "Wonderland Park") is a pari-mutuel greyhound racing facility located in Revere, Massachusetts. The Company also operated Foxboro Park, a pari-mutuel harness racing facility located in Foxboro, Massachusetts through the date of eviction in July, 1997. The Company's Foxboro harness racing operations were discontinued during 1997.

                        The Wonderland facility includes a one-quarter mile sand track, a physical plant consisting of a climate controlled grandstand and clubhouse and a two-story administrative center. The Company maintains and operates two full service restaurants, a sports bar and other concession facilities at the racetrack. The racetrack facility can accommodate 10,000 patrons. The average attendance per performance in 2002 was approximately 801 persons. The complex encompasses a total of approximately 35 acres, including paved and lighted parking providing capacity for approximately 2,300 cars.

                        Wonderland provides its patrons with a variety of entertainment options including live racing and full card simulcast wagering.

                        In 2002, the Company filed a Proxy Statement in order to change from public company status to private company status (see Note 10).

      Principles of     The consolidated financial statements include the
      Consolidation     accounts of The Westwood Group, Inc. and its
                        wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

      Cash and Cash     Cash investments with maturities of three months or less
      Equivalents       at the time of their purchase are classified as cash
                        equivalents.

      Restricted Cash   Restricted cash includes approximately $125,000 and
                        $345,000 at December 31, 2002 and 2001, respectively, related to funds dedicated to payment of the Company's liability for outstanding pari-mutuel tickets. Unclaimed winnings from pari-mutuel wagering are held by Wonderland until they become payable to the Commonwealth by the operation of unclaimed property statutes.

                        Restricted cash includes approximately $126,000 at December 31, 2002 which is required to be used for the purposes of the going private transaction.

                        Restricted cash also includes approximately $125,000 at December 31, 2002 held as collateral for the Company's letter of credit which secures the Company's racing bond.

      Escrowed Cash     Escrowed cash is related to the operations of Wonderland
                        and includes amounts held by The Commonwealth of Massachusetts in trust funds (for capital improvements and advertising/promotion). Wonderland funds these costs and requests reimbursement from the trust funds.
                        Wonderland is reimbursed upon approval by the Commonwealth.

1.     SUMMARY OF
       SIGNIFICANT
       ACCOUNTING
       POLICIES
       (Continued)

      Property, Plant   Property, plant and equipment are stated at cost and are
      and Equipment     depreciated using the straight-line method over the
                        following estimated useful lives:





                                                                      Estimated
                        Asset classification                         Useful Life
                        --------------------                         -----------
                        Building and improvements                       30 years
                        Machinery and equipment                       5-10 years

                        Gains or losses are recognized upon the disposal of property, plant and equipment, and the related accumulated depreciation and amortization are adjusted accordingly. Losses are also recognized on buildings and improvements in the event of a permanent impairment to their value, as determined by Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Impairment charges are recorded whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value. The Company believes that no such impairment exists at December 31, 2002. SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." In prior years the Company applied the provisions of SFAS 121 to evaluate impairment. Maintenance, repairs and betterments that do not enhance the value of or increase the life of the assets are charged to operations as incurred.

                        Depreciation and amortization expense (excluding amortization of deferred charges) of approximately $592,000, $500,000 and $487,000 was recorded for the years ended December 31, 2002, 2001 and 2000, respectively.

      Deferred          Deferred financing costs are being amortized on a
      Financing         straight line basis over the term of the related debt
      Costs             (34 months). Amortization expense for the years ended
                        December 31, 2002, 2001 and 2000 was approximately
                        $49,000, $36,000 and $36,000, respectively.

      Concentration     Financial instruments which potentially subject the
      of Credit Risk    Company to credit risk consist of cash equivalents and
                        accounts receivable. The Company's policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy.
                        Concentration of credit risk, with respect to accounts receivable, is limited due to the Company's credit evaluation process. The Company does not require collateral from its customers. The Company's accounts receivable balance is comprised principally of amounts due from other race tracks. Historically, the Company has not incurred any significant credit related losses.

1.    SUMMARY OF
      SIGNIFICANT
      ACCOUNTING
      POLICIES
      (Continued)

      Revenue           The Company's annual revenues are mainly derived from
      Recognition       the net commission that it receives from wagers made by
                        patrons during its live-on track racing performances, live and guest simulcast racing performances and from admission and concession charges at such performances.
                        Inter-track receivables and payables are dependent on the accuracy of an independent totalisator vendor. This vendor's system has been independently reviewed and deemed reliable.


      Stock-Based       The Company follows SFAS No. 123, "Accounting for
      Compensation      Stock-Based Compensation". SFAS No. 123 allows the
                        Company to account for its stock-based compensation plans based upon either a fair value method or the intrinsic value method. The Company has elected to follow the intrinsic value method of accounting for stock-based compensations plans prescribed under
                        Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under SFAS No. 123, the
                        Company is required to disclose the effects of applying the fair value method on the net income or loss.

                        In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure - an amendment of SFAS Statement No. 123" ("SFAS 148"). This statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. We have adopted the increased disclosure requirements of SFAS 148 for the fiscal year ended December 31, 2002. We will continue to use the intrinsic value method of accounting for stock-based employee compensation.

                        The additional disclosures required by SFAS are as follows:




                                                                             December 31,
                                                         ----------------------------------------------
                                                              2002              2001            2000
                                                         -------------      -------------     ---------
Net income (loss), as reported                           $  (1,927,271)     $   1,427,007     $(496,045)
Add:  Stock based employee compensation expense
included in reported net income (loss), net of tax                  --                 --            --
Deduct:  Total stock based employee compensation
expense determined under the fair value based method
of all awards, net of tax                                           --                 --       (42,695)
                                                         -------------      -------------     ---------
Pro forma net income (loss)                              $  (1,927,271)     $   1,427,007     $(538,740)
                                                         =============      =============     =========
Net income (loss) per basic and dilutive shares:
As reported                                              $        (.95)     $        1.13     $    (.39)
                                                         =============      =============     =========
Pro forma                                                $        (.95)     $        1.13     $    (.43)
                                                         =============      =============     =========

1.    SUMMARY OF
      SIGNIFICANT
      ACCOUNTING
      POLICIES
      (Continued)

      Income (Loss)     Basic net income (loss) per share is computed using the
      Per Common        weighted average number of common shares outstanding
      Share             during the period. Diluted net income (loss) per share
                        is computed using the weighted average number of common shares and potentially dilutive common shares, consisting of stock options with an exercise price below the average market price of common shares. In 2001, the Company had net income, however, stock options were excluded from the computation of diluted shares because their exercise prices were above the average market price of the common shares. The Company's stock options did not have a dilutive effect in 2002 or 2000 since the Company incurred a net loss.

      Income Taxes      The Company uses the liability method of accounting for
                        income taxes. Under this method, deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company's policy is to record a valuation allowance against deferred tax assets unless it is more likely than not that such assets will be realized in future periods. The Company considers estimated future taxable income or loss and other available evidence when assessing the need for its deferred tax asset valuation allowance.

      Use of            The preparation of financial statements in conformity
      Estimates         with accounting principles generally accepted in the
                        United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
                        Actual results could differ from those estimates.

      Advertising       The Company expenses advertising costs as incurred.
                        Advertising expense was approximately $216,000, $181,000
                        and $128,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

      Reclassifications Certain previously reported amounts have been reclassified in order to conform to the 2002 presentation.

      New Accounting    In April 2002, the FASB issued Statement No. 145,
      Pronouncements    "Rescission of Statements No. 4, 44 and 64, Amendment of
                        SFAS Statement No. 13, and Technical Corrections." SFAS
                        145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in Accounting Principles Board
                        Opinion No. 30. Applying the provisions of Opinion No.
                        30 will distinguish transactions that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS No. 145 is effective beginning January 1, 2003. Management does not believe the adoption of SFAS No. 145 will have a significant impact on the consolidated financial statements.

                        On July 30, 2002, the FASB issued Statement No. 146, "Accounting for the Costs Associated with Exit or Disposal Activities." This statement requires companies to recognize costs associated with exit or disposal activities only when liabilities for those costs are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 also requires companies to initially measure liabilities for exit and disposal activities at their fair values. SFAS No. 146 replaces Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and EITF No. 88-10, "Costs Associated with Lease Modification or Termination." The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes the adoption of this statement will not have a material impact on its operations.

2.    ACCOUNTS          Accounts payable and accrued liabilities as of December
      PAYABLE AND       31, 2002 and 2001 consisted of the following:
      ACCRUED
      LIABILITIES


                        December 31,                     2002                2001
                        ------------                 -------------      -------------
                        Accounts payable, trade      $   1,018,672      $     738,988
                        Accrued professional fees          220,358            202,609
                        Accrued purse liabilities          215,899             57,117
                        Other accrued liabilities          240,727            359,983
                        Accrued executive bonus             54,341             93,540
                                                     -------------      -------------

                                                     $   1,749,997      $   1,452,237
                                                     =============      =============


3.    LONG-TERM DEBT    Long-term debt consists of the following:

                        December 31,                                               2002             2001
                        ------------                                           ------------    -------------
                        9.5% Century Bank and Trust Company
                         ("Century Bank") term loan, required 60
                         monthly payments of principal and
                         interest of $58,319 beginning August 1,
                         1998, collateralized by a mortgage and
                         security interest in all real estate and
                         personal property located at Wonderland
                         Greyhound Park.                                       $         --    $   4,096,711

                        6.5% Boston Federal Saving Bank ("Boston
                         Federal Savings Bank") term loan
                         requiring 34 monthly payments of
                         principal and interest of $38,252
                         beginning November 1, 2002 collateralized
                         by a mortgage and security interest in
                         all real estate and personal property
                         located at Wonderland Greyhound Park. The
                         final payment on the loan is to be made
                         September 1, 2005 in the amount of
                         $5,356,673.                                              5,627,374               --

                        Less current maturities                                      96,072          324,525
                                                                               ------------    -------------

                        Long-term portion                                      $  5,531,302    $   3,772,186
                                                                               ============    =============

                        At December 31, 2002, the Company had drawn down a total of $5,650,000 from the Boston Federal Savings Bank loan and $850,000 was available for use. Of the available amount, $600,000 may be used for working capital purposes and $250,000 may be used to assist the Company for transaction costs to become a private company.

                        The Loan, Reimbursement, and Security Agreement, dated as of September 3, 2002, by and between Wonderland Greyhound Park Realty, LLC and Boston Federal Savings Bank, contains certain restrictive covenants including the maintenance of certain financial ratios and debt coverage requirements. As of December 31, 2002, the Company was in compliance with these covenants.

                        The proceeds from the Boston Federal Savings Bank loan were used to repay off the Century Bank term loan.

3.    LONG-TERM DEBT
      (Continued)





                        Maturities of long-term debt as of December 31, 2002 are as follows:

                        Fiscal year                                    Amount
                        -----------                                 ------------
                        2003                                       $      96,072
                        2004                                             102,505
                        2005                                           5,428,797
                                                                   -------------

                        Total                                      $   5,627,374
                                                                   =============

4.    DISCONTINUED      In 1996, litigation ensued between Foxboro Realty
      OPERATIONS        Associates, LLC, et al. and the Company, its subsidiary
                        Foxboro Park, Inc., et al., over Foxboro's right to occupy Foxboro Raceway. The Court issued an execution pursuant to which Foxboro was evicted from the racetrack on July 31, 1997. As a result the Company discontinued its harness racing operations. In the fourth quarter of 2001 and 2000, the Company recognized a gain of $351,000 and $353,420, respectively, resulting from the reduction of liabilities related to discontinued operations. As of December 31, 2002 and 2001, there were no remaining liabilities related to discontinued operations.






5.    OTHER LONG-TERM   Other long-term liabilities include approximately
      LIABILITIES       $417,216 and $469,000 at December 31, 2002 and 2001,
                        respectively, of fees owed to a law firm primarily related to litigation in prior years. Such outstanding amounts are currently payable at $1,000 per week.
                        Current maturities of $52,000 are included in accounts payable and accrued liabilities.

                        Also included in other long-term liabilities at December 31, 2001 is approximately $274,000 for a settlement of liability to a former totalisator vendor which was fully paid during 2002.

                        The remaining balance in other long-term liabilities consists of deferred compensation and deferred pension payable of $96,524 and $452,659 for 2002, respectively, and $103,999 and $257,146 for 2001, respectively, and the long-term portion of capital lease payments (see
                        Note 6).

6.    COMMITMENTS AND
      CONTINGENCIES

      Racing License    In order to meet the requirements for renewal of racing
                        licenses, Wonderland must demonstrate, on an annual basis, that it is a financially viable entity, capable of disposing of its obligations on a timely basis. The racing license has been granted for the 2003 calendar year. Although management is optimistic that it will be able to demonstrate financial stability in their applications for a year 2004 racing license, there can be no assurance that the Racing Commission will continue to grant licenses to conduct racing on the schedules presently maintained at Wonderland. In the event that the Company is not successful in obtaining a year 2004 racing license, the adverse impact on the Company would be material.

6.    COMMITMENTS AND
      CONTINGENCIES
      (Continued)

      Lease Commitment  Totalisator equipment rent (which is primarily based on the handle per performance) was approximately $335,000, $342,000 and $292,000 in 2002, 2001 and 2000,
                        respectively. Future minimum payments are due at amounts calculated as a percentage of the Company's total handle amounts. The Company is also liable for numerous operating leases for automobiles and other equipment. The future minimum lease commitments relating to noncancelable operating leases as of December 31, 2002 are immaterial.

                        In 2002, 2001 and 2000, the Company entered into capital leases for various operating equipment items.

                        As of December 31, 2002, future minimum lease payments under capital leases were as follows:

                        December 31,                                      2002
                        ------------                                     -------
                        2003                                             $20,257
                        2004                                              17,407
                        2005                                               3,146
                                                                         -------

                        Total maximum lease payments                      40,810

                        Amount representing interest                       3,794
                                                                         -------

                        Present value of minimum lease payments           37,016

                        Current portion of lease payments                 17,588
                                                                         -------

                        Long-term portion of lease payments              $19,428
                                                                         =======

                        The current portion of lease payments has been recorded in accounts payable and other accrued liabilities, while the long-term portion of capital lease payments has been recorded in other long-term liabilities.

      Litigation        The Company is subject to various legal proceedings that
                        arise in the ordinary course of its business.

                        In 1996, litigation ensued between Foxboro Realty Associates, LLC, et al. and the Company, its subsidiary Foxboro Park, Inc., et al. in Norfolk Superior Court in Massachusetts, over Foxboro Park's right to occupy Foxboro Raceway. The Court issued an execution pursuant to which Foxboro Park was evicted from the racetrack on July 31, 1997. The parties appealed to the Massachusetts Appeals Court on January 27, 1998.

                        On July 8, 1998, Foxboro Route 1 Limited Partnership, et al., filed a civil action in Suffolk Superior Court in Massachusetts against The Westwood Group, Inc., Wonderland Greyhound Park, Inc., et al., seeking payment for use and occupancy of Foxboro Raceway, and other damages, from 1992 through July 1997.

                        On January 30, 2001, the above-mentioned cases were settled without monetary damages to either party.

6.    COMMITMENTS AND   In January 2001, the Company lost at arbitration a claim
      CONTINGENCIES     brought against it by a former totalisator vendor. The
      (Continued)       judgment amount was $468,000. This amount has been
                        recorded as "other income (expense), net" during the year ended December 31, 2000. The related liability was fully accrued in current liabilities. As of December 31, 2001, the judgment amount, plus accrued interest thereon, totaled approximately $538,000. The arbitrator's decision was appealed to the United States
                        Federal District Court in Massachusetts and overturned.
                        The former vendor appealed the District Court decision to the United States Federal Circuit Court of Appeals, which upheld the arbitrator's original decision. The case was returned to the United States Federal District
                        Court where a judgment was entered. The parties negotiated a settlement agreement which provided for an aggregate payment in the amount of $603,534. The liability was fully paid as of December 31, 2002.

                        On March 18, 2003, the Company received an
                        Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Secretary of the Commonwealth, Securities Division of The Commonwealth of Massachusetts, one day prior to the date of the special meeting of the stockholders to approve a proposed reverse stock split, which, if approved, would have resulted in the Company changing its status from a public company to a private company. The Administrative Complaint, which was prompted by the receipt by the Massachusetts Securities Division of an anonymous letter from a Company stockholder, claims that the Westwood Group failed to disclose certain information to the stockholders in the Company's Proxy Statement, which the Division alleges to be "material". The stockholders' meeting scheduled for March 19, 2003 to vote to approve the proposed going private transaction was adjourned in order to permit the Company to address this matter. On April 8, 2003, the Company filed an answer in response to the Administrative Complaint denying each of the allegations set forth in the Administrative Complaint. A hearing to address the Ex Parte Motion for a Temporary Order to Cease and Desist has been scheduled at the end of April 2003.

                        On April 1, 2003, a class action complaint was filed by a stockholder of the Company, Joseph I. Messina, against the Westwood Group and the Company's Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information that Mr. Messina alleges to be "material". The Company disputes all of the allegations set forth in the Complaint and will take appropriate action to address this Complaint.

7.    COMMON STOCK,     The Company has two classes of common stock. The holders
      STOCK OPTIONS     of Common Stock are entitled to one vote for each share
      AND GRANT PLANS   of Common Stock, while the holders of Class B Common
                        Stock are entitled to ten votes for each share of Class B Common Stock. All other powers, preferences and rights are identical for the Common Stock and the Class
                        B Common Stock.

                        In October 1995, the Board of Directors approved and ratified the granting of non-qualified stock options. These options were granted to the Directors of the Company to purchase shares of common stock at an option price equal to the fair market value of the Company's common stock at the date the options were granted. The stock options vested over five years and have a life of ten years. The Company's stock options activity is summarized as follows:

                                                                Number        Exercise
                        Year ended December 31, 2002           of Shares        Price
                        ----------------------------           ---------      --------
                        Balance, December 31, 1999               283,834        $3.00
                           Terminated/expired                    (26,334)        3.00
                                                                --------         ----

                        Balance, December 31, 2000 and 2001      257,500        $3.00
                           Expired during 2002                  (165,000)        3.00
                                                                --------         ----

                        Balance December 31, 2002                 92,500        $3.00
                                                                ========         ====

7.    COMMON STOCK,     The Company's total stock options outstanding of 92,500
      STOCK OPTIONS     at December 31, 2002 expire as follows: 50,000 in
      AND GRANT PLANS   October 2005, and 42,500 in November 2007.
      (Continued)
                        All stock options were fully vested as of December 31, 2000. As a result there is no proforma expense for the years ended December 31, 2002 and 2001.

                        The assumptions used and the weighted average information for the year ended December 31, 2000 include a risk-free rate of 7.5%; an expected dividend yield of 2.5%; an expected life of 10 years; and an expected volatility factor of 45%. The weighted average fair value of options granted was $5.18 per share and the weighted average exercise price of options granted was $3.00 per share. Additionally, the weighted average remaining contractual life of options outstanding at December 31, 2000 was 3 years.

                        The effect of applying SFAS No. 123 for the year ended December 31, 2000 would have been an increase to net loss of approximately $43,000. (See Note 1 for further information.)

8.    INCOME TAXES      The Company's provision for income taxes for the years
                        ended December 31, 2002, 2001 and 2000 represents state income taxes.

                        The Company's effective tax rates differ from amounts computed by applying the statutory federal income tax rate to income (loss) from continuing operations before income taxes, as follows:

                        For the year ended
                        December 31,                             2002      2001        2000
                        ------------------                       ----      ----        ----
                        Statutory federal income tax rate       (34.0)%    34.0%      (34.0)%
                           Decrease in  valuation allowance      34.0        --        34.0
                           Non-taxable change in estimate          --     (34.0)         --
                           State income taxes                     5.5       4.1        12.3
                                                                -----      ----       -----
                        Income tax rate                           5.5%      4.1%       12.3%
                                                                =====      ====       =====

8.    INCOME TAXES      The tax effects of the significant temporary differences
      (Continued)       which comprise the deferred tax assets and liabilities
                        are as follows (in thousands):


                        December 31,                                               2002               2001
                        ------------                                             --------          ---------
                        Net operating loss carryforwards                         $  2,824          $   2,242
                        Fixed assets                                                  412                394
                        Deferred compensation                                          41                 44
                        Miscellaneous operating reserves and accruals                 204                416
                        Deferred pension                                                -                  1
                        Other assets                                                   66                 84
                                                                                 --------          ---------

                        Gross deferred assets                                       3,547              3,181

                        Less valuation allowance                                   (3,547)            (3,181)
                                                                                 --------          ---------

                        Net deferred assets                                      $     --          $      --
                                                                                 ========          =========

                        The Company has operating loss carryforwards amounting to $7.1 million which begin expiring in December of 2008. The Company has fully reserved for all net deferred tax assets as future realization of these assets is not presently determinable.

9.    PENSION PLANS     The Company contributed $90,868, $93,033 and $44,247 in
      AND RETIREMENT    2002, 2001 and 2000, respectively, to three
      BENEFITS          multi-employer pension plans for employees covered by
                        collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with the provisions of negotiated labor contracts. The Company maintains a defined benefit retirement plan for certain other union employees and one for non-union employees. The plan provides a benefit of a flat dollar amount, determined by the collective bargaining agreement with the union.
                        Company contributions to this plan totaled $64,262, $104,962 and $123,170 in 2002, 2001 and 2000,
                        respectively. Benefits under the plan are provided by a group annuity contract purchased from an insurance carrier. The expense for this plan includes amortization of the cost of providing plan benefits for past service over a period of approximately 14 years. The Company's funding policy is to contribute amounts annually to the Plan, subject to the Internal Revenue Service and ERISA minimum required and maximum allowable funding limitations. The following table sets forth the plan's funded status at December 31, 2002 and 2001:


                        December 31,                                    2002              2001
                        ------------                                 -----------      -----------
                        Actuarial present value of benefit
                          obligation:

                            Accumulated benefit obligation,

                             including vested benefits of
                             $1,275,141 and $1,205,017 for 2002
                             and 2001, respectively                 $(1,309,636)     $(1,239,862)
                                                                    ===========      ===========

                        Projected benefit obligation                $(1,309,636)     $(1,239,862)
                        Plan assets at fair value                       856,977          982,716
                        Unrecognized losses                                  --         (254,852)
                        Adjustment for minimum liability                     --          254,852
                                                                    -----------      -----------

                        Adjusted accrued pension cost (included
                          in other long term liabilities)           $  (452,659)     $  (257,146)
                                                                    ===========      ===========

9.    PENSION PLANS     Net periodic pension cost included the following
      AND RETIREMENT    components:
      BENEFITS
      (Continued)

                        December 31,                        2002            2001           2000
                        ------------                      ---------      ---------      ---------
                        Service cost- benefits earned
                          during the period               $      --      $      --      $      --
                        Interest cost on projected
                          benefit obligation                 86,633         85,485         95,619
                        Actual return on plan assets        115,212         52,952         (8,392)
                        Net (gain) loss during the
                          year, deferred for later
                          recognition                      (183,503)      (139,503)       (69,024)
                                                           --------       --------        -------

                        Net periodic pension cost
                          (benefit)                       $  18,342      $  (1,066)     $  18,203
                                                          =========      =========      =========


                        Assumptions used in accounting for the above pension information included a discount rate of 6.75% for the year ended December 31, 2002, and 7.25% for the years ended December 31, 2001 and 2000, and an expected long-term rate of return of 8.5% for all years presented.

                        The following tables set forth pension obligations and plan assets as of December
                        31, 2002 and 2001:

                        Years ended December 31,                                2002                2001
                        ------------------------                            -------------      -------------
                        Change in benefit obligation:
                           Benefit obligation as of January 1               $   1,239,862      $   1,302,656
                           Interest cost                                           86,633             85,485
                           Actuarial gain (loss)                                   57,930            (78,889)
                           Benefits paid                                          (74,789)           (69,390)
                                                                             -------------      -------------

                        Benefit obligation as of December 31                $   1,309,636      $   1,239,862
                                                                            =============      =============

                        Change in plan assets:
                           Fair value as of January 1                       $     982,716      $   1,000,096
                           Actual return on plan assets                          (115,212)           (52,952)
                           Company contribution                                    64,262            104,962
                           Benefits paid                                          (74,789)           (69,390)
                                                                             -------------      -------------

                        Fair value as of December 31                        $     856,977      $     982,716
                                                                            =============      =============


                        The Company amended the defined benefit plan in connection with the renewal of a collective bargaining agreement. The amendment provides that as of January 31, 1998, benefit accruals under the plan will be frozen for those active employees who accrued benefits under the plan before January 31, 1998. The amendment further provides that on and after January 31, 1998, employees hired by Wonderland will no longer be eligible to join the plan. The Company will make contributions on behalf of these employees at a fixed rate to the union 401(k) plan based upon hours worked. These contributions commenced in 1998.

9.    PENSION PLANS     During 1997, the Company established separate 401(k)
      AND RETIREMENT    plans for union and nonunion employees, respectively.
      BENEFITS          The plans are administered by an insurance company. The
      (Continued)       Company made contributions on behalf of certain union
                        employees based upon a fixed rate and performances worked. The total of these contributions was approximately $69,000, $71,000 and $71,000, for the years ended December 31, 2002, 2001 and 2000, respectively.

                        The Company also has employment contracts with certain retired employees which provide for the payment of retirement benefits, the cost of which has been accrued during their active employment.

                        Total expense for all retirement plans of the Company for the years ended December 31, 2002, 2001 and 2000 was approximately $224,000, $269,000 and $278,000, respectively.

10.   TRANSACTIONS      On September 24, 1999, the Company entered into a Stock
      WITH OFFICERS,    Purchase Agreement with Charles F. Sarkis, pursuant to
      EMPLOYEES         which Mr. Sarkis purchased 450,518 shares of common
      AND RELATED       stock of Back Bay Restaurant Group.
      PARTIES

                        Upon the sale of Back Bay Restaurant Group common stock to Charles F. Sarkis, the Company received a promissory note in the amount of $2,703,108. The note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid August 17, 2001. The remaining outstanding principal and accrued interest were to be paid in two installments due on December 16, 2002 and December 16, 2003. In 2002, the note was amended, and the December 16, 2002 payment was deferred until June 20, 2003. The balance outstanding under the note was $932,328 and $910,004 at December 31, 2002 and 2001, respectively.

                        The Company received a short-term working capital advance from Charles F. Sarkis, an officer of the Company, of $300,000 in March 2002. This funding accrued interest at the rate of 12% and was repaid in connection with the loan transaction with Boston Federal Savings Bank.

                        At December 31, 2002 and 2001, there were loans outstanding to officers/ stockholders including interest, of $1,137,572 and $1,316,532. The loans were restructured in 1999 to be payable over five years and bear interest at 8.0% per annum. Notes receivable and related interest, in the amounts of $932,328 and $86,608 at December 31, 2002 and $178,350 and $910,004 at
                        December 31, 2001 are due from Charles Sarkis. Notes receivable including related interest in the amount of $118,636 and $228,178 is due from Richard P. Dalton, the Company's President and Chief Executive Officer at December 31, 2002 and 2001, respectively. The Dalton note was originally recorded as a note receivable at December 31, 1998. The accrued bonus due to Mr. Sarkis of $54,341 at December 31, 2002 will be used to repay the outstanding balance on the $86,608 note receivable balance as it becomes due. The current portion of these bonus amounts are classified in accounts payable and other accrued liabilities at December 31, 2002.

10.   TRANSACTIONS      In August 2000, animal rights activists were able to
      WITH OFFICERS,    obtain the necessary number of signatures in order to
      EMPLOYEES AND     place on the November 2000 State ballot a binding
      RELATED PARTIES   initiative petition to ban all wagering on dog racing
      (Continued)       within Massachusetts effective June 1, 2001. The Company
                        expended approximately $881,000 on the campaign to defeat the ballot initiative through December 31, 2000.
                        The campaign to defeat the ballot initiative was conducted jointly with the dog track in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts. The Company's President and Chief
                        Executive Officer, Richard P. Dalton, served as the chairman of this Ballot Question Committee. These funds were used primarily for the acquisition of media time and the development and implementation of a media campaign to promote the industry point of view.

                        On August 16, 2000, the Company entered into a Settlement Agreement and Mutual Release with a stockholder of more than 5% of the Company's Common Stock who agreed to cancel certain stock options in the Company held by him, sell his shares of common stock in the Company to a third party and release the Company and Charles Sarkis from certain claims in consideration for $140,755 and the payment of his legal expenses. This amount has been recorded in "Other income (expense), net" in the accompanying statement of operations.

                        On February 13, 2003, the Company filed a Definitive Proxy Statement and an accompanying Schedule 13E-3 with the Securities and Exchange Commission in order to effectuate a 1,500 for 1 reverse stock split of its capital stock. If the proposed reverse stock split had been approved by a majority of the voting power of the Company's stockholders, then holders of less than 1,500 shares immediately prior to such meeting would have been cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Company to change its status from a public company to a private company. This would have relieved the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the Federal securities laws and to permit small stockholders to receive liquidity for their shares without having to pay brokerage commissions. The proposed reverse stock split would have (i) caused the Westwood Group to redeem shares held by approximately 400 holders of record of Common Stock, (ii) retained record holders who hold 1,500 or more shares of Common Stock or Class B Common Stock, (iii) reduced the number of shares, on a pro-rata basis, held by the holders of record who hold 1,500 or more shares of Common Stock or Class B Common Stock, and (iv) changed the percent of outstanding Common Stock held by the remaining stock-holders to 100%. Assuming the completion of the proposed reverse stock split and change in its status from a public company to a private company, the Company would have promptly thereafter initiated a tender offer for additional shares of its capital stock in order to provide those stockholders who would not have received a cash payment in connection with the proposed reverse stock split the opportunity to tender one post-reverse stock split share in return for $6,000, which amount reflects the highest payment to be received by any stockholder as a result of the consummation of the proposed reverse stock split.

                        The special meeting of the Company's stockholders scheduled for March 19, 2003 to approve the proposed reverse stock split was adjourned so that the Company could address allegations raised by the Massachusetts Securities Division in an Administrative Complaint and a lawsuit brought by a stockholder in Delaware Chancery Court. Accordingly, the proposed going private transaction was not consummated.

11.   CHANGE IN         In the fourth quarter of 2001, the Company recognized
      ACCOUNTING        $1,058,000 of non-operating income as the result of
      ESTIMATE          a change in accounting estimate on a prior year's
                        long-term liability.

12.   SELECTED          The following table sets forth selected quarterly
      QUARTERLY         financial data for 2002 and 2001 (in thousands, except
      FINANCIAL DATA    per share amounts):
      (UNAUDITED)


2002                                                1st          2nd          3rd          4th
----                                              -------      -------      -------      -------
Revenues                                          $ 4,031      $ 4,209      $ 3,815      $ 3,739
Operating income (loss)                               254          113         (217)        (879)
Income (loss) from continuing operations               73            8         (295)        (983)
Net income (loss)                                      73            8         (295)        (983)
Basic and diluted income (loss) from
   continuing operations per share                $  0.06      $  0.01      $ (0.23)     $ (0.77)
Basic and diluted net income (loss) per share     $  0.06      $  0.01      $ (0.23)     $ (0.77)

2001                                                1st          2nd          3rd          4th
----                                              -------      -------      -------      -------
Revenues                                          $ 4,116      $ 4,545      $ 4,243      $ 4,079
Operating income                                       91           42          166          300
Income (loss) from continuing operations              (25)        (175)       1,112          164
Net income (loss)                                     (25)        (175)       1,112          515
Basic income (loss) from continuing
   operations per share                           $ (0.02)     $ (0.14)      $ 0.88      $  0.13
Diluted income (loss) from continuing
   operations per share                           $ (0.02)     $ (0.14)      $ 0.87      $  0.12
Basic net income (loss) per share                 $ (0.02)     $ (0.14)     $  0.88      $  0.41
Diluted net income (loss) per share               $ (0.02)     $ (0.14)     $  0.87      $  0.40


13.   SUPPLEMENTAL      Cash paid during the years ended:
      DISCLOSURES OF
      CASH FLOW
      INFORMATION

                        December 31,                         2002                 2001               2000
                        ------------                     -----------           ----------        -----------
                        Interest                         $   392,968           $  427,060        $   458,312
                        Income taxes                     $    20,835           $   48,765        $   230,379

                        Noncash investing activities:


                        The Company recorded capital lease obligations of $8,171, $31,257 and $27,831 in 2002, 2001 and 2000,
                        respectively.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.


                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT DIRECTORS

Our directors and executive officers as of March 31, 2003 are as follows:

NAME                       AGE                       POSITION
----                       ---                       --------
Charles F. Sarkis          63                        Chairman of the Board of Directors
Richard P. Dalton          55                        President, Chief Executive Officer and Director
Paul J. DiMare             60                        Director

CHARLES F. SARKIS has served as Chairman of the Board of Directors since 1978. He was Chief Executive Officer of the Company from 1978 to 1992 and President from 1984 to 1992. He has been Chairman of the Board, President and Chief Executive Officer of Back Bay Restaurant Group, Inc. (a restaurant holding company), formerly a wholly-owned subsidiary of the Company, for more than six
(6) years. He also has been Chief Executive Officer of Sarkis Management Corporation (restaurant management) for more than six (6) years.

RICHARD P. DALTON has served as President and Chief Executive Officer of the Company since 1993. He served as Executive Vice President of the Company from 1988 to 1992 and Chief Operating Officer from 1989 until 1992. He was Vice President from 1984 until 1987; Chief Financial Officer from 1988 to 1989; Treasurer from 1974 to 1989; Assistant Secretary since 1984; and General Manager from 1981 to 1983.

PAUL J. DIMARE has been President of DiMare Homestead, Inc. (agricultural processing and packaging) and DiMare Management Corp. (agricultural management and marketing) for over six (6) years. He also is a director of First National Bank of Homestead, Florida.

      All of the directors and executive officers are citizens of the United States. There are no arrangements or understandings between any of the directors or executive officers of the Company and any other person pursuant to which such director or executive officer was or will be selected as a director or officer of the Company. Each of the executive officers of the Company holds office at the pleasure of the Board of Directors.

      Each of the three directors, Messrs. Sarkis, Dalton and DiMare, have been named as defendants together with the Company in a class action law suit filed by a stockholder of the Westwood Group in order to enjoin the Company from completing a proposed reverse stock split for the purpose of taking the Company private (See Item 3 under "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding the proposed reverse stock split and the class action law suit).

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons owning more than 10% of the outstanding stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% holders of stock of the Company are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the copies of such forms furnished to the Company with respect to its most recent fiscal year, it appears that each director, officer and 10% beneficial owner of Common Stock of the Company complied with Section 16(a) of the Securities Exchange Act of 1934.

ITEM 11. EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table shows the cash and other remuneration paid or accrued, in respect of services rendered to the Company and its wholly-owned subsidiaries for the three (3) years ended December 31, 2002, to each of the Company's executive officers whose aggregate remuneration exceeded $100,000.

                                                ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                      ------------------------------------       ----------------------------------
                                                                                   AWARDS                   PAYOUTS
                                                                                 ------------               -------
 Name and Principal                                            Other Annual      Restricted                  LTIP        All Other
      Position              Year      Salary         Bonus     Compensation      Stock Awards    SARS       Payouts    Compensation
-------------------         ----     -------        ------     ------------      ------------    ----       -------    ------------
Charles F. Sarkis
Chairman of the
Board                       2002     $250,000         --           --             --             --           --           --
                            2001     $250,000         --           --             --             --           --           --
                            2000     $250,000         --           --             --             --           --           --

Richard P. Dalton
President and Chief
Executive Officer           2002     $205,000         --           --             --             --           --           --
                            2001     $205,000         --           --             --             --           --           --
                            2000     $205,000         --           --             --             --           --           --


Compensation Committee Interlocks and Insider Participation

      During the year ended December 31, 2002, Messrs. Charles F. Sarkis and Richard P. Dalton served as executive officers of the Company and as members of the Board of Directors of the Company, which performs the functions of Compensation Committee.

Remuneration of Directors

      The Company pays to each non-employee Director $2,000 per Board meeting attended with an additional fee of $1,000 for each Audit and Compensation Committee meeting attended.

Compensation Plan

      The Company has adopted an executive compensation plan. The compensation plan is designed to provide an environment and opportunity for key executives to be rewarded for individual achievement as well as for attaining overall corporate goals. The compensation plan includes provisions for a base salary, annual incentive and long term incentives. Base salary is determined annually and is based upon the level and amount of responsibility in the context of comparable companies. Additional annual incentives are to be distributed to key executives from a bonus pool. A performance bonus equal to 10% of income before tax will be allocated to the key executives at the discretion of the Compensation Committee and Board of Directors. Additionally, a discretionary bonus of up to 5% of income before income taxes will be available to reward an employee's individual performance. Based on the Company's cash flow condition, no bonuses were granted during the 2002 fiscal year. Finally, long term incentives will consist of stock options granted to key executives at the discretion of the Compensation Committee and Board of Directors. In addition, a special transaction bonus is available in the event the Chairman initiates and/or negotiates an extraordinary transaction to enhance shareholder value, including a merger, sale, acquisition or joint venture. The transaction bonus is equal to 2% of the value of any such transaction.

Stock Option Agreement

      During 1997, the Company issued to those certain executives, Directors and former Directors non-qualified stock options to purchase an aggregate of 42,500 shares of the Company's common stock at an exercise price of $3.00 per share. During 1995, the Company awarded those certain executives, Directors and former Directors of the Company, non-qualified stock options to purchase an aggregate of 50,000 shares of the Company's Common Stock.

Audit Committee

      The Board of Directors of the Company performs the functions of an Audit Committee.

Year-end Option Values

      The table below shows year-end option values the total number of unexercised options held at December 31, 2002. There are no unexercised in-the-money options at the fiscal year-end. (1) No options were exercised in the year-ended December 31, 2002.

                           Number of Securities Underlying
                         Unexercised Options at Fiscal Year     Value of Unexercised In the money
                                       End (#)                      Options At Year End ($) (1)
                         -----------------------------------    ----------------------------------
Name                     Exercisable           Unexercisable    Exercisable          Unexercisable
----                     -----------           -------------    -----------          -------------
Charles F. Sarkis             20,000                 --                 --                --

Richard P. Dalton             40,000                 --                 --                --

(1) In-the-Money Options are those where the fair market value of the underlying securities exceeds the exercise price of the option.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a) Security Ownership of Certain Beneficial Owners of Common Stock

      The following table sets forth certain information, as of March 31, 2003, with respect to the beneficial ownership (1) of the Company's Common Stock by each Director, by all Directors and officers of the Company as a group and by persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock. Unless otherwise noted, such stockholders have full voting and investment power with respect to the shares listed as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL    AMOUNT AND NATURE OF
OWNER                             BENEFICIAL OWNERSHIP         PERCENT OF CLASS
------------------------------    --------------------         ----------------
Directors and Officers

Richard P. Dalton                       52,350(2)                 13.38%
The Westwood Group, Inc.
19 V.F.W. Parkway
Revere, MA  02151

Paul J. DiMare                         103,300(3)                 29.41%
P.O. Box 900460
Homestead, FL 33090


Charles F. Sarkis                              831,866 (4)          70.75%
Back Bay Restaurant Group, Inc.
284 Newbury Street
Boston, MA 02116
                                               ---------            -----

All Directors and
Officers as a group (three (3) persons)        987,516(5)           81.22%
                                               ==========           ======
Holders of more than 5%, not included above:

Paul F. Evans                                   26,122(6)            7.44%
Joseph J. O'Donnell                             22,669(7)            6.45%
A. Paul Sarkis                                  49,139(8)           12.29%

      (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days, including by conversion of such stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, or conversion privileges, are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by such person or group, but are not deemed to be outstanding for the purposes of computing such percentage owned by any other person or group.

      (2)   Includes presently exercisable options to purchase 40,000 shares.

      (3) Includes 92,500 shares held of record by DiMare Homestead, Inc. over which Mr. DiMare has voting and investment power.

      (4) Consists of 804,616 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis, 7,250 shares of Common Stock, as well as presently exercisable options to purchase 20,000 shares. (See footnote (2) to the table below showing beneficial ownership of Class B Common Stock.)

      (5) Includes presently exercisable options to purchase 60,000 shares and 804,616 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.

      (6) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida 33308.

      (7) Mr. O'Donnell's address is c/o Boston Concessions Group, Inc., 111 6th Street, Cambridge, Massachusetts 02141.

      (8) Includes 530 shares held of record, presently exercisable options to purchase 32,500 shares and 16,109 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is 599 East Sixth St., Apt. 1, South Boston, MA 02127. Mr. Sarkis is a former Director and officer of the Westwood Group.

(b) Security Ownership of Certain Beneficial Owners of Class B Common Stock

      The following table sets forth certain information, as of March 31, 2003, with respect to the beneficial ownership of the Company's Class B Common Stock by each Director, and named Executive Officer and by all Directors and officers of the Company as a group and by persons known by the Company to own beneficially more than 5% of the outstanding Class B Common Stock. Unless otherwise noted, such stockholders have full voting power and investment power with respect to the shares listed as beneficially owned by them.

NAME AND ADDRESS OF BENEFICIAL                 AMOUNT AND NATURE OF
OWNER                                          BENEFICIAL OWNERSHIP        PERCENT OF CLASS
------------------------------                ---------------------        ----------------
Charles F. Sarkis                                   804,616(2)                   88.00%
Back Bay Restaurant Group, Inc.
284 Newbury Street
Boston, MA 02116

Richard P. Dalton                                         0                       0.00%
The Westwood Group, Inc.
190 V.F.W. Parkway
Revere, MA 02151

Paul J. DiMare                                            0                       0.00%
P.O. Box 900460
Homestead, FL 33090

All Directors and Officers as a Group (three
persons)                                            804,616(2)                   88.00%
                                                    ==========                   ======


(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days.

(2) Includes shares held by Sarkis Management Corporation, which is wholly-owned by Mr. Sarkis. Mr. Sarkis disclaims beneficial ownership of these shares.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In May 1994, the Westwood Group purchased all restaurant and concession operations at Wonderland from Back Bay Restaurant Group, Inc. for a sales price of $770,000. Included in the term note of $970,000 were additional amounts owed to Back Bay Restaurant Group for costs incurred under a Cross Indemnification Agreement amounting to $200,000 and interest expense of approximately $58,000 for the years ended December 31, 1999 and 1998. On September 24, 1999, the Westwood Group entered into a stock repurchase agreement with Back Bay Restaurant Group, Inc., pursuant to which Back Bay Restaurant Group repurchased 222,933 shares of its common stock from the Westwood Group in exchange for the cancellation of this promissory note.

      Concurrently with entering into the stock purchase agreement with Back Bay Restaurant Group, the Westwood Group entered into a stock purchase agreement with Charles F. Sarkis, pursuant to which Mr. Sarkis purchased 450,518 shares of common stock of Back Bay Restaurant Group, Inc. in return for a promissory note in the amount of $2,703,108. This note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid on August 17, 2001. In consideration of Mr. Sarkis' prepayment of $62,000 due under this promissory note on March 22, 2002 and his $300,000 working capital loan to the Westwood Group made in March

2002 (which was repaid in connection with the Westwood Group's refinancing in September 2002), the Westwood Group agreed to defer payment in the amount of $466,164 due from Mr. Saris on December 31, 2002 until June 30, 2003. The aggregate balance due under this promissory note as of March 31, 2003 was $954,167.

      As of March 31, 2003, there are additional loans outstanding to officers/stockholders in the aggregate amount of $157,729. Notes receivable and related interest, in the amount of $67,872 is due from Charles Sarkis and $89,857 is due from Richard P. Dalton. These loans are payable over five years and bear interest at 8.0% per annum.

      In October 1999, the Westwood Group received a letter of credit for working capital purposes from the Anglo Irish Bank securitized by Mr. Charles Sarkis' property located on Boylston Street in Boston, Massachusetts. Subsequently, Mr. Sarkis refinanced the Boylston Street property and loaned the Westwood Group $500,000, which amount was designated to be used for the 1998 and 1999 outstanding pari-mutuel tickets due to The Commonwealth of Massachusetts. In addition, under the terms of the loan agreement between the Westwood Group and Mr. Sarkis, the Westwood Group offset the first payment due from Mr. Sarkis under the promissory note issued on September 24, 1999 against this $500,000 loan.

      Prior to 1995, the Westwood Group engaged a firm to assist management in the planning and execution of a financial and operational reorganization of the Westwood Group. As compensation for its services, the Westwood Group agreed to a success fee, in addition to the basic fee, to grant options to acquire common stock totaling 6% of the total of the Westwood Group's capital stock at $3 per share. The success fee also stipulated that Michael S. Fawcett, a principal of that firm who was a director of the Westwood Group at the time would be required to return options to purchase 25,000 shares of the Westwood Group's common stock if the success fee option is exercised. The Westwood Group has not granted the success fee option to date.

                                     PART IV

ITEM 14. CONTROLS AND PROCEDURES

      Within the ninety-day period prior to the filing date of this report, the Company conducted an evaluation under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer (its principal executive officer and principal financial officer) regarding the effectiveness of the design and operation of the Company's disclosure controls and procedures as defined in Rule 13a-14 of the Securities Exchange Act of 1934 (the "Exchange Act"). Based upon evaluation, the Chief Executive Officer concluded that the Company's disclosure controls and procedures are effective in timely alerting them to material information relating to the Company, including its consolidated subsidiaries, required to be included in our periodic SEC filings is made known to them by other within those entities.

      There were no significant changes in the Company's internal controls or in other factors that could significantly affect internal controls subsequent to the date of the Company carried out its evaluation.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a)(1) Financial Statements

         Included under Item 8 in Part II of this report:
           Reports of Independent Certified Public Accountants
           Consolidated Balance Sheets
           Consolidated Statements of Operations
           Consolidated Statements of Changes in Stockholders' Deficiency Consolidated Statements of Cash Flows
           Notes to Consolidated Financial Statements

(2) Financial Statement Schedules

         All financial statement schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

(3) Exhibits

3.1   Certificate of Incorporation of the Company. (1)

3.2 Amendment, dated May 15, 1987, to the Certificate of Incorporation of the Company. (3)

3.21 Amendment, dated November 2, 1995, to the Certificate of Incorporation of the Company. (7)

3.3   Bylaws of the Company. (1)

4.1 Indenture, dated as of August 15, 1987, between the Company and State Street Bank and Trust Company, as trustee, relating to the Company's Subordinated Notes. (2).

4.2 Supplemental Indenture, dated as of March 16, 1988, between the Company and State Street Bank and Trust company, as trustee. (3)

10.1 Totalisator Service Agreement, dated August 30, 1991, in connection with an exclusive service contract, together with an amendment and extension agreement dated April 2, 1992. (4)

10.2 Contract dated November 20, 1992, in connection with services to be provided to the Company by an entity of which a former Director of the Company is a principal, together with an amendment by letter agreement, dated February 2, 1993. (4)

10.3 Collective Bargaining Agreement between the Company and United Food and Commercial Workers' Union, Local 1445 AFL-CIO, CLC, dated June 1, 1993.
      (5)

10.4 Collective Bargaining Agreement between the Company and Local 25-Teamsters, effective January 1, 1993. (5)

10.5 Settlement of Litigation Agreement, dated October 12, 1994, between Foxboro Park, Inc. and the trustee of the Creditor Trust and Settlement Agreement, in connection with the restructuring of the Creditor Trust and Settlement Agreement with related promissory notes, dated July 7, 1994.
      (6)

10.6 Collective Bargaining Agreement between Wonderland Greyhound Park, Inc. and Local 22 - Laborers' International Union, dated July 1, 1993. (6)

10.7  Collective Bargaining Agreement Extension between RFSC, Inc. and Local 26
      - Hotel and Restaurant Workers, effective January 1, 1994. (6)

10.8 Settlement Agreement between Wonderland Greyhound Park, Inc. and Local 254 Service Employees International Union, dated September 19, 1994, in connection with a successor collective bargaining agreement. (6)

10.9 Amendment to Term Note between certain subsidiaries of the Company and BBRG, dated March 17, 1995. (6)

10.10 Assignment for the Benefit of Creditors and Sharing Agreement (Foxboro Harness). (8)

10.11 Assignment for the Benefit of Creditors and Sharing Agreement (Foxboro Thoroughbred). (8)

10.12 Assignment for the Benefit of Creditors and Sharing Agreement (Foxboro
      Park). (8)

10.13 Form of Executive Non-Qualified Stock Option Agreement. (8)

10.14 Form of Employee Non-Qualified Stock Option Agreement. (8)

10.15 Third Amendment to Term Note between certain subsidiaries of the Company and BBRG, dated January 5, 1998. (8)

10.16 Voting and Shares Exchange Agreement, dated as of March 31, 1999. (9)

10.17 Stock Purchase Agreement, dated as of September 24, 1999, between the Company and Charles Sarkis. (10)

10.18 Stock Repurchase Agreement dated as of September 24, 1999, between the Company and BBRG. (10)

10.19 Term Loan Agreement between Wonderland Greyhound Park, Inc. and Century Bank and Trust Company, dated June 30, 1998. (11)

10.20 Loan Reimbursement and Security Agreement between Wonderland Greyhound Park, LLC and Boston Federal Savings Bank, dated September 3, 2002. (12)

21.1  Subsidiaries of the Company (filed herewith).

23.1  Consent of Independent Certified Public Accountants (filed herewith).

99.1  Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
      Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith).

---------------------
(1) Filed with the Company's Annual Report on Form 10-K for 1984 and incorporated herein by reference.

(2) Filed with the Company's Registration Statement on Form S-2 No. 33-15344 filed on June 25, 1987 and incorporated herein by reference.

(3) Filed with the Company's Annual Report on Form 10-K for 1987 and incorporated herein by reference.

(4) Filed with the Company's Annual Report on Form 10-K for 1992 and incorporated herein by reference.

(5) Filed with the Company's Annual Report on Form 10-K for 1993 and incorporated herein by reference.

(6) Filed with the Company's Annual Report on Form 10-K for 1994 and incorporated herein by reference.

(7) Filed with the Company's Annual Report on Form 10-K for 1995 and incorporated herein by reference.

(8) Filed with the Company's Annual Report on Form 10-K for 1997 and incorporated herein by reference.

(9) Filed with the Company's Annual Report on Form 10-K for 1998 and incorporated herein by reference.

(10) Filed as an exhibit with Form 8-K, as filed by the Company on October 12, 1999 and incorporated herein by reference.

(11) Filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

(12) Filed with the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002 and incorporated by reference.

(b) REPORTS ON 8-K.
None.

                                   SIGNATURES

      Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 THE WESTWOOD GROUP, INC.


Date: April 15, 2003                  /s/ Richard P. Dalton
                                 ------------------------------
                                 Richard P. Dalton
                                 President, Chief Executive Officer and Director (Principal Executive Officer and Principal Financial Officer)



      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: April 15, 2003
                                                       /s/ Charles F. Sarkis
                                                  ------------------------------
                                                  Charles F. Sarkis
                                                  Chairman of the Board



Date: April 15, 2003                                   /s/ Richard P. Dalton
                                                  ------------------------------
                                                  Richard P. Dalton
                                                  President, Chief Executive
                                                  Officer and Director



Date:
                                                  ------------------------------
                                                  Paul J. DiMare
                                                  Director

                                  CERTIFICATION

I, Richard P. Dalton, certify that:

      1. I have reviewed this annual report on Form 10-K of The Westwood Group, Inc.;

      2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

      3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

      4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

            a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

            b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

            c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

      5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

            a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

            b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

      6. The registrant's other certifying officers and I have indicated in this annual report whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.


Date: April 15, 2003                    /s/ Richard P. Dalton
                                        -------------------------------------
                                        Richard P. Dalton
                                        President and Chief Executive Officer
                                        (Principal Executive Officer and
                                        Principal Financial Officer)

                                   EXHIBIT D

                         QUARTERLY REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED JUNE 30, 2003

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM 10-Q

(Mark One)

|X| QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2003

                                       OR

| | TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from  __________________ to ___________________

Commission File Number: 0-1590

                            THE WESTWOOD GROUP, INC.
             (Exact name of registrant as specified in its charter)

                   Delaware                              04-1983910
    (State or other jurisdiction of          (IRS Employer Identification No.)
    incorporation or organization)

                 190 V.F.W. Parkway, Revere, Massachusetts 02151
               (Address of principal executive offices) (Zip Code)

                                  781-284-2600
              (Registrant's telephone number, including area code)

                                 Not Applicable
              (Former name, former address and former fiscal year,
                         if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes |X| No |_|

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

Yes |_| No |X|

As of August 11, 2003, 351,210 shares of the Registrant's common stock, par value $.01 per share, and 912,015 shares of the Registrant's Class B common stock, par value $.01 per share, were outstanding.

                                                                                            PAGE
PART I  FINANCIAL INFORMATION                                                              NUMBER
ITEM 1: Financial Statements (Unaudited)
        Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002 .......         3
        Consolidated Statements of Operations for the three months ended
        June 30, 2003 and June 30, 2002 .............................................         5
        Consolidated Statements of Operations for the six months ended
        June 30, 2003 and June 30, 2002 .............................................         6
        Consolidated Statements of Cash Flows for the six months ended
        June 30, 2003 and June 30, 2002 .............................................         7
        Notes to Consolidated Financial Statements ..................................         8
ITEM 2: Management's Discussion and Analysis of Financial
        Condition and Results of Operations .........................................        11
ITEM 3: Quantitative and Qualitative Disclosures About Market Risk ..................        18
ITEM 4: Controls and Procedures .....................................................        18

PART II OTHER INFORMATION
ITEM 1: Legal Proceedings ...........................................................        19
ITEM 2: Changes in Securities and Use of Proceeds ...................................        20
ITEM 3: Defaults Upon Senior Securities .............................................        20
ITEM 4: Submission of Matters to a Vote of Security Holders .........................        20
ITEM 5: Other Information ...........................................................        20
ITEM 6: Exhibits and Reports on Form 8-K ............................................        20
SIGNATURE ...........................................................................        21
EXHIBIT INDEX .......................................................................        22

PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                   June 30,        December 31,
                                                                    2003               2002
                                                                ------------       ------------
ASSETS (Note 2)

CURRENT ASSETS:

   Cash and cash equivalents                                    $    479,292       $    114,327
   Restricted cash                                                   277,439            376,279
   Escrowed cash                                                     174,897            294,996
   Accounts receivable                                                16,054             20,781
   Prepaid expenses and other current assets                         276,883            134,583
   Notes receivable from officers short term portion                 598,646          1,137,572
                                                                ------------       ------------

   Total current assets                                            1,823,211          2,078,538
                                                                ------------       ------------

PROPERTY, PLANT, & EQUIPMENT

   Building and building improvements                             19,121,765         19,094,811
   Machinery and equipment                                         4,875,680          4,848,183
   Land                                                              348,066            348,066
                                                                ------------       ------------

                                                                  24,345,511         24,291,060

   Less accumulated depreciation and amortization                (19,822,573)       (19,534,414)
                                                                ------------       ------------
                 Net property, plant and equipment                 4,522,938          4,756,646
                                                                ------------       ------------

OTHER ASSETS:

Deferred financing costs, less accumulated amortization of
$83,037 and $33,214 at June 30, 2003 and December 31, 2002
respectively                                                         215,900            265,723
   Other assets, net                                                  26,379             26,379
                                                                ------------       ------------
                 Total other assets                                  242,279            292,102
                                                                ------------       ------------

   Total assets                                                 $  6,588,428       $  7,127,286
                                                                ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                             June 30,       December 31,
                                                                 2003               2002
                                                         ------------       ------------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:

     Accounts payable and other accrued liabilities      $  2,294,697       $  1,749,997
     Outstanding pari-mutuel tickets                          451,039            608,226
     Current maturities of long-term debt (Note 2)            104,710             96,072
                                                         ------------       ------------
            Total current liabilities                       2,850,446          2,454,295

LONG-TERM DEBT,  less current maturities (Note 2)           5,821,427          5,531,302

OTHER LONG-TERM LIABILITIES                                   918,906            985,827
                                                         ------------       ------------
             Total liabilities                              9,590,779          8,971,424
                                                         ------------       ------------

COMMITMENTS AND CONTINGENCIES (Note 3)

STOCKHOLDERS' DEFICIENCY:

   Common stock, $.01 par value; authorized
        3,000,000 shares, 1,944,409 shares issued              19,444             19,444
   Class B Common stock, $.01 par value; authorized
        1,000,000 shares;  912,615 shares issued                9,126              9,126
   Additional paid-in capital                              13,379,275         13,379,275
   Accumulated deficit                                     (7,949,129)        (6,790,916)
   Accumulated other comprehensive loss                      (496,285)          (496,285)
   Cost of 1,593,199 common and 600 Class B
        common shares in treasury                          (7,964,782)        (7,964,782)
                                                         ------------       ------------

Total stockholders' deficiency                             (3,002,351)        (1,844,138)
                                                         ------------       ------------

     Total liabilities and stockholders' deficiency      $  6,588,428       $  7,127,286
                                                         ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                    June 30,           June 30,
For the Three Months Ended                              2003               2002
-------------------------------------------------------------------------------
OPERATING REVENUES:
       Pari-mutuel commissions                   $ 3,020,871        $ 3,392,600
       Admissions                                     38,595             46,245
       Concessions and parking                       628,536            770,124
                                                 -----------        -----------
Total operating revenue                            3,688,002          4,208,969
                                                 -----------        -----------

Operating expenses:
       Wages, taxes and benefits                   1,724,145          1,502,137
       Purses                                        803,023            893,996
       Cost of food and beverage                     108,156            171,992
       Administrative and operating                1,518,165          1,372,575
       Depreciation and amortization                 162,050            155,386
                                                 -----------        -----------
Total operating expenses                           4,315,539          4,096,086
                                                 -----------        -----------
       Income (loss) from operations                (627,537)           112,883
                                                 -----------        -----------

Other expense:
       Interest expense, net                        (107,391)           (92,911)
       Other expense,  net                           (10,000)            (1,890)
                                                 -----------        -----------
Total other expense                                 (117,391)           (94,801)
                                                 -----------        -----------

Income (loss) from operations before                (744,928)            18,082
 provision for income taxes
Provision for income taxes                             7,500             10,303
                                                 -----------        -----------
Net income (loss)                                $  (752,428)       $     7,779
                                                 -----------        -----------

Basic and diluted per share data:
Net income (loss)                                     ($0.59)       $      0.01
                                                 ===========        ===========
Weighted average
 common shares outstanding                         1,263,225          1,263,225
                                                 ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                    June 30,           June 30,
For the Six Months Ended                                2003               2002
-------------------------------------------------------------------------------
OPERATING REVENUES:
       Pari-mutuel commissions                   $ 5,900,383        $ 6,718,299
       Admissions                                     66,525             88,654
       Concessions and parking                     1,175,640          1,432,798
                                                 -----------        -----------
  Total operating revenue                          7,142,548          8,239,751
                                                 -----------        -----------

Operating expenses:
       Wages, taxes and benefits                   3,252,277          3,057,149
       Purses                                      1,582,767          1,756,092
       Cost of food and beverage                     185,543            282,115
       Administrative and operating                2,696,924          2,488,401
       Depreciation and amortization                 337,982            289,293
                                                 -----------        -----------
Total operating expenses                           8,055,493          7,873,050
                                                 -----------        -----------
       Income (loss) from operations                (912,945)           366,701
                                                 -----------        -----------

Other (expense):
       Interest expense, net                        (201,768)          (227,208)
       Other expense,  net                           (10,000)           (31,344)
                                                 -----------        -----------
Total other (expense)                               (211,768)          (258,552)
                                                 -----------        -----------

Income (loss) from operations before              (1,124,713)           108,149
 provision for income taxes
Provision for income taxes                            33,500             27,445
                                                 -----------        -----------
Net income (loss)                                $(1,158,213)       $    80,704
                                                 ===========        ===========

Basic and diluted per share data:
Net income (loss)                                     ($0.92)       $      0.06
                                                 ===========        ===========
Weighted average
   common shares outstanding                       1,263,225          1,263,225
                                                 ===========        ===========

The accompanying notes are an integral part of these consolidated financial statements.

                       THE WESTWOOD GROUP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                              Six months ended June 30,
                                                                                    2003            2002
                                                                                    ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)                                                            ($1,158,213)      $  80,704
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating activities:
     Depreciation and amortization                                               337,982         289,293

     Changes in operating assets and liabilities:
       Decrease (increase) in restricted cash                                     98,840        (165,131)
       Decrease  in escrowed cash                                                120,099          14,618
       Decrease  in accounts receivable                                            4,727          25,395
       Decrease (increase) in prepaid expenses and other current assets         (142,300)         52,210
       Decrease  in other assets, net                                                 --          38,073
       Increase in accounts payable and other accrued liabilities                518,390         229,560
       Decrease in outstanding pari-mutuel tickets                              (157,187)        (91,888)
       Decrease in accrued executive bonus long -term portion                         --         (46,769)
       Decrease in other long term liabilities                                   (66,921)        (28,926)
                                                                             -----------       ---------
        Total adjustments                                                        713,630         316,435
                                                                             -----------       ---------
            Net cash provided by (used in) operating activities                 (444,583)        397,139
                                                                             -----------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

       Additions to property, plant and equipment                                (28,141)       (504,963)
                                                                             -----------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

       Principal  payment  of debt                                               (51,237)       (241,320)
       Proceeds from debt financing                                              350,000              --
       Decrease in notes receivable, officers                                    538,926         109,469
       Short term advances                                                            --         300,000
                                                                             -----------       ---------
       Net cash provided by financing activities                                 837,689         168,149
                                                                             -----------       ---------

Net increase in cash and cash equivalents                                        364,965          60,325
Cash and cash equivalents, beginning of year                                     114,327          12,355
                                                                             -----------       ---------
Cash and cash equivalents, end of year                                       $   479,292       $  72,680
                                                                             -----------       ---------

Supplemental disclosures of cash flow information:
Cash paid during the period for:
       Interest                                                              $   201,768       $ 202,661
                                                                             -----------       ---------
       Income taxes                                                          $    26,000       $  25,000
                                                                             -----------       ---------

The company recorded capital lease obligations of $26,310 in 2003.

The accompanying notes are an integral part of these consolidated financial statements.

1.    BASIS OF PRESENTATION

INTERIM RESULTS

      In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of results of operations for the interim periods presented. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Operating results for interim periods are not necessarily indicative of results that may be expected for an entire fiscal year. Accordingly, these interim consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements as of June 30, 2003 and December 31, 2002 and for the three and six month periods ended June 30, 2003 and 2002 include the accounts of the Company and its wholly-owned subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

INCOME ( LOSS ) PER COMMON SHARE

      Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive common shares, consisting of stock options with an exercise price below the average market price of common shares. Stock options were not considered in 2003 since the Company had a net loss and their effect would be antidilutive. The Company's stock options did not have a dilutive effect in 2002 since the option prices per share were deemed to be equal to or higher than the estimated average per share market price of the Company's common stock.

      The amount of potentially dilutive common shares issuable under the Company's stock options, if any, are determined based on the treasury stock method.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

      At June 30, 2003, the Company continued to account for stock-based compensation plans using the intrinsic value method. The Company accounts for stock based compensation plans in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", and SFAS No. 148, "Accounting for Stock-Based
Compensation-Transition and Disclosure".

      All stock options were fully vested as of December 31, 2000. As a result, there is no pro-forma expense for the six months ended June 30, 2003 and 2002.

NEW ACCOUNTING PRONOUNCEMENTS

      In November 2002, the EITF reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables". EITF 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. EITF 00-21 will be effective for periods beginning after June 15, 2003. The adoption of EITF 00-21 is not expected to have a material impact on the Company's financial position and results of operations.

      In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," addresses consolidation by business enterprises of variable interest entities. Under current practice, two enterprises generally have been included in consolidated financial statements because one enterprise controls the other through voting interests. This interpretation defines the concept of "variable interests" and requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse the risks among the parties involved. The provisions of FIN 46, which the Company adopted in 2003, did not have a material impact on the consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and hedging relations designated after June 30, 2003, except for those provisions of SFAS No. 149 which relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003. For those issues, the provisions that are currently in effect should continue to be applied in accordance with their respective effective dates. In addition, certain provisions of SFAS No. 149, which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material effect on the Company's financial statements.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective beginning September 1, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on the Company's financial statements.

2.    DEBT

Long-term debt consisted of the following:

                                              June 30, 2003    December 31, 2002
                                              -------------    -----------------
6.5% Boston Federal Savings Bank term loan       $5,926,137         $5,627,374
Requiring 34 monthly payments of
principal and interest beginning
November 1, 2002 collateralized by a
mortgage and security interest in all
real estate and personal property
located at Wonderland Greyhound Park.
The final payment on the loan is to be
made September 1, 2005 in the amount of
$5,690,369.

Less current maturities                             104,710             96,072
                                                 ----------         ----------
Long - term portion                              $5,821,427         $5,531,302
                                                 ==========         ==========

      At June 30, 2003, the Company had drawn down a total of $6,000,000 under the Boston Federal Savings Bank line, with an additional $500,000 available for use. Of this available amount, $250,000 is currently available for working capital purposes and $250,000 may be used to assist the Company for transaction costs relating to the proposed purchase of stock from the minority stockholders of the Company.

      The Loan, Reimbursement, and Security Agreement, dated as of September 3, 2002, by and between Wonderland Greyhound Park Realty, LLC and Boston Federal Savings Bank, contains certain restrictive covenants including the maintenance of certain financial ratios and debt coverage requirements. As of June 30, 2003, the Company was in compliance with these covenants. The note is collateralized by a mortgage and security interest in all real estate and personal property at Wonderland Greyhound Park.

3.    LITIGATION

      The Company is involved in various legal proceedings that arise in the ordinary course of its business.

      On March 18, 2003, which was one day prior to the date of the special meeting of the Company's stockholders to approved a proposed reverse stock split going private transaction, the Company received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts' Securities Division. The Administrative Complaint claimed that the Company failed to disclose certain information to the stockholders in the proxy statement related to the proposed reverse stock split, which the Division alleged to be "material." Specifically, the Division alleged that the Company failed to disclose (i) the existence of loans from E. Mark Noonan, the principal of Alouette Capital, to the Company and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Company's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Company to address this matter, and the stockholders' vote was never taken. On April 8, 2003, the Company filed an answer in response to the Administrative Complaint denying each of the allegations set forth in the Administrative Complaint.

      On June 16, 2003, the Company executed an Offer of Settlement and a Consent Order was issued. The principal elements of the settlement were as follows:

            (i) The Company would not commit any future violations of chapter 110A of Massachusetts General Laws and the corresponding regulations promulgated thereunder;

            (ii) The Company paid the sum of $10,000 to offset the cost of the Division's investigation;

            (iii) If the Company retains a fairness opinion provider as part of any proposed going private transaction, the Company would engage a fairness opinion provider that is independent, unaffiliated, and free from all material conflicts of interest;

            (iv) The Company would not, within the next twelve months, enter into, effect or consummate with its then existing shareholders a going private transaction where the common stock of Company is valued as a per share price of less than $4.00, however, it could seek review of this provision through petition to the Director of the Division and he/she may grant such relief at his/her sole discretion, provided that such relief shall not be unreasonably withheld;

            (v) The Company would include all material facts, consistent with the SEC's rules, considered by the Board of Directors in reaching its fairness determination regarding any proposed going private transaction and would present a fair and balanced representation of the potential expansion of gaming legislation in Massachusetts consistent with all applicable SEC rules;

            (vi) The Company would make available to any fairness opinion provider retained by the Board of Directors to determine the fairness of any proposed going private transaction, any and all current gaming-related reports and materials prepared for the Company by any consultant, including any financial projections;

            (vii) The Company would present to the Division any draft of an amendment to the existing February 13, 2003 Proxy Statement or any other filing under the SEC's Regulation M-A contemporaneously with submission of the same to the SEC for review;

            (viii) The Company would require approval of any proposed going private transaction by majority of (a) the unaffiliated stockholders of the outstanding shares of Common Stock, and (b) the unaffiliated stockholders of the Class B Common Stock;

            (ix) The Company would value the stock based upon a range deemed to be fair by the new fairness opinion provider; and

            (x) The Company would include provisions that would pay former stockholders whose shares have been purchased through the transaction an additional premium, earn out, or the like, should legislation be enacted into law, within one (1) year of the stockholders vote approving the transaction, authorizing the Company to install slot machines at its racetrack, with the amount of any payment to former stockholders to be determined based upon the particular provisions of the statute, and whether, in fact, the Company realizes increased revenues in connection therewith.

      On April 1, 2003, a class action complaint was filed by a stockholder of the Company against the Company and the Company's Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material." On June 17, 2003, the Company filed a Motion to Dismiss for mootness on the grounds that the proposed going private transaction has not or will not be completed. To date, the plaintiffs have not filed a response to the motion, and no further action has been taken at this time.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this quarterly report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "Results of Operations" and elsewhere in this quarterly report.

RESULTS OF OPERATIONS

      During 2001, the Company and the owners of other area racetracks worked to enact legislation which would permit the Company and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system.

      On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting governor of Massachusetts. Under this statute, the Company and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. This legislation also provides that the Company is to pay premiums for the right to simulcast interstate thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition, to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse account of the individual racetracks responsible for such unclaimed wagers. The Westwood Group also received a one-time grant of $300,035 during 2001 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts.

      Despite the enactment of this legislation and the initial potential for an increase in cash flow from such legislation, management does not believe that this legislation has materially benefited the Company's overall racing operations since November 2001.

      While various legislation has been introduced, the Massachusetts state legislature took no action to expand legalized gaming in the years 2000, 2001 and 2002. On October 3, 2002, the then Governor of Massachusetts issued an executive order establishing a special commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002. This commission's report did not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focused on the various ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens. Management is unable to predict what, if any, impact this report will have on the overall prospects for the enactment of legislation in Massachusetts to expand legalized gaming. There is no assurance that the release of this report will prompt or thwart the introduction or enactment of such legislation. This is not the first time a commission of this type has been formed. Over the past decade, when similar commissions have proposed the introduction of gaming legislation, numerous bills have been introduced, but legislation has never been enacted despite being supported of by the then Governor of The Commonwealth of Massachusetts and certain state legislators.

      In the Spring of 2003, according to newspaper accounts, Governor Mitt Romney was considering introducing legislation to allow the installation of video slot machines at two to four unspecified sites in the Commonwealth, which would be determined by means of an auction with five-year licenses going to the highest bidders. In a hearing of the Government Regulations Committee of the Massachusetts House of Representatives, Robert Pozen, Governor Romney's Chief of Commerce and Labor, on behalf of the Romney administration, stated that 7,200 slot machines at three unspecified sites could raise as much as $300 million annually in additional state tax revenues. At this same hearing, a number of other gaming-related proposals were discussed. On April 15, 2003, the House of Representatives debated two gaming bills related to permitting slot machines at the Commonwealth's four racetracks and authorizing slot machines and full-scale casinos. Both of these gaming bills were defeated in the House of Representatives on that date.

      A provision calling for the expansion of legalized gaming was not included in the Massachusetts budget for fiscal year 2004. According to published newspaper accounts, legislation to expand legalized gaming will not be introduced in the Massachusetts state legislature until the Fall of 2003. If Governor Romney and/or the state legislature determines to introduce or enact legislation in 2003 to expand gaming, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Company would in fact benefit from such legislation if ultimately enacted.

      The Company is still experiencing a decline in total attendance and live-on track handle caused by a variety of factors, including a general decline in the pari-mutuel racing industry, the negative effect of the ballot initiative on greyhound racing's image, and strong competition for the wagered dollar from the Massachusetts State Lottery and from the introduction of casino gambling and slot machines in neighboring states.

      Wonderland Greyhound Park currently conducts live racing five (5) nights per week. Wonderland Greyhound Park also offers simulcast wagering afternoons and evenings throughout the year.

The table below illustrates certain key statistics for Wonderland Greyhound Park, the Company's greyhound racing operation, for the three months ended June 30, 2003 and 2002.

                                                        2003             2002
                                                     -------          -------
Performances                                              75               91
Simulcast days                                            91               91
Pari-mutuel handle (in thousands)
   Live-on track                                     $ 3,577          $ 4,757
   Live-simulcast                                      6,686            8,500
   Guest-simulcast                                    12,297           12,728
                                                     -------          -------
Total pari-mutuel handle                             $22,560          $25,985
                                                     =======          =======

Total attendance                                      62,922           70,297
Average per capita on site wagering                  $   252          $   249
Average Daily Attendance                                 839              772

Quarter Ended June 30, 2003 Compared to Quarter Ended June 30, 2002

OPERATING REVENUE

      Total operating revenue declined by approximately $521,000, or 12%, to $3.69 million in the quarter ended June 30, 2003 as compared to the quarter ended June 30, 2002. Pari-mutuel commissions declined by 11% from approximately $3.39 million to $3.02 million during the same period. Total handle in the second quarter of 2003 was approximately $22.56 million as compared to approximately $25.99 million in 2002. Live-on track handle decreased 25%, or about $1.18 million, from approximately $4.76 million to approximately $3.58 million in 2002, with an average daily attendance of approximately 839 persons in 2003 compared to 772 persons in 2002. Live-simulcast handle decreased by approximately $1.81 million from approximately $8.50 million to approximately $6.69 million, or 21%, in the second quarter of 2003 compared to the second quarter of 2002. Guest-simulcast handle decreased by $431,000 from approximately $12.73 million to approximately $12.30 million, or 3%, from 2003 to 2002.

      The decrease in admissions revenue, when associated discounts are added back, approximates the decline in attendance of 11%. Other operating revenue consists of food and beverage, program sales, lottery, parking and gift shop sales. Other operating revenue stood at approximately $629,000 for the three months ended June 30, 2003 decreasing by approximately $141,000 from approximately $770,000 for the three months ended June 30, 2002. Pari-mutuel commission for the three months ended June 30, 2003 included approximately $30,000 deposited into the Greyhound Capital Improvements Trust Fund, $46,000 deposited into the Greyhound Promotional Trust Fund, and $31,000 deposited into the Greyhound Adoption Trust Fund. During same period of 2002, these figures amounted to $34,000, $52,000, and $35,000, respectively.

OPERATING EXPENSES

      Operating expenses of approximately $4.32 million for the three months ended June 30, 2003 increased by approximately $219,000 from approximately $4.10 million for the three months ended June 30, 2002. This increase was attributable to an increase in salary expense related to adjustments negotiated with bargaining units as well as an increase in utilities expense or approximately $125,000 which was mainly the result of a credit that was received in the first quarter of 2002.

INTEREST EXPENSE

      Interest expense increased by approximately $14,000 for the three months ended June 30, 2003 from approximately $93,000 in the three months ended June 30, 2002 to approximately $107,000 in the three months ended June 30, 2003 due to increased debt borrowings.

DEPRECIATION AND AMORTIZATION

      Depreciation and amortization increased approximately $7,500 to $162,000 in the three months ended June 30, 2003, from $155,000 in the comparable period in 2002. The increase is the result of capital additions to the racing facility.

PROVISION FOR INCOME TAXES

      The Company's provision for income taxes was less than the statutory federal tax rate of 34% during the first six months of 2003 and 2002 primarily due to the utilization of available net operating loss carryforwards in 2002 and the net loss in 2003. The provision for taxes of approximately $7,500 and $10,000 in the second three months of 2003 and 2002, respectively, represents estimated state taxes.

      The table below illustrates certain key statistics for Wonderland Greyhound Park, the Company's greyhound racing operation, for the six months ended June 30, 2003 and 2002.

                                                           2003             2002
                                                       --------         --------
Performances                                                141              167
Simulcast days                                              180              181
Pari-mutuel handle (in thousands)
   Live-on track                                       $  6,261         $  8,717
   Live-simulcast                                        12,477           16,349
   Guest-simulcast                                       24,069           25,313
                                                       --------         --------
Total pari-mutuel handle                               $ 42,807         $ 50,379
                                                       ========         ========

Total attendance                                        117,722          135,850
Average per capita on site wagering                    $    258         $    250
Average Daily Attendance                                    835              813

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

OPERATING REVENUE

      Total operating revenue declined by $1.10 million, or 13%, to approximately $7.14 million in the six months ended June 30, 2003 as compared to approximately $8.24 million in the six months ended June 30, 2002. Pari-mutuel commissions declined by 12% to approximately $5.90 million from approximately $6.72 million during the same period. Total handle in the first six months of 2003 was approximately $42.81 million as compared to $50.38 million in 2002. This represents a decrease of 15%. Live-on track handle decreased 28% or about $2.46 million from approximately $8.72 million in 2002 to $6.26 million in 2002, with an average attendance of approximately 835 persons in 2003 compared to 813 persons in 2002. Live-simulcast handle decreased by $3.87 million to $12.47 million, or 24%, in the first six months of 2003 as compared to $16.35 million during the comparable period of 2002. Guest-simulcast handle decreased by $1.24 million, or 5%, to approximately $24.07 million from approximately $25.31 million in the first six months of 2002.

      The decrease in admissions revenue, when associated discounts are added back, approximates the decline in attendance of 15%. Other operating revenue consists of food and beverage, program sales, lottery, parking and gift shop sales. Other operating revenue stood at approximately $1.18 million for the six months ended June 30, 2003 decreasing by approximately $250,000 from approximately $1.43 million for the six months ended June 30, 2002. Pari-mutuel commission for the six months ended June 30, 2003 included approximately $60,000 deposited into the Greyhound Capital Improvements Trust Fund, $46,000 deposited into the Greyhound Promotional Trust Fund, and $31,000 deposited into the Greyhound Adoption Trust Fund. During same period of 2002, these figures amounted to $68,000, $44,000, and $44,000 respectively.

OPERATING EXPENSES

      Operating expenses of approximately $8.06 million for the six months ended June 30, 2003 increased by approximately $182,000 from approximately $7.87 million for the six months ended June 30, 2002. This increase was attributable to an increase in salary expense related to adjustments negotiated with bargaining units as well as an increase in utilities expense of approximately $125,000 which was mainly the result of a credit that was received in the first quarter of 2002.

INTEREST EXPENSE

      Interest expense decreased by approximately $25,000 for the six months ended June 30, 2003 from $227,000 in the six months ended June 30, 2002 to approximately $202,000 in the six months ended June 30, 2003 due to increased debt borrowings.

DEPRECIATION AND AMORTIZATION

      Depreciation and amortization increased approximately $49,000 to $338,000 in the six months ended June 30, 2003, from $289,000 in the comparable period in 2002. The increase is the result of capital additions to the racing facility.

PROVISION FOR INCOME TAXES

      The Company's provision for income taxes was less than the statutory federal tax rate of 34% during the first six months of 2002 and 2002 primarily due to the utilization of available net operating loss carryforwards in 2002 and the net loss in 2003. The provision for taxes of $34,000 and $27,000 in the first six months of 2003 and 2002, respectively, represents estimated state taxes.

LIQUIDITY AND CAPITAL RESOURCES

      At June 30, 2003, the Company had a working capital deficit of approximately $1.0 million, and a stockholders' deficit of approximately $3.0 million. Historically, the Company's primary sources of capital to finance its businesses have been its cash flow from operations and credit facilities. The Company's capital needs are primarily for maintenance and enhancement of the racing facility at Wonderland, and for debt service requirements. The Company's cash and cash equivalents totaled approximately $479,000 at June 30, 2003, compared with $114,000 at December 31, 2002. This increase in cash was primarily due to the payment received on the note receivable from an officer. The Company generated a cash deficiency from operations of approximately $445,000 during the first six months of 2003 as compared to a cash surplus of $397,000 during the corresponding period in 2002. Non-cash items included in the Company's net loss in the first six months of 2003 consist of depreciation and amortization expense of $338,000. Changes in working capital accounts including restricted cash, accounts payable and other accrued liabilities generated approximately $376,000 of cash in the first six months of 2003.

      Net cash used in investing activities in 2003 of approximately $28,000 represents investments and additions to the property, plant and equipment. Financing activities in 2003 include $51,000 of funds used to reduce outstanding balances on long-term debt, as well as proceeds from debt financing of $350,000 and the decrease of $539,000 in notes receivable from officers.

      The Company believes that it will generate enough cash from operating and financing activities to satisfy its anticipated obligations during 2003.

      Management continues to examine the full range of strategic alternatives in an effort to maximize shareholder value, including the benefits and disadvantages of remaining a public company, particularly in light of the lack of a meaningful trading market for its common stock.

CRITICAL ACCOUNTING POLICIES

      In accordance with the U.S. Securities and Exchange Commission Release Nos. 33-8040, 34-45149 and FR-60, the Company's Critical Accounting Policies are as follows:

USE OF ESTIMATES

      The preparation of financial statements in conformity with principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates that could impact on the Company's results of operations include those relating to contractual obligations and other accrued expenses. Actual results could differ from those estimates.

RESTRICTED CASH

      Restricted cash includes approximately $150,000 and $125,000 at June 30, 2003 and December 31, 2002, respectively, related to funds dedicated to payment of the Company's liability for outstanding pari-mutuel tickets. Unclaimed winnings from pari-mutuel wagering are held by Wonderland Greyhound Park until they become payable to the Commonwealth by operation of unclaimed property statutes. Restricted cash includes approximately $1,000 and $126,000 at June 30, 2003 and December 31, 2002, respectively, which is required to be used for the purposes of the proposed going private transaction. Restricted cash also includes approximately $126,000 and $125,000 at June 30, 2003 and December 31, 2002, respectively, held as collateral for the Company's letter of credit which secures the Company's racing bond.

ESCROWED CASH

      Escrowed cash is related to the operations of Wonderland Greyhound Park and includes amounts held by The Commonwealth of Massachusetts in trust funds (for capital improvements and advertising/promotion). Wonderland Greyhound Park funds these costs and requests reimbursements from the trust funds. Wonderland Greyhound Park is reimbursed upon approval by the Commonwealth of Massachusetts.

REVENUE RECOGNITION

      The Company's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest-simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalisator vendor. This vendor's system has been independently reviewed and deemed reliable.

FORWARD-LOOKING STATEMENTS

      Certain statements contained throughout this quarterly report constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry trends, changes in business strategy or development plans; availability and quality of management; and availability, terms and employment of capital.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company has no material exposure to market risk that could affect its future results of operations and financial condition. Risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may impair our business. The Company does not use derivative products and does not have any material monetary assets (See Item 2, "Liquidity and Capital Resources").

ITEM 4. CONTROLS AND PROCEDURES

      The term "disclosure controls and procedures" is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 (the "Exchange Act"). The rules refer to the controls and other procedures designed to ensure that information required to be disclosed in reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified. The Company's management, including the Company's Chief Executive Officer, performed an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of June 30, 2003 and, based on that evaluation, concluded that the Company's disclosure controls and procedures were effective as of June 30, 2003.

      During the three month period ended June 30, 2003, there were no significant changes in the Company's internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

      The Company is involved in various legal proceedings that arise in the ordinary course of its business.

      March 18, 2003, which was one day prior to the date of the special meeting of the Company's stockholders to approve a proposed reverse stock split going private transaction, the Company received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts' Securities Division. The Administrative Complaint claimed that the Company failed to disclose certain information to the stockholders in the prior proxy statement, which the Division alleged to be "material." Specifically, the Division alleged that the Company failed to disclose (i) the existence of loans from E. Mark Noonan, the principal of Alouette Capital, to the Company and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Company's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Company to address this matter, and the stockholders' vote was never taken. On April 8, 2003, the Company filed an answer in response to the Administrative Complaint denying each of the allegations set forth in the Administrative Complaint.

      On June 16, 2003, the Company executed an Offer of Settlement and a Consent Order was issued. The principal elements of the settlement were as follows:

                  (i) The Company would not commit any future violations of
            chapter 110A of Massachusetts General Laws and the corresponding regulations promulgated thereunder;

                  (ii) The Company paid the sum of $10,000 to offset the cost of the Division's investigation;

                  (iii) If the Company retains a fairness opinion provider as part of any proposed going private transaction, the Company would engage a fairness opinion provider that is independent, unaffiliated, and free from all material conflicts of interest;

                  (iv) The Company would not, within the next twelve months, enter into, effect or consummate with its then existing shareholders a going private transaction where the common stock of Company is valued as a per share price of less than $4.00, however, it could seek review of this provision through petition to the Director of the Division and he/she may grant such relief at his/her sole discretion, provided that such relief shall not be unreasonably withheld;

                  (v) The Company would include all material facts, consistent with the SEC's rules, considered by the Board of Directors in reaching its fairness determination regarding any proposed going private transaction and would present a fair and balanced representation of the potential expansion of gaming legislation in Massachusetts consistent with all applicable SEC rules;

                  (vi) The Company would make available to any fairness opinion provider retained by the Board of Directors to determine the fairness of any proposed going private transaction, any and all current gaming-related reports and materials prepared for the Company by any consultant, including any financial projections;

                  (vii) The Company would present to the Division any draft of an amendment to the existing February 13, 2003, Proxy Statement or any other filing under the SEC's Regulation M-A contemporaneously with submission of the same to the SEC for review;

                  (viii) The Company would require approval of any proposed
            going private transaction by majority of (a) the unaffiliated stockholders of the outstanding shares of Common Stock, and (b) the unaffiliated stockholders of the Class B Common Stock;

                  (ix) The Company would value the stock based upon a range
            deemed to be fair by the new fairness opinion provider; and

                  (x) The Company would include provisions that would pay former stockholders whose shares have been purchased through the transaction an additional premium, earn out, or the like, should legislation be enacted into law, within one (1) year of the stockholders vote approving the transaction, authorizing the Company to install slot machines at its racetrack, with the amount of any payment to former stockholders to be determined based upon the particular provisions of the statute, and whether, in fact, the Company realizes increased revenues in connection therewith.

      On April 1, 2003, a class action complaint was filed by a stockholder of the Company against the Company and the Company's Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material". On June 17, 2003, the Company filed a Motion to Dismiss for mootness on the grounds that the proposed going private transaction has not or will not be completed. To date, the plaintiffs have not filed a response to the motion, and no further action has been taken at this time.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

      (a)   Exhibits

            31.1 Certification by Principal Executive Officer and Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

            32.1 Certification by Principal Executive Officer and Principal Financial and Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

      (b)   Current Reports on Form 8-K

      None.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     THE WESTWOOD GROUP, INC.


Date: August 14, 2003                /s/ Richard P. Dalton
                                     -------------------------------------------
                                     Richard P. Dalton President,
                                     Chief Executive Officer and
                                     Director (Principal Executive Officer and
                                     Principal Financial and Accounting Officer)

                                  EXHIBIT INDEX

31.1 Certification by Principal Executive Officer and Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1 Certification by Principal Executive Officer and Principal Financial and Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

                                      PROXY
                                  (Preliminary)

                            THE WESTWOOD GROUP, INC.

       PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS ON OCTOBER 16, 2003.
            THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned having received the Notice of Special Meeting of Stockholders and the Proxy Statement of The Westwood Group, Inc. (the "Company"), hereby appoint(s) Richard P. Dalton proxy for the undersigned to represent the undersigned at the Special Meeting of Stockholders of the Company to be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151 on October 16, 2003, and at any adjournment or postponement thereof, and thereat to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect of all shares of Common Stock, par value $.01 per share, of the Company and/or all shares of Class B Common Stock, par value $.01 per share, of the Company upon on in respect of which the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated on the reverse.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

The undersigned hereby confer(s) upon said proxy discretionary authority to vote upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

Attendance of the undersigned at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the undersigned hereon, this proxy will be deemed signed by the undersigned in that capacity.


              PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN
               PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

Please mark votes as in this example. [X]

1.  To consider and vote upon a proposal to amend     FOR     AGAINST    ABSTAIN
the Westwood Group's Certificate of Incorporation,    [  ]     [  ]        [  ]
pursuant to which each share of Common Stock, par
value $.01 per share, authorized immediately prior
to the effectiveness of the proposed amendment will
be reclassified into one-five hundredth of one fully
paid and non-assessable share of Common Stock, par
value $.01 per share, so that every 500 shares of
Common Stock authorized immediately prior to the
effectiveness of this amendment will be combined
together to form one full share of Common Stock, par
value $.01. At the effective time of the proposed
amendment, each share of Class B Common Stock, par
value $.01 per share, authorized immediately prior
to the effectiveness of this amendment will be
reclassified into one-five hundredth of one fully
paid and non-assessable share of Class B Common
Stock, par value $.01 per share, so that every 500
shares of Class B Common Stock authorized
immediately prior to the effectiveness of this
amendment will be combined together to form one full
share of Class B Common Stock, par value $.01. The
Westwood Group will make a cash payment of $4.00 per
share to record holders of fewer than 500 shares of
either Common Stock or Class B Common Stock
immediately prior to the effectiveness of this
amendment. Certificates for fractional shares of
Common Stock and Class B Common Stock will be issued
by reason of this amendment to holders of greater
than 500 shares of either Common Stock or Class B
Common Stock immediately prior to the effectiveness
of this amendment.  In addition to receiving the
cash payment of $4.00 per share, each record holder
being redeemed in connection with the proposed
reverse stock split will be entitled to receive an
additional cash payment if, within one calendar year
from the date of this meeting, the Massachusetts
state legislature enacts legislation that expands
legalized gaming in The Commonwealth of
Massachusetts and such legislation authorizes the
Westwood Group to install slot machines at its
Wonderland racetrack facility.  If such legislation
is enacted, the Board of Directors of the Westwood
Group, in consultation with an independent financial
advisor, will determine the valuation of the
Westwood Group in light of such legislation, and
based upon such valuation, will pay each redeemed
record holder any increase in value above the $4.00
per share cash payment received in connection with
the reverse stock split, which will be payable at
such time and in such manner as determined by the
Board of Directors.

2. To transact such other business pertaining or       FOR    AGAINST   ABSTAIN
related  to the foregoing as may properly come         [ ]      [ ]       [ ]
before the special meeting.




Please be sure to sign and date this Proxy.


Stockholder sign here:                    Co-owner sign here, if applicable:


---------------------------------         ---------------------------------

Date:
     ----------------------------

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

                                       2